Exhibit 2.1

ASSET SALE AGREEMENT

***

among

COASTAL EAGLE POINT OIL COMPANY as a Seller,

COASTAL PIPELINE COMPANY as a Seller,

EL PASO MERCHANT ENERGY – PETROLEUM COMPANY, as a Seller

AND

SUNOCO, INC. (R&M), as the Buyer

Dated: December 22, 2003

		Page
	ARTICLE 1
	DEFINITIONS AND INTERPRETATIONS

Section 1.1	Definitions	1

Section 1.2	Interpretations	1

	ARTICLE 2
	BASIC TRANSACTIONS

Section 2.1	Assets	1

Section 2.2	Excluded Assets	4

Section 2.3	Assumed Liabilities	6

Section 2.4	Excluded Liabilities	7

Section 2.5	No Assignment If Breach	8

Section 2.6	Purchase Price	9

Section 2.7	Prorations	13

Section 2.8	The Closing	13

Section 2.9	Deliveries at the Closing	14

	ARTICLE 3
	REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION

Section 3.1	Representations and Warranties Concerning the Sellers	16

Section 3.2	Representations and Warranties Concerning the Buyer	17

	ARTICLE 4
	REPRESENTATIONS AND WARRANTIES CONCERNING THE ASSETS

Section 4.1	Representations and Warranties Concerning the Assets	18

	ARTICLE 5
	PRE-CLOSING COVENANTS

Section 5.1	Satisfaction of Conditions Precedent	25

Section 5.2	Notices and Consents	25

Section 5.3	Operation of Business	25

Section 5.4	Access to Information	27

Section 5.5	Contact with Customers and Vendors	27

Section 5.6	Consents, Approvals and Authorizations Costs	27

Section 5.7	Regulatory Authorization	27

Section 5.8	Foreign Trade Zone	28

Section 5.9	Eminent Domain or Casualty	28

Section 5.10	Exclusivity	29

Section 5.11	Cancellation Notices	29

i

(continued)

(continued)

SCHEDULES

Schedule 1.1	Definitions and Interpretations
Schedule 2.1.1	Owned Real Property
Schedule 2.1.2	Leased Real Property
Schedule 2.1.3	Easements
Schedule 2.1.4	Coastal Pipeline
Schedule 2.1.7	Assigned Contracts
Schedule 2.1.8	Licenses & Permits
Schedule 2.1.11	Prepayments
Schedule 2.1.12	Air Pollution Control Credits
Schedule 2.1.13	Low Sulfur Gasoline Credits
Schedule 2.1.14	Miscellaneous Assets
Schedule 2.1.15(A)	Owned Intellectual Property
Schedule 2.1.15(B)	Licensed Intellectual Property
Schedule 2.2.1	Excluded Third Party Claims
Schedule 2.2.7	Excluded Contracts/Licenses
Schedule 2.2.14	Excluded Miscellaneous Assets
Schedule 2.2.15	Harbor Pipeline
Schedule 2.6.3.2	Inventory Valuation Procedures
Schedule 2.9.3	Form of Bargain and Sale Deed with a Covenant as to Grantor’s Acts
Schedule 3.1.2	Seller Required Governmental and Third Party Authorizations, Consents, or Approvals
Schedule 3.1.5	Production Volumes
Schedule 3.2.2	Buyer Required Governmental and Third Party Authorizations, Consents, or Approvals
Schedule 4.1.7.2(j)	Cogeneration Facility Agreements
Schedule 4.1.9	Compliance with Law
Schedule 4.1.10.4	Audits and Assessments
Schedule 4.1.11	Environmental Reports
Schedule 4.1.12	Litigation
Schedule 4.1.14.1	Seller Plan List
Schedule 4.1.17	Intellectual Property, Exceptions
Schedule 5.3.1	Operation of Business, Exceptions
Schedule 6.5.1	Current Employees
Schedule 6.5.2(A)	Designated Employees
Schedule 6.5.2(B)	Offers of Employment
Schedule 6.5.6	Unvested Accrued Benefits
Schedule 6.5.8	Welfare and Other Non-Pension Fringe Benefits
Schedule 6.6.2	Computer Matters
Schedule 6.12	Release and Replacement of Bonds, Guarantees, etc.
Schedule 7.1.7	Consents
Schedule 7.1.10	Essential Licenses
Schedule 7.2.6	Consents
Schedule 11.15(A)	Form of Seller Guarantor Guaranty Agreement
Schedule 11.15(B)	Form of Buyer Guarantor Guaranty Agreement

EXHIBITS

Exhibit A	Easement Agreement

Exhibit B	Cogeneration Facility Lease Term Sheet

Exhibit C	Seller Guarantor Officer Certificate

Exhibit D	Seller Guarantor Counsel Legal Opinion

Exhibit E	Certification of Non-Foreign Status

v

ASSET SALE AGREEMENT

THIS ASSET SALE AGREEMENT (the “Agreement”) is made and entered into as of this 22nd day of December, 2003 by and among COASTAL EAGLE POINT OIL COMPANY, a corporation organized and existing under the laws of Delaware (“CEPOC”), COASTAL PIPELINE COMPANY, a corporation organized and existing under the laws of Delaware (“CPC”), EL PASO MERCHANT ENERGY – PETROLEUM COMPANY, a corporation organized and existing under the laws of Delaware (“Employer”; each of CEPOC, CPC and Employer are referred to individually as a “Seller” and together as the “Sellers”) and SUNOCO, INC. (R&M), a corporation organized and existing under the laws of Pennsylvania (the “Buyer”). Each of the Sellers, on the one hand, and the Buyer, on the other, are referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, each Seller is a wholly-owned subsidiary of Seller Guarantor; and

WHEREAS, the Sellers own refining assets and other related assets located in West Deptford and Westville, New Jersey; and

WHEREAS, the Buyer desires to purchase (or to cause one or more of its Affiliates designated by it prior to the Closing pursuant to Section 11.4 to purchase) from the Sellers, and the Sellers desire to sell to the Buyer (or one or more of such designated Affiliates ) such assets upon the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals and the agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATIONS

Section 1.1 Definitions. Unless the context otherwise requires, the capitalized terms used in this Agreement shall have the meanings set forth in Section 1.1 of Schedule 1.1.

Section 1.2 Interpretations. Unless expressly provided to the contrary in this Agreement, this Agreement shall be interpreted in accordance with the provisions set forth in Section 1.2 of Schedule 1.1.

ARTICLE 2

BASIC TRANSACTIONS

Section 2.1 Assets. Subject to the terms and conditions contained in this Agreement, at the Closing the Buyer shall purchase, and the Sellers shall sell, convey, assign, transfer and deliver to the Buyer all of the Sellers’ and their Affiliates’ right, title and interest immediately prior to the Closing in and to the Facilities and the following described properties and assets, but excluding all Excluded Assets (the “Assets”):

2.1.1 Owned Real Property. All of the Sellers’ and their Affiliates’ right, title and interest in and to the real property owned in fee identified in Schedule 2.1.1, together with all buildings, fixtures and improvements located thereon (including all construction work-in-progress and development rights), and any rights, title and interest of the Sellers and their Affiliates in and to any land lying in the bed of any street, opened or proposed, abutting such tracts of land, and all right, title and interest of the Sellers and their Affiliates in and to any unpaid award for the taking by eminent domain of any part of the aforesaid real property or for damage to such real property by reason of a change of grade of any street, to the extent the award was granted in respect of a taking or for damage that occurred on or after the date hereof (the “Owned Real Property”).

2.1.2 Leased Real Property. All of the Sellers’ and their Affiliates’ right, title and interest, as lessee, sub-lessee or sub-lessor in and to the leasehold estates and the related lease or sublease agreements, including all subordination, non-disturbance and attornment agreements and/or estoppel certificates executed in connection therewith (the “Real Property Leases”) respecting land, buildings, fixtures and real property improvements (whether owned or leased), together with all construction work-in-progress in respect of same (the “Leased Real Property”) that are identified in Schedule 2.1.2.

2.1.3 Easements. All of the Sellers’ and their Affiliates’ right, title and interest in and to the easements appurtenant to its ownership of the Owned Real Property or its lease of the Leased Real Property identified in Schedule 2.1.3, including any rights-of-way, water rights, oil, gas, mineral and timber rights, privileges, licenses and other rights and benefits belonging to, running with the owner of, or in any way relating to the aforesaid real property and all trees, shrubbery and plants (the “Easements”).

2.1.4 Coastal Pipeline. All of the Sellers’ and their Affiliates’ right, title and interest in and to the agreements, deeds, leases, easements, easements in gross, franchises, licenses, permits and other documents (collectively, “Pipeline Rights”) Related to the Coastal Pipeline assets described on Schedule 2.1.4, including capacity leases and through-put agreements, and in each case, the real property described therein, together with all pipelines and pipeline related facilities or equipment located thereon (collectively, the “Coastal Pipeline”).

2.1.5 Inventory. All of the Sellers’ and their Affiliates’ right, title and interest in and to the Inventory.

2.1.6 Equipment and Non-Hydrocarbon Inventory. All of the Sellers’ and their Affiliates’ right, title and interest in, to and under the Equipment, including the M&S Inventory described on a computer-generated inventory listing maintained by the Sellers in the Ordinary Course of Business (the “M&S Inventory”) and the non-hydrocarbon inventories, including the chemicals and catalyst inventories and precious metals, in each case as located at the Facilities (the “Non-hydrocarbon Inventory”). A computer-generated inventory listing of the M&S Inventory maintained by the Sellers in the Ordinary Course of Business as of a date within 10 days of the date hereof (the “Current M&S Inventory List”) has been previously delivered by the Sellers to the Buyer and prior to or at the Closing the Sellers will deliver to the Buyer a computer-generated inventory listing of the M&S Inventory maintained by the Sellers in the Ordinary Course of Business as of a date within 10 days of the Closing Date (the “Closing M&S Inventory List”).

2.1.7 Assigned Contracts. Except as provided in Section 2.2.7 and subject to Section 2.5, all of the Sellers’ and their Affiliates’ right, title and interest in, to and under all Contracts and leases to the extent Relating to the Assets or the Business as more particularly described on Schedule 2.1.7 (including any Contracts added to such Schedule after the date hereof pursuant to Section 2.2.7), and those entered into after the date hereof by or on behalf of a Seller in accordance with this Agreement to the extent Related to the Assets or the Business and which shall be set forth in a schedule to be attached to the Assignment and Assumption Agreement to be delivered at the Closing (collectively, the “Assigned Contracts”).

2.1.8 Licenses. All of the Sellers’ and their Affiliates’ right, title and interest in and to all of the licenses and permits in favor of the applicable Seller or Affiliate thereof as of the Closing that Relate to or are necessary for the operation of the Assets or the Business as currently operated by the Sellers, including those identified on Schedule 2.1.8 and any License added to such Schedule after the date hereof pursuant to Section 2.2.7 (the “Licenses”).

2.1.9 Books & Records. All of the Sellers’ and their Affiliates’ right, title and interest in and to all of the records and files necessary for the operation of the Assets and the conduct of the Business, including, plans, drawings, instruction manuals, employment records Related to Continuing Employees and similar items which Relate to the Assets or the Business, including all personnel files and, with the consent and release of the affected employees (to the extent legally required), employment related medical records Related to the Continuing Employees, except to the extent prohibited by applicable Law (provided that copies, but not originals, of said personnel files and employment related medical records shall be included in the Books and Records), operating and technical data and records, whether computerized or hard copy, sales and sales promotional data, customer lists, credit information, costs and pricing information (other than information described in clause (a) of Section 5.4.1), supplier lists, reference catalogs, surveys, engineering statements, maintenance and production records, process diagrams, studies and property and foreign trade zone tax files, except for any of the foregoing that are protected under the attorney client privilege or are an attorney work product and not related either to the third party claims included in the Assets or any Assumed Liability (the “Books and Records”).

2.1.10 Warranties. All of the Sellers’ and their Affiliates’ right, title and interest, if any, in and to unexpired warranties and guarantees from Third Parties to the extent Relating to the Facilities, Equipment or other property constituting part of the Assets to the extent such warranties or guarantees are transferable to the Buyer, including warranties set forth in any equipment purchase agreement, construction agreement, lease agreement, consulting agreement or agreement for architectural or engineering services, it being understood that nothing in this paragraph shall be construed as a representation by the Sellers that any such warranty remains in effect or is enforceable.

2.1.11 Deposits and Prepayments. Subject to the adjustment and proration of items as of the Closing as contemplated by Sections 2.6.3.1 and 2.7, all of the Sellers’ and their Affiliates’ right, title and interest in and to advance payments, prepayments, prepaid expenses, deposits and other similar payments made by the Sellers or their Affiliates to the extent they are Related to the Assets or the Business and exist as of the Closing (collectively, “Prepayments”), including those Prepayments listed by category and approximate amount on Schedule 2.1.11 as of the close of the most recent fiscal quarter ended at least one month prior to the date of this Agreement. Prior to the Closing, the amount of the Prepayments set forth on Schedule 2.1.11 shall be updated by the Sellers as of two (2) Business Days prior to the scheduled Closing Date. The Prepayments shall not include any guaranties, letters of credit, bonds, security deposits, and other surety obligations required to be replaced by the Buyer pursuant to Section 6.12.

2.1.12 Air Pollution Control Credits. All of the Sellers’ and their Affiliates’ right, title and interest in and to any air pollution control credits Related to the Assets or the Business including those identified on Schedule 2.1.12.

2.1.13 Low Sulfur Gasoline Credits. All of the Sellers’ and their Affiliates’ right, title and interest in and to any sulfur credits established pursuant to 40 C.F.R. Part 80, Subpart H and Related to the Assets or the Business including those identified on Schedule 2.1.13.

2.1.14 Miscellaneous Assets. All of the Sellers’ and their Affiliates’ right, title and interest in and to (a) those miscellaneous assets identified by category on Schedule 2.1.14 and (b) any other assets used in and necessary for or otherwise Related to the operation of the Assets or the Business. If any assets are Related both to the Assets and the Business and another asset and business of the Sellers or any Affiliate of the Sellers, such multi-use assets shall be divided and allocated between the Buyer and the Sellers or the Sellers’ Affiliates in a fair and reasonable manner.

2.1.15 Intellectual Property. All of the Sellers’ and their Affiliates’ right, title and interest in, to and under all Owned Intellectual Property, which is described on Schedule 2.1.15(A), and Licensed Intellectual Property, including all licenses and maintenance agreements Relating thereto, which is described on Schedule 2.1.15(B), but not including any Related software maintenance agreements except to the extent provided in Schedule 2.1.15(B).

2.1.16 Trade Name. The name “Eagle Point Refinery.” It is expressly understood that the Sellers are not assigning or transferring to the Buyer in the transactions contemplated hereby any right to use the names “El Paso” or “Coastal,” or any related or similar trade names, trademarks, service marks, corporate names and logos or any part, derivative or combination thereof; provided, however, that the Sellers will grant (or cause to be granted) to the Buyer a non-assignable (except to Affiliates), royalty-free, non-exclusive license to use the names “El Paso” and “Coastal” and any related or similar trade names, trademarks, service marks, corporate names and logos on signs and displays affixed to the Assets on the Closing Date for a period of 60 days thereafter in order to allow the Buyer adequate time to change the signage to the name of the Buyer.

2.1.17 Third Party Claims. All of the Sellers’ and their Affiliates’ right, title and interest in and to any causes of action against Third Parties (including indemnification and contribution) to the extent Related to (a) the ownership of the Assets, or operation of the Business, after the Closing Date, (b) any damage to the Assets not repaired prior to the Closing Date, or (c) the Assumed Liabilities, or any portion thereof, if any, including any claims for refunds, prepayments, offsets, recoupment, condemnation awards, judgments and the like, whether received as payment or credit against future Liabilities, in each case to the extent Related to the matters covered by clauses (a), (b) or (c) above.

Section 2.2 Excluded Assets. The Assets shall not include the following specifically enumerated assets, rights and interests (the “Excluded Assets”):

2.2.1 Claims, demands, causes of action, choses in action, rights of recovery, rights of set-off, rights to refunds and similar rights in favor of any Seller or any Affiliate of any Seller of any kind to the extent Relating to (a) the Excluded Assets or the Excluded Liabilities or identified on Schedule 2.2.1 or (b) the ownership of the Assets, or operation of the Business, prior to the Closing Date (other than any damage to the Assets not repaired prior to the Closing Date, unless pursuant to Section 5.9 the Sellers have agreed to repair such damage at the Sellers’ cost or the Purchase Price is reduced on account of such damage). Any claims, demands, causes of action, choses in action, rights of recovery, rights of set-off, rights to refund and similar rights in favor of any Seller or any Affiliate of any Seller of any kind against any Seller or any Affiliate of any Seller.

2.2.2 Subject to the license referred to in Section 2.1.16, the rights of the Sellers and their Affiliates to the names “El Paso” or “Coastal,” or any related or similar trade names, trademarks, service marks, corporate names or logos, or any part, derivative or combination thereof. Notwithstanding anything contained herein to the contrary, this Agreement shall not affect any rights the Buyer (and/or its Affiliates) may have under any other written Contract to the name “Coastal” or any related or similar trade names, trademarks, service marks, corporate names or logos, or any part, derivative or combination thereof.

2.2.3 Any and all personnel and employment records of or related to the Retained Employees, whether or not maintained at the Facilities.

2.2.4 All cash on hand and cash equivalents, including bank accounts, money market funds and temporary cash investments.

2.2.5 All of the Sellers’ and any of their respective Affiliate’s right, title and interest in and to all accounts receivable and all notes, bonds, and other evidences of indebtedness of and rights to receive payments arising out of sales, services, rentals and other Business activities occurring in connection with and attributable to the ownership or operation of the Assets or the Business prior to the Closing and the security arrangements, if any, related thereto, including any rights with respect to any Third Party collection procedures or any other actions or proceedings in connection therewith.

2.2.6 Any and all of the Sellers’ and their respective Affiliate’s rights arising under any outstanding receivable or payable between any Seller, on the one hand, and any Affiliate of a Seller, on the other hand.

2.2.7 Those Contracts or Licenses Related to the Assets identified on Schedule 2.2.7; provided, however, that between the date hereof and the Closing Date, the Buyer and the Sellers, in each of their sole discretion, may agree that certain Contracts and/or Licenses be removed from Part I of Schedule 2.2.7 (and added to Schedule 2.1.7 or 2.1.8, as appropriate); provided further, that between (i) the date hereof and (ii) the later of the Closing Date and the date that is one (1) Business Day after the Sellers have complied with their obligation under the last sentence of this Section 2.2.7, the Buyer, in its sole discretion, may elect that certain Contracts be removed from Part II of Schedule 2.2.7 and be added to Schedule 2.1.7. The Sellers shall provide the Buyer with complete copies of each Contract set forth on Part II of Schedule 2.2.7 no later than the Closing Date.

2.2.8 Any and all accounting and Tax files, books, records, Tax returns and Tax work papers related to the Assets exclusive of property and foreign trade zone tax files described in Section 2.1.9.

2.2.9 Assets and properties of the Sellers or any of their respective Affiliates that are not used in the ownership or operation of the Assets or the Business (including the Cogeneration Facility, the Sellers’ Affiliates’ terminals in Bayonne and Bergen Point, New Jersey (including any Related pipelines, other than the Coastal Pipeline, and other facilities associated with such terminals), and any of the Sellers’ or their Affiliates’ interests in Eagle Point Cogeneration Partnership, L.P., Mesquite Investors, LLC, ANR Venture Eagle Point Company and/or ANRV Eagle Point, L.P.).

2.2.10 All assets Related to any pension, profit sharing, stock bonus, stock option, thrift or other retirement plan, medical, hospitalization, dental, life, disability, vacation or other insurance or benefit plan, employee stock ownership plan, deferred compensation, stock ownership, stock purchase, bonus, benefit or other incentive plan, severance plan or other similar plan relating to the Sellers, their respective Affiliates or their respective employees.

2.2.11 All rights, titles, claims and interests of a Seller or any Affiliate of a Seller (i) under any policy or agreement of insurance, (ii) under any bond, (iii) to or under any condemnation damages or awards in regard to any taking to which Section 5.9 applies, or (iv) to any insurance or bond proceeds.

2.2.12 All rights or claims by any Seller or any Affiliate of any Seller to (a) any Tax refund relating to the period prior to the Closing Date or (b) to any refund, claim for drawback or other claims relating to imports, exports, customs or the Subzone relating to the period prior to the Closing Date.

2.2.13 Any equity interest held by any Seller (or Affiliate thereof) in any Person.

2.2.14 Miscellaneous assets, if any, identified by category on Schedule 2.2.14.

2.2.15 All of the Sellers’ and their Affiliates’ right, title and interest in and to the Pipeline Rights Related to the Harbor Pipeline assets as described on Schedule 2.2.15, including capacity leases and through-put agreements, and in each case, the real property described therein, together with all pipeline and pipeline related facilities or equipment located thereon (collectively, the “Harbor Pipeline” and the Sellers’ and their Affiliates’ right, title and interest therein being referred to as the “Harbor Pipeline Interest”).

2.2.16 Any planes, vehicles, barges, boats, communication, computer, clerical or accounting Equipment presently located outside of the State of New Jersey that has historically been located outside of the State of New Jersey (or hereafter acquired and located outside of the State of New Jersey, except for Equipment acquired in replacement of Equipment presently located within the State of New Jersey) which is used or held for use by the Sellers or their Affiliates in connection with the ownership of the Assets and/or the conduct of the Business and in connection with the ownership of other assets and/or the conduct of other business of the Sellers or their Affiliates.

2.2.17 Any products produced at the Facilities that are in transit on the Closing Date, except to the extent they are included in Inventory.

The Sellers may remove at any time or from time to time, up to forty-five (45) days following the Closing, any and all of the Excluded Assets from the Facilities (at the Sellers’ expense, but without charge by the Buyer for storage), provided that the Sellers shall do so in a manner that does not unduly or unnecessarily disrupt the Buyer’s normal business activities. The Buyer shall have no obligation to maintain or preserve such Excluded Assets and the Sellers shall bear all risk of loss with respect to such Excluded Assets. The Sellers shall indemnify the Buyer and its Affiliates from and against all Adverse Consequences to the extent incurred as a result of the actions of the Sellers or their Representatives in removing such Excluded Assets, in each case other than to the extent resulting from any negligence or willful misconduct of the Buyer, any Affiliate of the Buyer or any Representative of the Buyer or any Affiliate of the Buyer.

Section 2.3 Assumed Liabilities. Subject to the terms and conditions set forth in this Agreement, the Buyer shall assume and pay, discharge and perform as and when due, the following Liabilities of the Sellers or their Affiliates (the “Assumed Liabilities”):

2.3.1 All Liabilities which accrue, are caused by, arise out of, are associated with, are in respect of, or are incurred, in each case, at any time after the Closing Date, in connection with the Assets, the Business, the ownership or operation of the Assets or the conduct of the Business, including all obligations of the Sellers which arise or accrue under the Real Property Leases, the Coastal Pipeline and the Assigned Contracts subsequent to the Closing Date and any other Liability of the Sellers or any Affiliate of the Sellers (including those related to letters of credit and performance bonds, except for the Excluded Liabilities of the Sellers referred to in Section 2.4.10) which is in the nature of a guaranty of the foregoing and which is disclosed on Schedule 6.12.

2.3.2 All Liabilities associated with the Assets or the Business for which the Buyer is liable pursuant to Article 10 hereof.

2.3.3 All Liabilities with respect to the Continuing Employees on and after the Closing Date for which the Buyer is responsible pursuant to Section 6.5.

2.3.4 All Liabilities of a Seller under open purchase orders or other accounts payable pertaining to any of the Assets that are not Excluded Assets and were entered into by a Seller in the Ordinary Course of Business with respect to operation of any of the Assets or the Business on or prior to the Closing but only to the extent that such Liabilities relate to the delivery of goods or services on or following the Closing.

2.3.5 All Assumed Environmental Liabilities.

2.3.6 All costs and Liabilities for which the Buyer is responsible under Section 6.17, including any Liabilities to the extent resulting or arising from or attributable to the matter set forth in Section D of Schedule 4.1.11.

Section 2.4 Excluded Liabilities. The Parties agree that Liabilities of the Sellers or their Affiliates associated with, in respect of or incurred in connection with the Assets, the Business, the ownership of the Assets or the operation of the Business not described in Section 2.3 as Assumed Liabilities are not part of the Assumed Liabilities, and the Buyer shall not assume or, except to the extent of the Buyer’s indemnity obligations under this Agreement, become obligated with respect to any other Liability of the Sellers or any Affiliate of the Sellers associated with, in respect of or incurred, at any time prior to the Closing Date, in connection with the Assets, the Business, the ownership of the Assets or the operation of the Business (collectively, “Excluded Liabilities”), including the Liabilities existing as of the Closing Date described in this Section, all of which shall remain the sole responsibility of, and be discharged and performed as and when due by, the Sellers or their Affiliates. In particular, the Buyer shall not assume and shall have no Liability with respect to any of the following Liabilities of the Sellers or their Affiliates as the same may exist at the Closing:

2.4.1 Liabilities in respect of, associated with or arising from the Excluded Assets (including the Cogeneration Facility) and the ownership, operation and conduct of any business by the Sellers or their Affiliates or their successors in interest Relating to the ownership, operation or use of the Excluded Assets, excepting and excluding all Liabilities of the lessor under the Ground Lease covering the Cogeneration Facility site to the extent assumed by the Buyer under Section 2.3.1 and/or the lessee and/or purchaser under the Cogeneration Facility Lease (such excepted and excluded Liabilities being referred to as the “Excepted Liabilities”).

2.4.2 Liabilities to Third Parties (including employees) for injury, death or damage to person or property of a Third Party occurring prior to the Closing Date to the extent arising out of the ownership or operation of the Assets or the conduct of the Business prior to the Closing Date; provided, however, that Excluded Liabilities under this Section 2.4.2 shall not in any event include (i) any Environmental Liabilities and (ii) any Liabilities resulting from negligence or willful misconduct of the Buyer, any of its Affiliates or any of their respective Representatives in connection with any inspection of the Assets prior to the Closing Date.

2.4.3 All Retained Environmental Liabilities.

2.4.4 All Liabilities associated with the Assets or the Business in respect of Taxes for which the Sellers and/or their Affiliates are responsible pursuant to Article 10 hereof and any Tax that may be imposed on the ownership, operation or use of the Assets or the Business on or prior to the Closing Date.

2.4.5 Liabilities in respect of, associated with or arising from the employment or termination of any Retained Employee or the employment or termination of any Continuing Employee before his or her Employment Date, including any obligation on the part of the Sellers or their Affiliates to comply with the WARN Act.

2.4.6 Liabilities arising out of or related to any legal duty or obligation, pursuant to any express or implied Contract, policy, plan, statute, ordinance, regulation, or common law, that the Sellers or their Affiliates or any of their agents may have had, have or will have, as the employer of any employee of the Business (including in connection with the consummation of the transactions contemplated by this Agreement) insofar as arising out of or related to the employment of or termination of any Retained Employees or the employment or termination of any Continuing Employee before his or her Employment Date, excluding (a) any Liability for injury, death or damage to person or property of an employee which is apportioned to the Buyer, or excluded from Excluded Liabilities, under Section 2.4.2 and (b) any Liabilities arising out of or related to the Buyer’s or its Affiliate’s obligations under Section 6.5. Without limiting the foregoing, the Sellers, their Affiliates and Seller Guarantor shall retain all responsibility and Liability with respect to the Seller Plans, and the Buyer shall have no responsibility or Liability with respect to the Seller Plans.

2.4.7 Any fines, penalties or costs imposed by a Governmental Authority against a Seller or an Affiliate of a Seller resulting from its violation of any statute, ordinance, rule or regulation promulgated by a Governmental Authority and attributable to actions or omissions prior to the Closing Date with respect to the Assets; excluding any Liability or responsibility under or related to Environmental Laws;

2.4.8 Any Liabilities or responsibilities Relating to (a) the property, equipment or machinery of a Seller or an Affiliate of a Seller constituting the Cogeneration Facility for which the Sellers or their Affiliates will retain an easement (the “Seller Easement Property”), (b) the disposal, discharge or Release of Hazardous Substances from the Seller Easement Property, whether such Liabilities or responsibilities arose from the ownership or operation of the Seller Easement Property prior to or after the Closing Date, (c) the transmission lines of a Seller or an Affiliate of a Seller delineated in such easements or (d) the operations on or usage of such easements by the Sellers or their Affiliates, including Liabilities or responsibilities arising as a result of or in connection with (1) any violation or alleged violation of Environmental Law or (2) loss of life, injury to persons or property or damage to natural resources; provided; however, that Excluded Liabilities under this Section 2.4.8 shall not in any event include (i) any Excepted Liabilities and (ii) any Liabilities or responsibilities to the extent caused by or resulting from the Buyer’s, any of its Affiliates’ or the Buyer’s or any its Affiliates’ respective Representatives’ actions, omissions, operations or equipment (provided, however, that if one of the Buyer’s or its Affiliates’ Representatives was previously a Representative of the Seller or a Third Party, Liabilities caused by such Representative shall not include Liabilities caused by such Representative prior to the date such Representative became a Representative of the Buyer or one of its Affiliates).

2.4.9 Liabilities which accrue prior to the Closing Date pursuant to the Real Property Leases, Assigned Contracts or Licenses.

2.4.10 All Liabilities of the Sellers with respect to any letter of credit obtained by the Sellers as security for the Sellers’ payment to a third party of the purchase price, shipping costs and other costs of delivery for crude oil; provided, however, the Buyer shall assume all Post-Closing In Transit Inventory Losses as provided in Section 6.16.

Section 2.5 No Assignment If Breach. Notwithstanding anything to the contrary set forth in this Agreement, this Agreement shall not constitute an agreement to assign any Asset, or assume any Assumed Liability, if the attempted assignment or assumption of the same, as a result of the absence of the consent or authorization of a Third Party or failure of a right of first refusal or first offer notice period to expire, would constitute a breach or Default under any agreement, Encumbrance or commitment, would violate any Law or would in any way adversely affect the rights, or increase the obligations, of the Buyer or the Sellers with respect thereto. If any such consent or authorization is not obtained, or if an attempted assignment or assumption would be ineffective or would adversely affect the rights or increase the obligations of the Sellers or the Buyer, with respect to any such agreement, Encumbrance or commitment, so that the Buyer would not, in fact, receive all such rights, or assume the obligations, of the Sellers with respect thereto as they exist prior to such attempted assignment or assumption, then the Sellers and the Buyer shall enter into such reasonable cooperative arrangements as may be reasonably acceptable to both the Buyer and the Sellers (including sublease, agency, management, indemnity or payment arrangements and enforcement at the cost and for the benefit of the Buyer of any and all rights of the Sellers against an involved Third Party) to provide for or impose upon the Buyer the benefits of such Asset or the obligations of such Assumed Liability, as the case may be. If the Parties cannot agree on any such arrangement, or any such arrangement would not be reasonably practicable, to provide the Buyer with materially all the benefits of such Asset or materially all the obligations of such Assumed Liability, as the case may be, then such Asset or Assumed Liability shall be excluded from the transactions contemplated under this Agreement and shall be deemed to be an Excluded Asset or an Excluded Liability, as the case may be, and the Parties hereto shall negotiate in good faith an equitable adjustment in the Purchase Price, or resolve any disagreement respecting such adjustment in accordance with the procedures of Section 11.13.

Section 2.6 Purchase Price.

2.6.1 Consideration. The purchase price shall be U.S. $111,000,000 (the “Purchase Price”) and shall be further subject to adjustment as provided in Section 2.6.3. At the Closing, the Buyer shall pay to the Sellers as provided below an amount equal to the sum of (i) the Purchase Price, exclusive of any adjustment for the value of the Inventory, plus (ii) the Closing Date Inventory Payment (the “Closing Payment”). The Buyer shall pay to the Sellers the Closing Payment in cash at the Closing by wire transfer of immediately available funds in U.S. dollars to a bank account specified in writing by the Sellers to the Buyer not later than the second Business Day prior to the Closing Date. The Buyer shall pay the Closing Payment to CEPOC and CPC in accordance with instructions delivered by the Sellers to the Buyer at least two (2) Business Days prior to the Closing Date.

2.6.2 Purchase Price Allocation. The Sellers and the Buyer shall, within ninety (90) days after the Closing Date, agree to allocate the Purchase Price and the Assumed Liabilities among the Assets. The Sellers and the Buyer agree (i) to report the federal, state and local income and other Tax consequences of the transactions contemplated herein, and in particular to report the information required by Section 1060(b) of the Code, and to jointly prepare Form 8594 (Asset Acquisition Statement under Section 1060) in a manner consistent with such allocation and (ii) not to take any position inconsistent therewith upon examination of any Tax return, in any refund claim, in any litigation, investigation or otherwise, unless required by applicable Laws or with the consent of the other Parties. The Sellers and the Buyer agree that each will furnish the other a copy of Form 8594 (Asset Acquisition Statement under Section 1060) proposed to be filed with the Internal Revenue Service by such Party or any Affiliate thereof within 10 days prior to the filing of such form with the Internal Revenue Service.

2.6.3 Purchase Price Adjustments. At the Closing, the Purchase Price shall be adjusted, without duplicating, by adding or subtracting, as applicable, an amount equal to the aggregate net adjustment as set forth in Sections 2.6.3.1 through 2.6.3.4. Following the Closing, the Purchase Price shall be adjusted, without duplicating, by adding or subtracting, as applicable, an amount equal to the aggregate net adjustment as set forth in Section 2.6.3.5.

2.6.3.1 The Purchase Price shall be adjusted for the following matters:

(a) The Purchase Price shall be adjusted to account for the items prorated as of the Closing pursuant to Section 2.7.

(b) The Parties shall share the cost of funding the unvested retirement cash balances of the Continuing Employees by reducing the Purchase Price by one-half of the aggregate amount of unvested accrued benefits set forth on Schedule 6.5.6, which the Parties agree will be one-half of said cost of funding, and the Sellers shall not be obligated to amend or modify any benefit plans in connection therewith or related to this issue. The adjustment to the Purchase Price contemplated by this Section 2.6.3.1(b) shall be subject to further adjustment in accordance with Section 2.6.3.5.

2.6.3.2 The Purchase Price shall be adjusted to include (i) the value of the Non-Transit Inventory established in accordance with the procedures set forth on Schedule 2.6.3.2 and in this Section 2.6.3 (the “Non-Transit Inventory Value”) and (ii) the value of the In Transit Inventory established in accordance with Part II of Schedule 2.6.3.2 (and, to the extent applicable, the procedures of Part I of Schedule 2.6.3.2) and in this Section 2.6.3 (the “In Transit Inventory Value”) (with the Non-Transit Inventory Value and the In Transit Inventory Value being collectively referred to as the “Inventory Value”).

2.6.3.3 The Purchase Price shall be increased by the amount expended by the Sellers between the date hereof and the Closing Date for capital additions to or replacements of property, plant and Equipment included in the Assets and other expenditures or repairs on property, plant and Equipment included in the Assets that are capitalized by the Sellers in accordance with its normal accounting policies, provided, that the Buyer has specifically requested or approved such expenditures in writing, provided further, that the Purchase Price shall not be increased in respect of any capital expenditures that the Sellers are required to make pursuant to the first sentence of Section 5.3.2.

2.6.3.4

(a) At least five (5) days prior to the Closing Date, the Sellers shall prepare and deliver to the Buyer an estimated closing statement (the “Estimated Closing Statement”) that shall set forth the Sellers’ best estimate of all adjustments to the Purchase Price required by Sections 2.6.3.1 and 2.6.3.3 (the “Estimated Adjustment”), together with reasonably detailed information supporting the calculated Estimated Adjustment. Within two (2) days after the delivery of the Estimated Closing Statement by the Sellers to the Buyer, the Buyer may object in good faith to the Estimated Adjustment by giving the Sellers written notice of such objection, together with reasonably detailed information in writing supporting such objection. The Sellers agree to cooperate with the Buyer and give the Buyer and its Representatives the information used to prepare the Estimated Adjustment. If the Buyer objects to the Estimated Adjustment, the Parties shall attempt to resolve their differences by negotiation. If the Parties are unable to do so prior to the Closing Date (or if the Buyer does not object to the entire Estimated Adjustment), the Purchase Price shall be adjusted (the “Closing Adjustment”) as of the Closing by an amount equal to the Estimated Adjustment not in dispute. The disputed portion shall be resolved in accordance with the provisions of Section 2.6.3.5 and paid as part of any Adjustment Balance to the extent required by Section 2.6.3.5.

(b) At least five (5) days prior to the Closing Date, the Sellers shall prepare and deliver to the Buyer a statement (the “Estimated Non-Transit Inventory Statement”) setting forth the estimated Non-Transit Inventory Value established in accordance with Schedule 2.6.3.2 as applicable (the “Estimated Non-Transit Inventory Value”), together with reasonably detailed information supporting the calculated Estimated Non-Transit Inventory Value. Within two (2) days after the delivery of the Estimated Non-Transit Inventory Statement by the Sellers to the Buyer, the Buyer may object in good faith to the Estimated Non-Transit Inventory Value by giving the Sellers written notice of such objection, together with reasonably detailed information in writing supporting such objection. The Sellers agree to cooperate with the Buyer and give the Buyer and its Representatives the information used to prepare the Estimated Non-Transit Inventory Value. If the Buyer objects to the Estimated Non-Transit Inventory Value, the Parties shall attempt to resolve their differences by negotiation. As soon as practicable on the Closing Date following the initial measurements of the Non-Transit Inventory made by the Petroleum Inspection Company as of the Inventory Transfer Time pursuant to the procedures on Schedule 2.6.3.2, the Sellers will deliver to the Buyer a statement setting forth a revised estimated Non-Transit Inventory Value as of the Inventory Transfer Time (such estimated value being referred to as the “Closing Date Non-Transit Inventory Value”), taking into account the foregoing measurements as of the Inventory Transfer Time by the Petroleum Inspection Company and any objections by the Buyer which the parties have theretofore resolved by mutual agreement. The “Closing Date Inventory Payment” shall be an amount equal to the sum of 90% of the Closing Date Non-Transit Inventory Value.

(1) The parties shall attempt to resolve their unresolved differences, if any, regarding the Non-Transit Inventory Value promptly after the Closing Date. On the tenth Business Day following the Closing Date, the Buyer shall pay to the Sellers the amount, if any, by which the portion of the Non-Transit Inventory Value not then in dispute exceeds 90% of the Closing Date Non-Transit Inventory Value, together with interest on such excess amount as provided below. On the tenth Business Day following the Closing Date, the Sellers shall pay to the Buyer the amount, if any, by which 90% of the Closing Date Non-Transit Inventory Value exceeds the total Non-Transit Inventory Value then claimed by the Sellers, together with interest on such excess amount as provided below. If any portion of the Non-Transit Inventory Value remains in dispute on the tenth Business Day following the Closing Date, such disputed portion of the Non-Transit Inventory Value shall be resolved in accordance with the provisions of Section 2.6.3.5 and paid as part of any Adjustment Balance to the extent required by Section 2.6.3.5.

(2) Following the measurement (in accordance with applicable protocols and procedures contemplated by Part I of Schedule 2.6.3.2) of any cargo of In Transit Inventory delivered to the Facilities, the Buyer shall pay to the Sellers on the thirtieth (30th) day following the date of the bill of lading for such cargo (or if later, the first business Day following the completion of measurement by the Petroleum Inspection Company (contemplated by Part I of Schedule 2.6.3.2) of such cargo of In Transit Inventory) that amount of the In Transit Inventory Value of such cargo not then in dispute (or if greater, an amount equal to 90% of the In Transit Inventory Value taking into account the measurements of the Petroleum Inspection Company of such offloaded cargo). Any disputed portion of the In Transit Inventory Value of such cargo shall be resolved in accordance with the provisions of Section 2.6.3.5 and paid as part of any Adjustment Balance to the extent required by Section 2.6.3.5. If a cargo of In Transit Inventory is delivered to the Facilities too late for a dispute with respect to the In Transit Inventory Value of such cargo to be resolved within the time periods provided in Section 2.6.3.5, then such dispute shall be resolved separately from the procedure provided in Section 2.6.3.5, but on terms which correspond to the provisions of Section 2.6.3.5 with appropriate modifications to the time periods provided in Section 2.6.3.5(a).

(3) The net adjustments to the Purchase Price reflected in the combined effect of the Closing Date Inventory Payment and the payments made pursuant to subparagraphs (1) or (2) of this Section 2.6.3.4(b) shall be referred to as the “Inventory Adjustment.” The amounts paid by the Buyer or by the Sellers pursuant to subparagraphs (1) or (2) of this Section 2.6.3.4(b) shall be paid by wire transfer of immediately available funds to such account or accounts of the Sellers (as may be designated by the Sellers) or of the Buyer (as may be designated by the Buyer), as the case may be. The amounts paid by the Buyer or by the Sellers pursuant to subparagraph (1) of this Section 2.6.3.4(b) shall bear interest from and including the Closing Date to, but excluding, the date of payment at a rate per annum equal to the Prime Rate. Such interest shall be payable at the same time as the payments to which it relates and shall be calculated on the basis of a year of 365 days and the actual number of days for which due.

2.6.3.5 The following adjustments shall be made following Closing:

(a) As soon as practicable, but in any event no later than forty five (45) days following the Closing Date, the Buyer shall cause to be prepared and delivered to the Sellers a statement (the “Post-Closing Statement”) setting forth the aggregate value of all adjustments to the Purchase Price required by Section 2.6 not previously effected by the Closing Adjustment or the Inventory Adjustment (the “Closing Value,” with adjustments reducing the Purchase Price being a negative number and adjustments increasing the Purchase Price being a positive number). Such adjustments shall include adjusting for the final Inventory value determined in accordance with the procedures set forth on Schedule 2.6.3.2 and this Section 2.6.3. Upon receipt of the Post-Closing Statement, the Sellers and the Sellers’ independent accountants shall be permitted during the succeeding thirty (30) day period to examine the Post-Closing Statement and the work papers used or generated in connection with the preparation of such documents and such other documents as the Sellers may reasonably request in connection with its review. If, within thirty (30) days following delivery of the Post-Closing Statement, the Sellers shall not have given the Buyer notice of the Sellers’ objection to any of the computations in the Post-Closing Statement (which notice shall contain a reasonably detailed statement of the basis of such objection), then the Post-Closing Statement will be final and binding upon the Parties, absent manifest error. If the Sellers give notice to the Buyer of the Sellers’ objection, and the Sellers and the Buyer are unable to resolve the issues in dispute within thirty (30) days after delivery of such notice of objection, each of the Sellers’ and the Buyer’s positions with respect to the Post-Closing Statement and the computation of the Closing Value will be submitted to KPMG, independent certified public accountants, or such other firm of independent certified public accountants mutually selected by the Parties (the “Accountants”) for resolution. If the computation of the Closing Value is submitted to the Accountants for resolution, (x) each Party will furnish to the Accountants such work papers and other documents and information relating to the disputed issues as the Accountants may request and are available to that Party (or its independent public accountants), and will be afforded the opportunity to present to the Accountants any material relating to such issues and to discuss the same with the Accountants; (y) the Accountants’ determination and/or computation of the Closing Value shall be binding and conclusive on the Parties and will be deemed to be the final Closing Value for the Post-Closing Statement; and (z) the fees of the Accountants for such determination will be borne equally by the Parties (50% by the Buyer and 50% by the Sellers).

(b) If the Closing Value as finally determined pursuant to Section 2.6.3.5(a) (the “Adjustment Balance”) is less than zero, then the Sellers shall pay to the Buyer an amount equal to such deficit by wire transfer of immediately available funds to such account or accounts of the Buyer, as may be designated by the Buyer. If the Adjustment Balance is greater than zero, the Buyer shall pay to the Sellers an amount equal to the surplus by wire transfer of immediately available funds to such account or accounts of the Sellers, as may be designated by the Sellers. Such amounts shall be paid by the applicable Party to the other Party within two (2) Business Days of the final determination of the Closing Value pursuant to Section 2.6.3.5(a), which amount of the payment shall bear interest from and including the Closing Date to, but excluding, the date of payment at a rate per annum equal to the Prime Rate. Such interest shall be payable at the same time as the payments to which it relates and shall be calculated on the basis of a year of 365 days and the actual number of days for which due.

(c) The Buyer agrees that, following the Closing, it shall not take any actions with respect to the accounting books, records, policies and procedures of the Business that would obstruct or prevent the preparation of the Post-Closing Statement as provided in this subsection. The Sellers shall cooperate in the preparation of the Post-Closing Statement, including providing customary certifications to the Buyer, or, if requested, to the Buyer’s independent accountants or the accounting firm selected by mutual agreement of the Parties pursuant to this Section. The Buyer and the Sellers shall each bear its own expenses incurred in connection with the preparation and review of the Post-Closing Statement.

Section 2.7 Prorations.

2.7.1 The Buyer and the Sellers agree that all of the items normally prorated, including those listed below (but not including income Taxes), Relating to the Business or operation of the Assets shall be prorated as of the Closing, with the Sellers liable to the extent such items relate to any time period on or prior to the Closing Date, and the Buyer liable to the extent such items relate to periods after the Closing Date (measured in the same units used to compute the item in question, otherwise measured by calendar days):

2.7.1.1 personal property, real estate and occupancy Taxes, assessments and other charges, including those of the type that could give rise to a Permitted Encumbrance or are payable in installments of which any installment is due and payable, if any, on or with respect to the Business or operation of the Assets;

2.7.1.2 rent, Taxes and all other items (including prepaid services or goods not included in Inventory) payable by or to the Sellers under any Assigned Contracts;

2.7.1.3 any permit, license, registration, compliance assurance fees or other similar fees with respect to any Licenses;

2.7.1.4 sewer rents and charges for water, telephone, electricity and other utilities;

2.7.1.5 fees or charges imposed by any Governmental Authority; and

2.7.1.6 the Prepayments.

2.7.2 The proration of Taxes referred to in Section 2.7.1.1 will be made in accordance with Article 10.

2.7.3 In connection with the prorations referred to in Sections 2.7.1.2 through 2.7.1.6 above, if the actual figures are not available at the Closing Date, the proration shall be based upon the actual amounts accrued through the Closing Date or paid for the most recent year (or other appropriate period) for which amounts paid are available, with a further adjustment to be made after the Closing within 45 days of the date that such amounts are finalized. The prorations shall be based on the number of days in a year or other appropriate period (a) before the Closing Date and (b) including and after the Closing Date. The Sellers and the Buyer agree to furnish each other with such documents and other records as may be reasonably requested in order to confirm all adjustment and proration calculations made pursuant to Section 2.7.1.

Section 2.8 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of the Buyer located at 1801 Market Street, Philadelphia, Pennsylvania, 19103, commencing at 10:00 a.m. local time on the second Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated by this Agreement (other than conditions with respect to actions each Party will take at the Closing), or such other date as the Buyer and the Sellers may mutually determine (the “Closing Date”). Title to, ownership of, control over and risk of loss of the Assets shall pass to the Buyer effective as of 12:01 a.m. on the Closing Date unless expressly provided otherwise herein.

Section 2.9 Deliveries at the Closing. At the Closing,

2.9.1 the Sellers shall deliver to the Buyer the certificate referred to in Section 7.1.4;

2.9.2 the Buyer shall deliver to the Sellers the certificate referred to in Section 7.2.4;

2.9.3 the appropriate Sellers shall execute and deliver to the Buyer one or more Bargain and Sale Deed(s) with a Covenant as to Grantor’s Acts substantially in the form of Schedule 2.9.3, pursuant to which the Sellers convey their right, title and interest in and to the Owned Real Properties to the Buyer or an assignee or designee of the Buyer to the extent permitted by Section 11.4, free and clear of all Encumbrances other than Permitted Encumbrances;

2.9.4 the Sellers and the Buyer shall execute and deliver to the other a Bill of Sale, Assignment, and Assumption Agreement in a form to be mutually agreed upon by the Parties, pursuant to which the Sellers convey their right, title and interest in and to the Assets other than the Owned Real Properties, free and clear of all Encumbrances other than Permitted Encumbrances, and the Buyer assumes the Assumed Liabilities;

2.9.5 the Buyer shall deliver to the Sellers (i) a New Jersey Resale Certificate with respect to the Inventory in form reasonably satisfactory to the Sellers and the Buyer, (ii) a State of New Jersey Direct Payment Exemption Certificate covering any sales, excise or use Tax with respect to the matters covered by this Agreement and (iii) any other certificates or instruments necessary for the sale and transfer of the Assets or Inventory without any sales, excise or use Taxes all to be in form reasonably satisfactory to the Sellers and the Buyer, the Parties shall consult with each other to insure that such instruments are in the form necessary for each Party to retain and maintain the applicable tax exemption;

2.9.6 each Seller shall deliver to the Buyer the certificate required by Section 10.8;

2.9.7 the Sellers shall deliver to the Buyer an ALTA Owner’s Policy of Title Insurance, 1992 Form B, covering the Owned Real Property, with endorsement amending arbitration provision and endorsement deleting the creditors’ rights exception (“Owner’s Policy of Title Insurance”), in the amount of $111,000,000 subject only to the Permitted Encumbrances issued by Commonwealth Land Title Insurance Company (the “Title Company”) and containing such affirmative insurance and endorsements as the Buyer and the Sellers agree to include in the Owner’s Policy of Title Insurance, which agreement shall not be unreasonably withheld, conditioned or delayed, the costs of such Owner’s Policy of Title Insurance (including the costs of any affirmative insurance and endorsements and the costs of a survey) will be borne equally by the Parties (50% by the Buyer and 50% by the Sellers);

2.9.8 the Sellers shall deliver:

2.9.8.1 to the Buyer, such resolutions and certificates as the Buyer or the Title Company shall require to evidence the due authorization of the execution and performance of this Agreement and the documents to be delivered pursuant hereto; and the Sellers’ respective Certificates of Incorporation and by-laws, as amended, certified by the secretary of the applicable Seller; and

2.9.8.2 to the Title Company, all affidavits, indemnities and other agreements customarily required by the Title Company to delete the following standard title insurance exceptions, (i) rights or claims of parties in possession of the land not shown by the public record, (ii) easements or claims of easements not shown by the public record, (iii) any liens on title, arising now or later, for labor and material, not shown by the public record and (iv) subject to the Sellers not being required to make any representations, warranties or certifications or other statements that are greater than the representations and warranties of the Sellers to the Buyer in this Agreement, any other standard title exception typically removed by the Title Company without additional charge by the production by a seller of property of an affidavit of title;

2.9.9 the Buyer shall deliver to the Sellers such resolutions and certificates as the Sellers shall require to evidence the due authorization of the execution and performance of this Agreement and the documents to be delivered pursuant hereto; and the Buyer’s Certificate of Incorporation and by-laws, as amended, certified by the secretary of the Buyer;

2.9.10 the Sellers shall deliver to the Buyer certificates of good standing, issued by the Secretary of State of the State of Delaware;

2.9.11 the Buyer shall deliver to the Sellers a certificate of good standing, issued by the Secretary of State of the Commonwealth of Pennsylvania;

2.9.12 the Sellers shall deliver to the Buyer all approvals and actions of, filings with and notices to any Governmental Authority necessary to permit the Sellers to perform their obligations under this Agreement and all required Third Party consents or novations (or, in lieu thereof, waivers), but only to the extent the Sellers have obtained (i) such approvals or actions of such Governmental Authorities or (ii) such consents, novations or waivers of such Third Parties;

2.9.13 the Easement Agreement in the form of Exhibit A attached hereto shall be executed by, and delivered to, the respective parties thereto;

2.9.14 a lease consistent with the terms set forth in the Cogeneration Facility Lease Term Sheet attached hereto as Exhibit B (the “Cogeneration Facility Lease”), together with an Amended and Restated Thermal Energy and Shared Services Contract, which shall be in the form of the existing Amended and Restated Thermal Energy and Shared Services Contract dated January 31, 2002, a copy of which has been provided to the Buyer (the “Existing SSA”), but with appropriate revisions to the Existing SSA relating to the removal of any obligation to purchase and accept a minimum quantity of steam from the Cogeneration Facility, shall be executed by, and delivered to, the respective parties thereto;

2.9.15 the Ancillary Agreements in the form to be mutually agreed upon by the Parties shall be executed;

2.9.16 the Sellers shall deliver to the Buyer the Cancellation Notices;

2.9.17 supply contracts in the forms to be mutually agreed upon by the Parties (which shall not include any requirement for prepayment by the Sellers or the posting of letters of credit by the Sellers with respect to the Sellers’ performance under such supply contracts, but may include provisions that provide for payment by the Sellers at the time of and as a condition to delivery by the Buyer (or one of its Affiliates) of product) relating to any customer contracts that remain Excluded Assets and are set forth on Schedule 2.2.7 (“Supply Contracts”) shall be executed between the Buyer (or one of its Affiliates) as supplier and a Seller (or one of its Affiliates) as purchaser (the “Post-Closing Product Purchaser”); provided, that (A) the pricing terms of such Supply Contracts shall be the pricing terms set forth in Part II of Schedule 2.6.3.2 and (B) any such Supply Contract that relates to sales across the tank truck rack shall include provisions for a minimum weekly purchase requirement of 10,000 barrels of applicable product and a maximum weekly right to purchase 50,000 barrels of applicable product for any week in which the Post-Closing Product Purchaser party thereto, at its option, elects to purchase product thereunder;

2.9.18 the Sellers and the Buyer shall deliver such other instruments of conveyance and/or assumption in respect of specified Assets or Assumed Liabilities as the other may reasonably request; provided the terms and provisions of such other instruments do not increase the warranties, representations or obligations of the Parties or their respective Affiliates beyond those provided under this Agreement or reduce the rights or interests of the Parties or their respective Affiliates under this Agreement (all such instruments of conveyance and/or assumption, together with the deliveries contemplated by Sections 2.9.3 and 2.9.4, the “Instruments of Conveyance”);

2.9.19 the Sellers shall deliver to the Buyer the documentation necessary to grant the Buyer a perpetual, royalty-free, non-exclusive license to use the Bartholic MSCC process technology;

2.9.20 the Sellers shall deliver to the Buyer a certificate dated the Closing Date and signed by the Chief Financial Officer or Treasurer of Seller Guarantor in the form of Exhibit C attached hereto;

2.9.21 the Sellers shall deliver to the Buyer the legal opinion of the Associate General Counsel of Seller Guarantor covering the substantive opinion points set forth in Exhibit D attached hereto; and

2.9.22 the Sellers and the Buyer shall deliver any other documents, instruments or agreements contemplated hereby and/or necessary or appropriate to consummate the transactions contemplated hereby.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES CONCERNING

THE TRANSACTION

Section 3.1 Representations and Warranties Concerning the Sellers. Except as set forth in a correspondingly numbered schedule delivered to the Buyer, the Sellers represent and warrant, jointly and severally, to the Buyer as of the date of this Agreement as follows:

3.1.1 Organization of the Seller. Each of the Sellers is a corporation duly organized and validly existing, under the Laws of the jurisdiction of its formation. Each of the Sellers is duly authorized to conduct business and is in good standing under the Laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a Material Adverse Effect. Each of the Sellers has the requisite corporate power and authority necessary to carry on the Business and to own and use the Assets owned or operated by it.

3.1.2 Authorization of Transaction. Each of the Sellers has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of each of the Sellers enforceable in accordance with its terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect that affect creditors’ rights generally and by legal and equitable limitations on the availability of specific remedies. Each of the Sellers need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority or any Third Party in order to consummate the transactions contemplated by this Agreement except for the prior approval of the Federal Trade Commission (“FTC”) and any other applicable Governmental Authorities and Third Parties listed in Schedule 3.1.2.

3.1.3 Noncontravention. Except for the prior approval of the FTC and any other applicable Governmental Authorities and Third Parties listed in Schedule 3.1.2, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated under this Agreement, will violate any Law to which the Sellers are subject or to which any Asset is subject, any Licenses of the Sellers or any provision of the Organizational Documents of the Sellers or result in a breach of, constitute a Default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or trigger any rights to payment or other compensation under any agreement, Contract, lease, license, instrument, or other arrangement to which a Seller is a party or by which any of them is bound that is included in the Assets or that could prevent or materially delay the consummation of the transactions contemplated by this Agreement.

3.1.4 Brokers’ Fees. No Seller has any Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer or any Affiliate of the Buyer will be obligated.

3.1.5 Crude Consumption Volumes. Schedule 3.1.5 (i) sets forth the historic crude volumes consumed by the Facilities for the years ended 2000, 2001 and 2002 and the three-month period ended March 31, 2003 (the “Crude Consumption Volumes”), (ii) is consistent with the Books and Records and (iii) is accurate in all material respects. No assets other than the Assets were used to consume the Crude Consumption Volumes, and the Crude Consumption Volumes were consumed in the Sellers’ Ordinary Course of Business.

3.1.6 Ownership of the Sellers. Each of the Sellers is a wholly-owned subsidiary of Seller Guarantor.

Section 3.2 Representations and Warranties Concerning the Buyer. Except as set forth in a correspondingly numbered schedule delivered to the Sellers, the Buyer represents and warrants to the Sellers as of the date of this Agreement as follows:

3.2.1 Organization of the Buyer. The Buyer is a corporation duly organized and validly existing, under the Laws of the jurisdiction of its formation. The Buyer is duly authorized to conduct business and is in good standing under the Laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a Material Adverse Effect. The Buyer has the requisite corporate power and authority necessary to carry on the business in which it is engaged and to own and use the properties owned and used by it.

3.2.2 Authorization of Transaction. The Buyer has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect that affect creditors’ rights generally and by legal and equitable limitations on the availability of specific remedies. The Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority or any Third Party in order to consummate the transactions contemplated by this Agreement, except for the prior approval of the FTC and any other applicable Governmental Authorities and Third Parties listed in Schedule 3.2.2.

3.2.3 Noncontravention. Except for the prior approval of the FTC and any other applicable Governmental Authorities and Third Parties listed in Schedule 3.2.2, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated under this Agreement, will violate any Law to which the Buyer is subject, any License of the Buyer or any provision of the Organizational Documents of the Buyer or conflict with, result in a breach of, constitute a Default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or trigger any rights to payment or other compensation, or require any notice, approval or consent under any agreement, Contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound that could prevent or materially delay the consummation of the transactions contemplated under this Agreement.

3.2.4 Brokers’ Fees. The Buyer does not have any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any Seller or any Affiliate of any Seller will be obligated.

3.2.5 Financing. The Buyer has sufficient immediately available funds to enable it to make payment of the Purchase Price and adjustments thereto pursuant to Section 2.6 at the Closing without encumbrance or delay and without causing the Buyer to become insolvent or to declare insolvency.

3.2.6 Qualified for Licenses. To the Buyer’s Knowledge, the Buyer is qualified to obtain any Licenses necessary for the ownership and operation by the Buyer of the Assets and the Business as of the Closing in the same manner as the Assets and the Business are presently owned or operated by the Seller.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

CONCERNING THE ASSETS

Section 4.1 Representations and Warranties Concerning the Assets. Except as set forth in a correspondingly numbered schedule delivered to the Buyer, the Sellers represent and warrant, jointly and severally, to the Buyer as of the date of this Agreement as follows:

4.1.1 Ownership of the Assets. Except for Permitted Encumbrances, the Sellers have good and marketable (and, in the case of real property, indefeasible) title to all of the Assets (excluding the Leased Real Property or other leasehold interests which are leased to a Seller pursuant to Assigned Contracts) and such title to the Assets will be transferred at the Closing to the Buyer free and clear of all Encumbrances except for Permitted Encumbrances, and with respect to the Owned Real Property, insurable at standard rates by the Title Company without special exceptions or conditions, other than the Permitted Encumbrances. Subject to the operation of Section 2.5 and the Buyer’s receipt of the benefits of the grantee under the Easement Agreement and the lessee and/or purchaser under the Cogeneration Facility Lease contemplated by Sections 2.9.13 and 2.9.14, the Assets constitute all of the assets (other than (i) assets relating to the Harbor Pipeline and (ii) the Licenses set forth on Schedule 2.2.7) necessary to conduct the Business substantially as conducted on the date hereof and during the preceding 12 months. Except for the Excluded Assets and assets relating to the Harbor Pipeline, and subject to the operation of Section 2.5, there are no assets or properties used in the operation of the Business that are owned by any Person other than the Sellers that will not be licensed or leased to the Buyer under valid, current license arrangements or leases.

4.1.2 Real Property.

4.1.2.1 Subject to Permitted Encumbrances, the Owned Real Property and the Leased Real Property constitute all the fee and leasehold interests in real property located in Gloucester and any adjacent surrounding counties (other than real property interests relating to the Coastal Pipeline or the Harbor Pipeline) used in connection with, necessary for the conduct of, or otherwise material to, the Business. Except for Permitted Encumbrances, (i) no Third Party is in possession of any of the Owned Real Property or any portion thereof and (ii) there are no leases, subleases, licenses, concessions or other Contracts granting to any Third Party the right of use or occupancy of any portion of the Owned Real Property.

4.1.2.2. The Sellers have not received any written notice for assessments for public improvements against any of the Owned Real Property which remains unpaid and no such assessment has been proposed.

4.1.2.3 The Sellers have not received any written notice regarding any pending condemnation, expropriation, eminent domain or similar proceeding affecting all or any portion of any of the Owned Real Property and to the Knowledge of the Sellers, no such proceeding, action or litigation is threatened.

4.1.2.4 To the extent in the possession or control of the Sellers or their Affiliates or in a storage facility or other location Known to the Sellers, the Sellers have made available to the Buyer or given the Buyer access to true, correct and complete copies of all (i) title reports, title abstracts, title insurance policies and commitments therefor, (ii) surveys, (iii) leases or other rights of occupancy affecting the Owned Real Property, including all amendments, modifications and extensions, and together with all subordination, non-disturbance and/or attornment agreements or any brokerage commission agreements related thereto, estoppel certificates and any other documents related thereto and (iv) licenses, certificates of occupancy, plans, specifications and permits, pertaining to the Owned Real Property.

4.1.2.5 There are no outstanding options, rights of first offer or rights of first refusal or other similar contracts or rights to purchase the Owned Real Property, or any portion thereof or interest therein, recorded or unrecorded. Subject to Permitted Encumbrances, the Sellers have not transferred any air, mineral or development rights relating to the Owned Real Property.

4.1.2.6 Each item of Equipment that constitutes part of the Owned Real Property (“Fixture Equipment”) is usable in the Ordinary Course of Business and conforms in all material respects with any applicable Laws relating to construction, use and operation, subject in each case to any loss encountered after the date hereof that is addressed by Section 5.9. No Person other than the Sellers owns any Fixture Equipment located on the Owned Real Property or the Leased Real Property. The Fixture Equipment does not include any Excluded Assets. The Sellers make no representations or warranties in this Section with respect to Environmental Laws.

4.1.3 Certain Personal Property. All fixed assets constituting material items of personal property included in the Assets are, and any such material items of personal property acquired after the date hereof in accordance with Section 5.3 will be, usable in the Ordinary Course of Business, and conform and will conform, in all material respects, with any applicable Laws relating to its construction, use and operation, subject in each case to any loss encountered after the date hereof that is addressed by Section 5.9. To the Sellers’ Knowledge, the Current M&S Inventory List is (as of the date of its preparation) and the Closing M&S Inventory List will be (as of the date of its preparation) an accurate listing (in all material respects) of the M&S Inventory utilized by the Sellers (or any of their Affiliates) in connection with the conduct of the Business in the Ordinary Course of Business. Except for

those items subject to the Assigned Contracts, no Person other than the Sellers owns any vehicles, equipment or other tangible personal property located on the Owned Real Property or the Leased Real Property that are used by the Sellers or their Affiliates in the Business. The Sellers make no representations or warranties in this Section with respect to Environmental Laws.

4.1.4 [Reserved.]

4.1.5 [Reserved.]

4.1.6 [Reserved.]

4.1.7 Contracts and Commitments.

4.1.7.1 All of the Assigned Contracts are valid and binding agreements of the Sellers and are in full force and effect, except where the failure to be valid, binding and in full force and effect would not materially detract from the value of the Assets as currently used, materially interfere with the current operation or use of the Assets or the Business or cause a material Liability (a “Significant Adverse Effect”). Except as set forth in Schedule 4.1.12, the Sellers have performed all obligations required to be performed by them to date under the Assigned Contracts, and are not in Default under any obligation of any such Assigned Contracts, except where such failure to perform or Default would not have a Significant Adverse Effect. To the Sellers’ Knowledge, no other party to any such Assigned Contract is in Default thereunder and no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any event of Default thereunder that would have a Significant Adverse Effect.

4.1.7.2 Schedule 2.1.7 and Schedule 4.1.7.2(j) include, among other Assigned Contracts, all Assigned Contracts of the following types:

(a) Contracts with any Sellers or any of their Affiliates relating to the provision of goods or services to or in connection with the Assets or the Business that will survive the Closing;

(b) any Contract that is reasonably expected either (1) to commit the Sellers to aggregate expenditures of more than $100,000 in any calendar year or (2) to give rise to anticipated receipts to the Sellers of more than $100,000 in any calendar year;

(c) any royalty agreement that is reasonably expected to commit the Sellers to aggregate royalties of more than $100,000 in any calendar year;

(d) any management service, consulting or other similar type Contract that is reasonably expected to commit the Sellers to aggregate fees or other compensation of more than $100,000 in any calendar year;

(e) any Contract for the purchase or sale of Inventory, except any such Contract which (1) by its terms expires within 31 days of the Closing Date or can be terminated by the Buyer upon not more than 31 days notice without penalty or (2) involves aggregate expenditures or receipts not in excess of $100,000.

(f) any Real Property Lease and any lease of Owned Real Property by Sellers;

(g) Contracts that obligate Sellers to operate any real or personal property for any Third Party;

(h) Any franchise, distributorship, sales agency or other similar arrangements;

(i) Any notes, debentures, bonds, conditional sale contracts, equipment trust contracts, letter of credit agreements, reimbursement contracts, loan contracts or other contracts for the borrowing or lending of money, Contracts or arrangements for a line of credit or for a guarantee of, or other undertaking in connection with, the borrowing or lending of money by any other Person; and

(j) Contracts between the owner of the Cogeneration Facility and any of the Sellers.

4.1.7.3 The Sellers have delivered or made available to the Buyer or given the Buyer access to complete and correct copies of all written Assigned Contracts, together with all amendments, supplements or modifications thereto, and accurate descriptions of all material terms of all oral Assigned Contracts of the type described in subsections (a) through (j) of Section 4.1.7.2.

4.1.8 Licenses. Except where the failure to do so would not have a Significant Adverse Effect, as of the date of this Agreement, the Sellers possess all Licenses necessary for its operation of the Assets and the Business at the location and in the manner presently operated, all of which, to the extent material to the operation of the Business, are set forth in Schedule 2.1.8 along with their respective expiration dates. A true and correct copy of each such License set forth in Schedule 2.1.8 has previously been delivered to or made available for inspection by the Buyer or the Buyer has been given access thereto.

4.1.9 Compliance with Law. Except as set forth on Schedule 4.1.9 or where the failure to be in compliance would not have a Significant Adverse Effect, the Sellers are and have been in compliance with all, and to the Knowledge of the Sellers is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of any, applicable Laws and Licenses related to the ownership and operation of the Assets or the Business. The Sellers make no representations or warranties in this Section 4.1.9 with respect to Taxes, Environmental Laws or applicable Laws respecting employment, employment practices, wage payment, health or safety, for which the sole representations and warranties of the Sellers are set forth in Sections 4.1.10, 4.1.11, 4.1.13 and 4.1.14.

4.1.10 Tax Matters.

4.1.10.1 All Tax Returns required to be filed by or with respect to the Assets or the Business have been or will be timely filed with the appropriate Taxing Authorities in all jurisdictions in which such Tax Returns are required to be filed;

4.1.10.2 Such Tax Returns are or will be true and correct in all material respects, and all Taxes, regardless of whether reported on such Tax Returns, have been or will be timely paid;

4.1.10.3 The Sellers have not with respect to the Assets or the Business, extended or waived the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax;

4.1.10.4 Except as set forth on Schedule 4.1.10.4, there are no audits, claims, assessments, levies, administrative proceedings, or lawsuits pending, or to the Knowledge of the Sellers, threatened against the Sellers with respect to the ownership and operation of the Assets or the Business by any Taxing Authority; and

4.1.10.5 There are no liens for Taxes (other than for current Taxes not yet due or payable) upon the Assets.

4.1.11 Environmental Matters. To the Sellers’ Knowledge, the Sellers have made available to the Buyer, given the Buyer access to, or made reference in Schedule 4.1.11 to all audits, reports, correspondence, data, analyses and other documentary information relating to Hazardous Substances present at, on, in, under or from the Assets or relating to the Sellers’ current compliance with Environmental Laws (collectively, “Environmental Reports”), and to the Sellers’ Knowledge, there are no material matters relating to Hazardous Substances present, at, on, in, under, or from the Assets or relating to the Sellers’ current compliance with Environmental Laws, except as disclosed in the Environmental Reports.

4.1.12 Litigation. Except as set forth on Schedule 4.1.12, there are no actions, suits, claims or proceedings pending with service of process made on a Seller (or its Affiliates) or, to the Sellers’ Knowledge, threatened or pending without service of process made on a Seller (or its Affiliates), against a Seller (or its Affiliates) Relating to the Assets or the Business at law or in equity, or before or by any Governmental Authority. There is no condemnation proceeding pending with service of process made on a Seller (or its Affiliates) or, to the Sellers’ Knowledge, threatened or pending without service of process made on a Seller (or its Affiliates), against any of the Owned Real Property or Leased Real Property.

4.1.13 Employee Matters. Except for such noncompliance as would not have a Material Adverse Effect on the Sellers or their Affiliates, the Assets or the Business, the Sellers and their Affiliates are in compliance with all applicable federal, state and local Laws pertaining to employment and employment practices, terms and conditions of employment, wages and hours, payment of unemployment benefits and taxes and workers compensation, including Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act, as amended, the Fair Labor Standards Act, as amended, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Worker Adjustment and Retraining Notification Act, the Employee Retirement Security Act, the National Labor Relations Act and the Code. There has not been, during the three (3) years prior to the date of this Agreement, any strike, work stoppage or slow-down with respect to the employees or contractors of the Sellers or their Affiliates Related to the Business. As of the date of this Agreement, neither the Sellers nor their Affiliates are a party to, nor are they currently negotiating, any collective bargaining or other agreement with any union or other association of employees Relating to the Business, and should any such action occur between the date of this Agreement and the Closing, the Sellers or their Affiliates will notify the Buyer of such action as soon as practicable. During the three (3) years prior to the date of this Agreement, no labor union or employee organization has been certified or recognized as the collective bargaining representative of the Sellers’ or their Affiliates’ employees employed in the operation of the Business. As of the date of this Agreement, to the Sellers’ or their Affiliates’ Knowledge, there are no union organizational campaigns or representation proceedings underway or threatened with respect to the Sellers’ or their Affiliates’ employees employed in the operation of the Business, and should any such events occur or be threatened between the date of this Agreement and the Closing, the Sellers or their Affiliates will notify the Buyer of such events as soon as practicable. Except as set forth in Schedule 4.1.12, none of the current or past employees of the Sellers or their Affiliates engaged in the Business have a pending or, to the Sellers’ or their Affiliates’ Knowledge, threatened claim against the Sellers or their Affiliates. Except as set forth in Schedule 4.1.12, neither the Sellers nor their Affiliates have pending against them any unfair labor practice charges, other administrative charges, claims, grievances, proceedings or lawsuits before any court, governmental agency, regulatory body or arbiter arising under any federal, state or local Law governing employment. There are no express or implied, written or oral Contracts of employment with any of the employees of the Sellers or their Affiliates who are engaged in the operations of the Business.

4.1.14 Compensation and Employee Benefits.

4.1.14.1 Schedule 4.1.14.1 sets forth a list, as of the date hereof, of each material plan, program, or arrangement relating to compensation or employee benefits for employees of any of the Sellers or their Affiliates currently providing services related to or in connection with the Business (the “Seller Plans”). There are no Liabilities with respect to any Seller Plans, including any such Liabilities pursuant to Title IV of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (including any “withdrawal liability” with respect to any multiemployer plan as defined in Section 3(37) of ERISA) that would be imposed on the Sellers, any of their Affiliates, any member of the Business, or the Buyer or any of its Affiliates.

4.1.14.2 None of the Seller Plans listed on Schedule 4.1.14.1 is a “multiemployer plan” as defined in Section 3(37) of ERISA. Each Seller Plan listed on Schedule 4.1.14.1 which is intended to be qualified under Section 401(a) of the Code is and at all times has been so qualified and neither the Sellers nor Seller Guarantor have Knowledge of any fact which would have a material adverse effect on the qualified status of any such plan. The Internal Revenue Service has issued a favorable determination letter with respect to each Seller Plan intended to be qualified under Section 401(a) of the Code, and has not revoked, or to the Sellers’ or Seller Guarantor’s Knowledge threatened to revoke, that determination letter, or the Sellers or Seller Guarantor have submitted such plan to the Internal Revenue Service for a determination and the Sellers and Seller Guarantor expect such a letter to be issued.

4.1.14.3 As of September 30, 2003, the aggregate unvested accrued benefit under the cash balance formula of the El Paso Corporation Pension Plan was $789,589.81.

4.1.15 [Reserved.]

4.1.16 [Reserved.]

4.1.17 Intellectual Property. To the Knowledge of the Sellers, (i) the Owned Intellectual Property described on Schedule 2.1.15(A) and the Licensed Intellectual Property described on Schedule 2.1.15(B) constitute all of the material Intellectual Property used by the Sellers with respect to the ownership and operation of the Assets or the conduct of the Business, (ii) Schedule 2.1.15(A) identifies the name of the Person who owns such Owned Intellectual Property, and (iii) Schedule 2.1.15(B) sets forth, other than for licenses for software having an initial license fee or an annual license fee (excluding maintenance fees, upgrade/enhancement fees and the like) of less than $25,000.00 per license, identifying information regarding the agreement pursuant to which any Seller uses any such Licensed Intellectual Property. Except as disclosed on Schedule 4.1.17, the Sellers do not have Knowledge of any claim that the Owned Intellectual Property or Licensed Intellectual Property or the ownership and operation of the Assets or the conduct of the Business infringe any Intellectual Property Rights of any other Person.

4.1.18 Absence of Certain Changes. Except as contemplated by this Agreement, the Business has been conducted in the Ordinary Course of Business since March 31, 2003, and during that time, to the Knowledge of the Sellers, there has not been any change, event, occurrence, development or state of circumstances or facts that has had or could reasonably be expected to have a Material Adverse Effect on the Sellers, the Business or the Assets.

4.1.19 Coastal Pipeline. Except for Permitted Encumbrances, the Pipeline Rights Related to the Coastal Pipeline are free from Encumbrances and are assignable or will be assignable to the Buyer by the Closing and, except where the failure to be so assignable would not have a Significant Adverse Effect, are adequate and sufficient for the operation of the Coastal Pipeline and the conduct of the Business.

4.1.20 [Reserved.]

4.1.21 Limitations of Representations and Warranties. NOTWITHSTANDING ANYTHING CONTAINED TO THE CONTRARY IN ANY OTHER PROVISION OF THIS AGREEMENT OR ANY DOCUMENT DELIVERED BY THE SELLERS IN CONNECTION WITH THIS AGREEMENT, IT IS THE EXPLICIT INTENT AND UNDERSTANDING OF EACH PARTY HERETO THAT NO SELLER IS MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, BEYOND THOSE REPRESENTATIONS OR WARRANTIES EXPRESSLY MADE BY IT IN THIS AGREEMENT, THE SPECIAL WARRANTY DEED(S) DELIVERED PURSUANT TO SECTION 2.9.3, OR THE CERTIFICATES DELIVERED PURSUANT TO SECTION 2.9.1, 2.9.6 OR 2.9.8.1, AND IT IS UNDERSTOOD THAT, EXCEPT TO THE EXTENT COVERED BY SUCH A REPRESENTATION OR WARRANTY EXPRESSLY MADE HEREIN OR THEREIN AND WITHOUT LIMITING SUCH EXPRESS REPRESENTATIONS AND WARRANTIES, BUYER TAKES THE ASSETS AND ANY RIGHTS IN THE OWNED INTELLECTUAL PROPERTY AND LICENSED INTELLECTUAL PROPERTY “AS IS” AND “WHERE IS” AND “WITH ALL FAULTS.” WITHOUT LIMITING THE GENERALITY OF THE IMMEDIATELY PRECEDING SENTENCE OR ANY REPRESENTATIONS OR WARRANTIES EXPRESSLY MADE BY THE SELLERS IN THIS AGREEMENT, THE SPECIAL WARRANTY DEED(S) DELIVERED PURSUANT TO SECTION 2.9.3, OR THE CERTIFICATES DELIVERED PURSUANT TO SECTION 2.9.1, 2.9.6 OR 2.9.8.1, THE SELLERS HEREBY (I) EXPRESSLY DISCLAIM AND NEGATE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE, RELATING TO (A) THE CONDITION, USEFULNESS OR ADEQUACY OF THE ASSETS OR THE OWNED INTELLECTUAL PROPERTY AND LICENSED INTELLECTUAL PROPERTY (INCLUDING, WITHOUT LIMITATION, ANY IMPLIED OR EXPRESS WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS), (B) ANY INFRINGEMENT BY ANY SELLER OR ANY OF ITS AFFILIATES OF ANY INTELLECTUAL PROPERTY OR PROPRIETARY RIGHT OF ANY THIRD PARTY OR (C) THE ACCURACY, SPECIFICATIONS, QUALITY, FITNESS, MERCHANTABILITY, REPRODUCIBILITY OR CORRECTNESS OF DATA, PRODUCTS OR RESULTS OF ANY INTELLECTUAL PROPERTY; AND (II) NEGATES ANY RIGHTS OF THE BUYER UNDER STATUTES TO CLAIM DIMINUTION OF CONSIDERATION AND ANY CLAIMS BY THE BUYER FOR DAMAGES BECAUSE OF LATENT VICES OR DEFECTS, WHETHER KNOWN OR UNKNOWN, IT BEING THE INTENTION OF THE SELLERS AND THE BUYER THAT, SUBJECT TO THE TERMS OF THIS AGREEMENT, THE ASSETS ARE TO BE ACCEPTED BY THE BUYER IN THEIR PRESENT CONDITION AND STATE OF REPAIR.

4.1.22 WITHOUT LIMITING ANY REPRESENTATIONS OR WARRANTIES EXPRESSLY MADE BY THE SELLERS IN THIS AGREEMENT OR THE CERTIFICATE DELIVERED PURSUANT TO SECTION 2.9.1, THE SELLERS MAKE NO WARRANTY OR REPRESENTATION, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO ANY ENVIRONMENTAL CONDITIONS, ENVIRONMENTAL LIABILITIES OR OTHER ENVIRONMENTAL MATTERS, INCLUDING WITH RESPECT TO THE PRESENCE OR

ABSENCE OF ANY HAZARDOUS MATERIALS AT, IN, ON OR UNDER, OR DISPOSED OF OR DISCHARGED OR RELEASED FROM, THE ASSETS. FURTHERMORE, WITHOUT LIMITING ANY REPRESENTATIONS OR WARRANTIES EXPRESSLY GIVEN BY THE SELLERS IN THIS AGREEMENT OR THE CERTIFICATE DELIVERED PURSUANT TO SECTION 2.9.1, THE SELLERS MAKE NO WARRANTY OR REPRESENTATION, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO THE ACCURACY OR COMPLETENESS OF THE INFORMATION, RECORDS, DATA AND INTERPRETATIONS NOW, HERETOFORE OR HEREAFTER MADE AVAILABLE TO THE BUYER IN CONNECTION WITH THIS AGREEMENT; INCLUDING, WITHOUT LIMITATION, ANY DESCRIPTION OF THE ASSETS, PRICING ASSUMPTIONS, POTENTIAL FOR PROFITS, PROJECTED COSTS AND, ANY ACQUIRED OR LICENSED DATA, ANY ENVIRONMENTAL INFORMATION, OR ANY OTHER MATERIAL FURNISHED TO THE BUYER BY THE SELLERS, ANY AFFILIATE OF A SELLER OR ANY DIRECTOR, OFFICER, SHAREHOLDER, EMPLOYEE, COUNSEL, AGENT OR ADVISOR OF THE SELLERS OR ANY AFFILIATE OF THE SELLERS.

ARTICLE 5

PRE-CLOSING COVENANTS

Section 5.1 Satisfaction of Conditions Precedent. From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement, each Party will use commercially reasonable efforts to take all action (or refrain from taking any action within its control) and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement including the satisfaction of the conditions precedent set forth in Article 7; provided, however, that the foregoing shall not require or cause any Party to waive any right it may have under other provisions of this Agreement.

Section 5.2 Notices and Consents. From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement, the Sellers will give any notices to Third Parties, and will use commercially reasonable efforts to obtain, the Third Party consents listed on Schedule 3.1.2. Each of the Parties will give any notices to, make any filings with, and use all commercially reasonable efforts to obtain any authorizations, consents, and approvals of Governmental Authorities (including those contemplated by Section 5.7). The Buyer agrees to comply with any reasonable conditions imposed upon the Buyer or its Affiliates by the FTC as part of the HSR Act approval process. For these purposes, any condition imposed by the FTC that would constitute a material adverse effect on the current business plans that the Buyer has for the Eagle Point Refinery or the Buyer’s or its Affiliates’ existing business operations would not be considered “reasonable.” The aforementioned shall not be deemed a waiver of any rights, claims or remedies available to the Sellers accruing as a result of the Buyer’s failure to close this transaction for any other reason.

Section 5.3 Operation of Business.

5.3.1 From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement, the Sellers will operate the Assets and the Business in the Ordinary Course of Business and in compliance with all Laws and will not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business without the prior written consent of the Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), except as expressly contemplated by this Agreement or Schedule 5.3.1. Without limiting the generality of the foregoing, the Sellers will not, without the prior written consent of the Buyer (which consent shall not be unreasonably withheld, delayed or conditioned) or except as expressly contemplated by this Agreement or as set forth in Schedule 5.3.1, with respect to the Assets:

5.3.1.1 sell, lease or otherwise dispose of, or grant any right or Encumbrance except Permitted Encumbrances with respect to any Asset, other than sales of goods or services in the Ordinary Course of Business or enter into a Contract outside the Ordinary Course of Business with respect to any matter set forth in this Section 5.3.1;

5.3.1.2 except in the Ordinary Course of Business, amend in any material respect any Assigned Contract;

5.3.1.3 enter into any settlement of any pending or threatened litigation, to the extent such settlement will interfere with or impose additional cost in connection with the Buyer’s ownership or operation of the Assets from and after the Closing;

5.3.1.4 consent to the entry of any decree or order by any Governmental Authority, to the extent such decree or order will interfere with or impose additional costs in connection with the Buyer’s ownership or operation of the Assets from and after the Closing;

5.3.1.5 enter into, amend, make any waivers under, or otherwise modify any real or personal property tax agreement, treaty or settlement or make any new, or change any current, election with respect to such Taxes; provided, however, that the Sellers shall have the right to control all pending property Tax litigation with respect to the Assets and shall have the right to take any of the actions contemplated by this Section 5.3.1.5 with respect to such Assets in their sole discretion. However, for New Jersey real property Tax purposes, under no circumstances shall the Sellers agree to an assessed value for the Assets in excess of the Purchase Price for the 2003 taxable year without the Buyer’s consent, which will not be unreasonably withheld or delayed;

5.3.1.6 [Reserved.]

5.3.1.7 [Reserved.]

5.3.1.8 [Reserved.]

5.3.1.9 enter into any commitment, lease or contract for goods or services that will be delivered or provided more than 31 days after the Closing Date, unless such commitment, lease or contract (a) is intended to replace an Assigned Contract that is expiring and the relevant terms and conditions of such new agreement are on terms and conditions not less favorable to the Sellers than the original Assigned Contract or (b) is terminable by the Sellers (and after the Closing by the Buyer) upon not more than 31 days notice without further Liability thereunder;

5.3.1.10 grant any material increase in compensation to any employee, hire any new employees other than to fill vacancies in existing positions, or transfer any existing employees, in all cases except in the Ordinary Course of Business;

5.3.1.11 fail to maintain at the Facilities, Equipment, including M&S Inventory, and Non-hydrocarbon Inventory in the Ordinary Course of Business; or

5.3.1.12 commit in any manner to any of the transactions contemplated by the foregoing Sections 5.3.1.1 through 5.3.1.11.

5.3.2 From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement, the Sellers will make capital expenditures in and in respect of the Business to the extent necessary to maintain the integrity of the Facilities. The Sellers may notify the Buyer of any capital expenditures that the Sellers are considering making after the date hereof and which the Sellers are not obligated to make pursuant to the first sentence of this Section 5.3.2, and request that such capital expenditure, if made, be included as an adjustment to the Purchase Price pursuant to Section 2.6.3.3. The Buyer will respond to the Sellers’ request in a reasonable period of time.

Section 5.4 Access to Information.

5.4.1 Subject to Section 6.5.2, the Sellers will permit the Buyer and its Representatives to have reasonable access at all reasonable times, and in a manner so as not to interfere with the Sellers’ normal business operations, to all premises, properties, personnel, books, records (including Tax records), employment records (including personnel files), Contracts, and documents of or pertaining to the Assets or the Business. Notwithstanding the preceding sentence to the contrary, nothing in this Agreement shall be construed to permit the Buyer or its Representatives to have access to any files, records, Contracts or documents of the Sellers or any of their Affiliates relating to (a) the Sellers’ or their Affiliate’s inter-company or intra-company feedstock and product pricing information, internal transfer prices, hedging activity records and hydrocarbon inventory valuation procedures and records or (b) this Agreement, or (c) particular terms of any Contracts to the extent that disclosure of such terms, in the reasonable judgment of the Sellers, could risk violating any antitrust or similar Law. Any information obtained by the Buyer or its Representatives under this Section 5.4.1 shall be subject to the confidentiality and use restrictions contained in the Confidentiality Agreement.

5.4.2 All “due diligence” activities of the Buyer shall be conducted in accordance with applicable Laws and the Buyer shall indemnify the Sellers and their Affiliates from and against all damages, losses and Liabilities to the extent incurred as a result of the acts or omissions of the Buyer or its Representatives that constitute negligence. During the period prior to the Closing, the Buyer and its Representatives shall be permitted to conduct a Phase I environmental audit of the Assets, but shall not be allowed to conduct a Phase II environmental assessment or any other sampling or testing of soil and/or ground or surface water at, or under, any real property associated with the Assets.

Section 5.5 Contact with Customers and Vendors. Other than in connection with obtaining consent under the HSR Act necessary to consummate the transactions contemplated under this Agreement, the Buyer and its Affiliates shall not, prior to the Closing Date, contact any customer, vendor, supplier or employee of, or any other Person having business dealings with, the Sellers with respect to the Business or with respect to any aspect of the transactions contemplated under this Agreement, without the prior written consent of the Sellers, which consent shall not be unreasonably withheld or delayed.

Section 5.6 Consents, Approvals and Authorizations Costs. With the exception of the first $50,000 of the aggregate costs associated with obtaining the consents, approvals or authorizations necessary to effect the transfer of the Assets to the Buyer as contemplated herein, for which the Buyer shall be responsible, the Sellers on the one hand and the Buyer on the other shall each be responsible for 50% of the payment of any such costs.

Section 5.7 Regulatory Authorization. The Sellers and the Buyer have each prepared and filed with the FTC and the United States Department of Justice (“DOJ”) the notification and report form required for the transactions contemplated hereby in connection therewith pursuant to the HSR Act and each agrees to file as promptly as practicable any supplemental information requested by the DOJ or FTC. Such notification and report form was, and supplemental information will be, in substantial compliance with the requirements of the HSR Act. The Buyer shall be responsible for the HSR filing fee. Each of the Parties shall assist the other in making all filings under this Section 5.7 and shall provide all information and documentation requested by the DOJ or the FTC.

Section 5.8 Foreign Trade Zone. The Facility is operating in Foreign Trade Subzone 142C (the “Subzone”) under a valid grant of authority from the Foreign Trade Zones Board and has been activated with the U.S. Customs Service. Prior to Closing, the Parties will take any steps necessary to transfer CEPOC’s grant of authority for the Subzone to the Buyer to be effective as of the Closing Date, including the following:

(a) the Parties shall jointly notify the Foreign Trade Zones Board of the Parties’ intent to transfer the grant of authority to the Buyer;

(b) the Parties shall jointly request a change in operator of the Subzone with the Grantee of the Subzone, the Philadelphia Regional Port Authority, to be effective as of the Closing Date; and

(c) prior to or upon receipt of the Buyer’s approval of the change in operator of the Subzone, the Buyer will submit a new operator package to the Grantee, including a foreign trade zones bond and operator manual, that will be substituted for CEPOC’s existing operator package (including bond and manual).

Section 5.9 Eminent Domain or Casualty.

5.9.1 Until the Closing, all risk of loss or damage to the property included in the Assets shall be borne by the Sellers. The Sellers shall provide the Buyer such information possessed by the Sellers as the Buyer shall reasonably request in connection with the repair, replacement or damage to any Asset.

5.9.2 If, before the Closing all or any portion of the Assets is taken by eminent domain or is the subject of a pending or, to the Knowledge of the Sellers, contemplated taking which has not been consummated, the Sellers shall notify the Buyer promptly in writing of such fact after receiving such Knowledge or being served in such proceeding. The Buyer and the Sellers shall negotiate in good faith to settle the loss resulting from such taking (including by making a fair and equitable (a) adjustment to the Purchase Price or (b) restoration or replacement of such Assets) and, upon such settlement, consummate the transactions contemplated by this Agreement pursuant to the terms of this Agreement. If no such settlement is reached within thirty (30) days after the Sellers have notified the Buyer of such taking and the amount upon which the Parties are disputing is more than $2,500,000, then within fifteen (15) days after the expiration of said 30-day period the Buyer may terminate this Agreement pursuant to Section 9.1.10. If no such settlement is reached within thirty (30) days after the Sellers notified the Buyer of such taking and the amount upon which the Parties are disputing is $2,500,000 or less or the Buyer fails to elect to terminate this Agreement within the 15-day period provided in the preceding sentence, the dispute shall be settled in accordance with Section 11.13. To the extent the Purchase Price is reduced or the Sellers incur any expenses in connection with such taking, the Sellers shall be entitled to all damages or awards in connection with such taking of the Assets. The Sellers shall be entitled to all damages or awards in connection with any taking of any Excluded Assets.

5.9.3 If, before the Closing all or any portion of the Assets are damaged or destroyed by fire or other casualty or any other event, the Sellers shall notify the Buyer promptly in writing of such fact after receiving Knowledge thereof. If, within fifteen (15) days after the Sellers have notified the Buyer of such casualty or event, the Sellers have not notified the Buyer of their intention to cure such damage or destruction, the Buyer and the Sellers shall negotiate in good faith to settle the loss resulting from such casualty or event (including by making a fair and equitable adjustment to the Purchase Price) and, upon such settlement, consummate the transactions contemplated by this Agreement pursuant to the terms of this Agreement. If no such settlement is reached within thirty (30) days after the Sellers have notified the Buyer of such casualty or event and the amount upon which the Parties are disputing is more than $2,500,000, then within fifteen (15) days after the expiration of said 30-day period the Buyer may terminate this Agreement pursuant to Section 9.1.10. If no such settlement is reached within thirty (30) days after the Sellers notified the Buyer of such casualty or event and the amount upon which the Parties are disputing is $2,500,000 or less or the Buyer fails to elect to terminate this Agreement within the 15-day period provided in the preceding sentence, the dispute shall be settled in accordance with Section 11.13.

Section 5.10 Exclusivity. Until the first to occur of (A) the termination of this Agreement, (B) the Sellers notification of the Buyer of their election to terminate the effectiveness of this Section 5.10, provided that such election may only be made (i) following the HSR Termination Date and (ii) if the condition to Closing set forth in Sections 7.1.6 and 7.2.5 has not been satisfied on or before the HSR Termination Date, or (C) the occurrence of a material violation or breach by the Buyer of any covenant, representation or warranty contained in this Agreement, the Sellers will not take or permit any of their Affiliates or any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on its behalf for such purpose to take, directly or indirectly, any action to initiate, assist, solicit, negotiate, encourage or accept any offer from any Person (a) to reach any agreement (whether or not such agreement is absolute, revocable, contingent or conditional) for, or otherwise attempt to consummate, the sale of interests in the Assets or the Facilities to any Person other than the Buyer or its Affiliates, or (b) to furnish or cause to be furnished any information with respect to the Assets or the Facilities to any Person for the purpose of soliciting offers for the acquisition of any Assets or the Facilities.

Section 5.11 Cancellation Notices. Prior to the Closing Date, the Sellers shall deliver to those customers that are a party to the customer contracts for which Supply Contracts will be executed at the Closing by the Buyer and the applicable Seller, a notice of cancellation (collectively, the “Cancellation Notices”) that provides for the cancellation of such customer contract at the earliest possible date, if any, following the Closing Date that such cancellation can be legally accomplished without any Seller or any Affiliate of any Seller incurring any Liability.

Section 5.12 Financial Statements. The Sellers shall prepare annual financial statements for the assets acquired and the liabilities assumed hereunder by the Buyer, in accordance with generally accepted accounting principles and Regulation S-X of the SEC for the year ended December 31, 2002 and any additional years as required to comply with Rule 3-05 of Regulation S-X. The Buyer shall provide reasonable assistance to the Sellers in preparation of such financial statements. If an audit of such financial statements is requested by the Buyer within two (2) days after the execution of this Agreement or within two (2) days of becoming aware of a requirement to file such financial statements, the Sellers shall within five (5) days after receiving notice from the Buyer engage PricewaterhouseCoopers, or another nationally recognized public accounting firm reasonably satisfactory to the Buyer, to conduct an audit and provide an audit opinion in accordance with generally accepted auditing standards in the United States of such financial statements (the “Audit Report”). The Sellers shall provide the Buyer with the Audit Report(s) upon its completion but not later than 60 days after the Closing Date and the Buyer, upon receipt of the Audit Report(s), will promptly reimburse the Sellers an amount equal to one hundred percent (100%) of all third party expenses incurred by the Sellers for the Audit Report(s). In addition, the Sellers shall provide the Buyer with interim financial statements for the assets acquired and the liabilities assumed hereunder by the Buyer, prepared in accordance with generally accepted accounting principles, for all 2003 quarterly interim periods through the Closing Date and the quarterly interim periods for the year ended December 31, 2002. Other than with respect to the absence of fraudulent acts or omissions of the Sellers or their employees in connection with the preparation of the financial statements, the Sellers make no warranty or representation whatsoever, express or implied, with respect to the financial statements prepared and provided by the Sellers to the Buyer under this Section.

ARTICLE 6

OTHER COVENANTS

Section 6.1 General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as the other Parties reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article 8). The Buyer agrees to reasonably cooperate with the Sellers’ efforts to pursue the Sellers’ reserved claims against third parties identified in Schedule 2.2.1; provided, however, that the Buyer shall not be obligated to incur any expense in connection with such cooperation.

Section 6.2 Retention of and Access to Books and Records.

6.2.1 As promptly as practicable and in any event before thirty (30) days after the Closing Date, the Sellers will deliver or cause to be delivered to the Buyer, at the Buyer’s request the Books and Records that are in the possession or control of the Sellers or their Affiliates. The Buyer agrees to hold and maintain the Books and Records so that they may be reasonably retrievable and not to destroy or dispose of any portion thereof for a period of ten (10) years from the Closing Date or such longer time as may be required by Law, provided that, if it desires to destroy or dispose of such Books and Records during such period, it will first offer in writing at least sixty (60) days before such destruction or disposition to surrender them to the Sellers and if the Sellers do not accept such offer within twenty (20) days after receipt of such offer, the Buyer may take such action.

6.2.2 The Buyer agrees to afford the Sellers and their Affiliates and their respective accountants and counsel, during normal business hours, upon reasonable request, at a mutually agreeable time, full access to and the right to make copies of the Books and Records at no cost to the Sellers or their Affiliates (other than for reasonable out-of-pocket expenses); provided that such access will not be construed to require the disclosure of Books and Records that would cause the waiver of any attorney-client, work product or like privilege; provided, further, that in the event of any litigation, nothing herein shall limit any Party’s rights of discovery under applicable Law. Without limiting the generality of the preceding sentences, the Buyer agrees to provide the Sellers and their Affiliates reasonable access to and the right to make copies of the Books and Records after the Closing Date for the purposes of assisting the Sellers and their Affiliates (a) in complying with the Sellers’ obligations under this Agreement (including to comply with any indemnity obligations), (b) in preparing and delivering any accounting statements provided for under this Agreement and adjusting, prorating and settling the charges and credits provided for in this Agreement, (c) in owning or operating the Excluded Assets or Excluded Liabilities, (d) in preparing Tax returns, (e) in responding to or disputing any Tax audit, (f) in asserting, defending or otherwise dealing with any claim or dispute, known or unknown, under this Agreement or with respect to Excluded Assets or Excluded Liabilities or (g) in asserting, defending or otherwise dealing with any Third Party Claim or dispute by or against the Sellers or their Affiliates relating to the Business.

Section 6.3 Access to Assets. From and after the Closing, the Buyer and its Affiliates shall permit reasonable access to and entry upon the Assets by the Sellers and their Affiliates, without charge, as necessary (as determined by the Sellers in their sole but reasonable discretion) to conduct and complete any other matters for which the Sellers shall be responsible under this Agreement, including any corrective or remedial actions relating to any Excluded Liabilities. In the event of and as a condition to a subsequent sale, lease or other transfer of the Business and/or other Assets, the Buyer shall require that the Buyer’s transferee agree (in a form satisfactory to the Sellers) to the access provisions of this Section 6.3. The Buyer shall use commercially reasonable efforts not to unreasonably interfere with the Sellers in connection with the exercise of such rights of access, including ingress and egress, to perform any corrective action.

Section 6.4 Sellers’ Name, Removal of Logos and Signs. Except as contemplated by Section 2.1.16, following the Closing, the Buyer will not be entitled to use (a) the names “El Paso” or “Coastal” or any variations or derivations thereof (including any logo, trademark or design containing such name) or (b) any logo, service mark, trade name or trademark which constitutes an Excluded Asset. Accordingly, as soon as reasonably practicable, but in any event within 60 days after the Closing Date, the Buyer shall remove from or paint over, as appropriate, any logo, service mark, trade name or trademark indicating that such assets were owned or operated by the Sellers or any of their Affiliates (including signs displaying the Sellers’ or their Affiliates’ emergency contact telephone number or otherwise using or displaying the phrases “El Paso” or “Coastal,” in whole or in part). As promptly as practical after the Closing, the Buyer shall post the Buyer’s emergency contact telephone numbers in place of any of the Sellers’ or their Affiliates’ emergency contact telephone numbers.

Section 6.5 Employee Matters.

6.5.1 Current Employees. Schedule 6.5.1 contains a list of all active employees directly employed in the operation of the Business (collectively, the “Current Employees”), including employees who are receiving short-term disability benefits or are on family and medical or military leave. Schedule 6.5.1 shall include each Current Employee’s (a) name and Social Security Number, (b) date of birth, (c) current job title or position, (d) service dates recognized by the Sellers or their Affiliates, (e) current base salary or the base hourly rate, (f) allocation of paid time off days for the year 2003 (as defined by the Sellers’ or their Affiliates’ paid time off (“PTO”) policy as the Current Employee’s maximum annual allocation) (herein referred to as “2003 Total PTO Bank”) and how many days of PTO the Current Employee has taken or used in the year 2003 as of the Closing Date, and (g) status (e.g. layoff, full-time, part-time, on leave) and if on leave, the type of leave (e.g. vacation, short-term disability or Family Medical Leave Act (“FMLA”) leave). At all times prior to the Closing Date, the Sellers or their Affiliates shall provide to the Buyer an updated Schedule 6.5.1 to reflect any and all employment changes, including any changes to any of the information on such Schedule, as soon as practicable. The Sellers reserve the right to make changes to Schedule 6.5.1 at anytime prior to the Closing Date. Notwithstanding the foregoing, the employees’ social security number, date of birth, the salary and wage information in clause (e), and the status information in clause (g) will not be included in Schedule 6.5.1 prior to signing this Agreement, but will be furnished by the Sellers to the Buyer on the date this Agreement is signed following the signing hereof, except for one employee in the Houston office whose information will not be furnished until such employee furnishes the Sellers a consent to such disclosure.

6.5.2 Employment Offers. The Buyer shall have the right, but not the obligation, to screen, which includes the right to review employment files provided that the Buyer must first provide to the Sellers or their Affiliates a signed release from the Current Employee authorizing the Sellers or their Affiliates to disclose such employment files to the Buyer, interview, test, and offer employment to such of the Current Employees as the Buyer, in its sole discretion, shall select. Any Current Employee who fails to provide a signed release authorizing the disclosure of their employment files to the Buyer will not be considered for employment by the Buyer. The Buyer will evaluate and make hiring decisions with respect to the Current Employees in a legal manner and will indemnify the Sellers or their Affiliates with respect to any claims or causes of action stemming from or related to such hiring decisions. During regular business hours or at such other times as the Parties shall agree upon, the Sellers or their Affiliates shall grant the Buyer such access to their facilities as the Buyer shall need to conduct its screening, testing and interviewing. The Sellers or their Affiliate shall not take any steps which would preclude the Buyer from interviewing, testing, screening or employing any Current Employee or which would make it more difficult or costly for the Buyer to do so. Without the Buyer’s consent, neither the Sellers nor their Affiliates shall make or publish any statements directly or indirectly to any Current Employee concerning the possibility of employment with the Buyer, the terms and conditions of any such employment, the compensation and benefits associated with any offer of employment that the Buyer may make, or the future staffing needs of the Buyer. During the period between the date hereof and three (3) Business Days prior to the Closing Date, the Buyer shall offer employment with the Buyer, to be effective as of the Closing Date and contingent upon the occurrence of the Closing, to all of the Current Employees that it selects at a base salary or base wage which is equal to or greater than that provided by the Sellers or their Affiliates on the date of this Agreement based on the Sellers’ records as of November 17, 2003. Notwithstanding the preceding sentences to the contrary, the Buyer shall not offer employment to, solicit or employ (or permit any of its Affiliates to do the same) any of the employees listed on Schedule 6.5.2(A) (the “Designated Employees”). Any Current Employee who accepts the Buyer’s offer of employment and on the Closing Date is (a) actively at work or (b) on a scheduled day off pursuant to his or her regular schedule or on a pre-approved PTO leave for vacation which was scheduled prior to the Closing Date and returns to work as scheduled; and is able to perform the essential functions of his or her position shall become employed by the Buyer on the Closing Date (the “Employment Date”). Any other offers of employment by the Buyer to a Current Employee shall be contingent upon such Current Employee meeting the terms of the following (a) and (b): (a) the Current Employee must on the Closing Date be on a leave of absence or short term disability leave consistent with the Sellers’ or their Affiliates’ established policies and practices which was authorized by the Sellers or their Affiliates prior to the Closing Date, including any PTO leave for any reason other than a pre-approved and scheduled vacation, any Extended Illness Leave, FMLA leave, or military leave and must return for work at the end of such authorized leave which shall not be longer than thirty (30) days after the Closing Date, unless applicable law gives the Current Employee a longer period for returning to work; and (b) any such Current Employee must provide the Buyer with any requested information regarding the reason for the leave and if any portion of the leave was due to his or her own health condition must, prior to returning to work, obtain a certification from the Buyer’s Medical Department that such Current Employee is capable of returning to work. All Current Employees who are on an approved leave on the Closing Date and who accept employment with the Buyer pursuant to the terms of the immediately preceding sentence shall become employed with the Buyer on the date they return to work from the leave or the date they obtain the required medical certification, if earlier with such date being deemed the Employment Date for such employee. All Current Employees who become employed by the Buyer shall be referred to herein as a “Continuing Employee.” If practicable, the Buyer will give each Current Employee no less than five (5) days in which to accept or reject the Buyer’s employment offer. Any Current Employee offered employment by the Buyer shall continue to be the responsibility of the Sellers or their Affiliates on or after the Closing Date and shall not become a Continuing Employee until his or her Employment Date. Notwithstanding anything in this Agreement to the contrary, neither the Sellers nor their Affiliates will provide to the Buyer any medical records related to Current Employees until such time as any consents required by Law have been received from such employees to transfer same. The Buyer will provide the Sellers or their Affiliates with Schedule 6.5.2(B) at least three (3) Business Days prior to the Closing Date which shall contain as of that date the names of the Current Employees the Buyer made offers of employment to, the rate of pay the Buyer offered, and whether the Current Employee accepted the offer.

6.5.3 Retained Employees. The Designated Employees, any employee of the Sellers or their Affiliates who has provided services related to or in connection with the Business and who is currently on long term disability, and those Current Employees who are not offered or do not accept employment with the Buyer upon or promptly following the Closing Date or are not employed by the Buyer shall be referred to collectively as the “Retained Employees.” The Sellers or their Affiliates may retain the services of any Retained Employee or terminate any such Retained Employee’s employment on or following the Closing Date. The Sellers or their Affiliates shall retain Liability and be responsible for and indemnify and hold harmless the Buyer against all claims, costs, expenses, Liabilities and other obligations, including Liability for severance benefits, accrued vacation, benefits under employee benefit plans, benefits required by Section 4980(f) of the Code, or other applicable statute and all other retiree medical benefits that any Retained Employee may otherwise be entitled to receive under any employee benefit plan, related to the employment, retention, termination or transfer of any Retained Employee (including all claims arising after the Closing Date).

6.5.4 Continuing Employees. All Continuing Employees shall become employees of the Buyer as of their Employment Date and, at such time, the Buyer shall assume and be responsible for and indemnify and hold harmless the Sellers and their Affiliates against payment of all salaries or wages and benefits and all other claims, costs, expenses and Liabilities relating to the Continuing Employees that arise on or after their Employment Date. The Sellers and their Affiliates shall retain Liability and be responsible for and indemnify and hold harmless the Buyer against all salaries or wages and benefits and all other claims, costs, expenses and Liabilities related to or arising out of the employment or termination of the Continuing Employees by the Sellers or their Affiliates before their Employment Date. Nothing in this Agreement shall limit the right of the Buyer to terminate the employment of any Continuing Employee following his or her Employment Date, with or without cause.

6.5.5 Buyer Plans. All Continuing Employees shall cease active participation in all Seller Plans as of 11:59 p.m. on the date preceding his or her Employment Date. As of his or her Employment Date each Continuing Employee shall be permitted to participate in the plans, programs and arrangements of the Buyer and its Affiliates relating to compensation and employee benefits (each, a “Buyer Plan”) on terms to be determined by the Buyer and its Affiliates subject to the eligibility requirements of each such Buyer Plan and the provisions of this Agreement.

6.5.6 Pension Plan. Effective as of the Closing Date, the Buyer shall take all action necessary and appropriate to cover the Continuing Employees in the tax-qualified employee cash balance defined benefit pension plan of the Buyer (the “Buyer Pension Plan”), subject to the eligibility requirements of the Buyer Pension Plan. The Buyer will recognize prior service with the Sellers and their Affiliates for the purpose of benefit eligibility and vesting purposes. For benefit formula purposes, Continuing Employees will participate only in the cash balance formula portion of the Buyer Pension Plan, and will receive no credit for prior service with the Sellers or their Affiliates for benefit accrual purposes. As soon as practicable, but not later than sixty (60) days after the Buyer provides the Sellers or their Affiliates with a list of Continuing Employees, the Sellers or their Affiliates shall deliver to the Buyer a list of Continuing Employees who had service recognized under one of the Sellers’ or their Affiliates’ pension plans, together with a listing of each such Continuing Employee’s recognized service for participation, early retirement eligibility and vesting purposes. Each Continuing Employee who at his or her Employment Date has an unvested accrued benefit under the cash balance formula of the El Paso Energy Corporation Pension Plan shall have an initial account balance in the Buyer Pension Plan equal to the actuarial equivalent lump sum value of such unvested accrued benefit as will be set forth on Schedule 6.5.6 which shall be delivered by the Sellers to the Buyer at least two (2) Business Days prior to the Closing. Notwithstanding the foregoing, if cash balance defined benefit pension plans are not permitted, or if the Buyer terminates or converts its cash balance defined benefit pension plan, the Buyer will treat Continuing Employees in the same manner as it treats other participants in its cash balance defined benefit pension plan, and will recognize prior service in the same manner as set forth in this Section 6.5.6.

6.5.7 Savings Plan. Effective as of the Closing Date, the Buyer shall take all action necessary and appropriate to include the Continuing Employees in the U.S. tax-qualified defined contribution savings and investment 401(k) plan of the Buyer (the “Buyer Savings Plan”), subject to the eligibility requirements of the Buyer Savings Plan. The Buyer shall grant service credit for service recognized by the Sellers or their Affiliates for eligibility to participate and vesting in the Buyer Savings Plan. The Sellers or Seller Guarantor shall permit distribution of the accounts to or on behalf of the Continuing Employees according to the Plan’s regular distribution rules for employees whose employment with the applicable Sellers or their Affiliates has terminated. Contingent upon a successful closing between the Sellers and the Buyer, Seller Guarantor shall allow its U.S. tax-qualified defined contribution and savings and investment 401(k) plan to provide that loans under such plan shall not be accelerated upon termination of a Continuing Employee’s employment with the Sellers or their Affiliates if such loans are to be rolled over to a tax-qualified plan established by the Buyer.

6.5.8 Welfare and Other Non-Pension Fringe Benefits. Effective as of the Closing Date, the Buyer shall take all action necessary and appropriate to include the Continuing Employees in such of the Buyer’s existing group health, life and disability plans as well as other employee welfare and fringe benefit plans and programs listed in Schedule 6.5.8. Continuing Employees will participate in such plans on the same basis as the Buyer’s new hires, except the Buyer will recognize prior service with the Sellers or their Affiliates to determine benefit eligibility. The Buyer shall provide coverage and benefits under the Buyer’s welfare and other non-pension fringe benefit plans to each Continuing Employee beginning on such Continuing Employee’s Employment Date and the Sellers and their Affiliates shall have no responsibility therefor and thereafter; provided, however, that the Sellers and their Affiliates shall remain liable for any claims of each Continuing Employee incurred prior to such Continuing Employee’s Employment Date under the Sellers’, their Affiliates’ or Seller Guarantor’s medical and life insurance, cafeteria, flexible spending, dependent care and all other welfare programs in accordance with the terms of such plans as in effect prior to the Continuing Employee’s Employment Date by the Sellers, their Affiliates or Seller Guarantor. For purposes of this Section, a claim will be deemed to occur on the date the expense for the treatment of an injury or diagnosis of an illness is incurred. The Sellers and their Affiliates shall also retain all Liabilities for any continuation of coverage required under the Consolidated Omnibus Budget Reconciliation Act of 1985 for Retained Employees at all times. It is hereby acknowledged and agreed that the Buyer’s welfare benefit plans are not, nor shall they become, by virtue of this Agreement or actions taken in compliance herewith, the successor to any welfare benefit plans of the Sellers, their Affiliates or Seller Guarantor. It is also understood that the Buyer reserves the right to change, modify, discontinue or terminate any or all of its own welfare benefit plans at the discretion of the Buyer at any time following the Closing Date.

6.5.9 Retiree Medical Coverage. Except as provided below, the Buyer will recognize service with the Sellers or their Affiliates for purposes of eligibility for retiree medical coverage for Continuing Employees under the Buyer’s medical plan. The Buyer will subsidize retiree medical coverage to Continuing Employees, subject to the terms and conditions of the Buyer’s medical plan applicable to other employees of the Buyer retiring on the same date that the Continuing Employee retires; provided however, that such Continuing Employee will be required to qualify for normal or early retirement under the Buyer Pension Plan based only on service with the Buyer or its Affiliates on or after the Continuing Employee’s Employment Date, and not giving credit for any service with the Sellers or their Affiliates, in order to be eligible for any subsidy. If Continuing Employees do not qualify for Buyer-subsidized retiree medical coverage, the Buyer will make unsubsidized retiree medical coverage available to those Continuing Employees under the Buyer’s medical plan who would otherwise qualify for retiree medical coverage under the Buyer’s medical plan.

6.5.10 Vacation. As soon as administratively possible after the Closing Date or the Continuing Employee’s Employment Date, if later, the Sellers shall pay each Continuing Employee for any remaining unused PTO days from his or her 2003 Total PTO Bank (“Unused PTO Days” (not to include any PTO days carried over from the previous year or PTO days exchanged to purchase employee benefits)) in accordance with the Sellers’ or their Affiliates’ PTO policy. During the remainder of 2003, the Buyer will allow Continuing Employees to use their Unused PTO Days as unpaid leave and will administer this leave in a manner consistent with the terms of the Buyer’s vacation policy. Notwithstanding the foregoing sentence, Continuing Employees will not be paid by the Buyer for their Unused PTO Days and they will not be permitted to carry any Unused PTO Days over to the next year. Service with both the Sellers or their Affiliates and the Buyer shall be recognized in determining a Continuing Employee’s vacation entitlement under the Buyer’s vacation policy in subsequent years.

6.5.11 Service Credit. Except as otherwise provided in this Agreement, to the extent that the Continuing Employees become eligible to participate in any Buyer Plan, then for all purposes (including, without limitation, determining eligibility to participate, vesting and early retirement), service recognized by the Sellers and their Affiliates shall be treated as service under such Buyer Plan; provided, however, that such service shall not be recognized for benefit accrual purposes under any Buyer Plan which is a qualified defined benefit pension plan, or to the extent that such recognition would result in any duplication of benefits. In addition, all Buyer Plans shall waive any pre-existing conditions, actively-at-work exclusions and waiting periods with respect to participation by and coverage of the Continuing Employees and their eligible dependents.

6.5.12 Workers Compensation. The Sellers and their Affiliates shall retain all Liabilities of the Sellers and their Affiliates for workers compensation claims with respect to any Continuing Employee or his or her beneficiary if the incident or alleged incident giving rise to the claim occurred prior to his or her Employment Date. The Buyer shall be responsible for any workers’ compensation claims with respect to any Continuing Employee or his or her beneficiary if the incident or alleged incident giving rise to the claim occurred after his or her Employment Date. In the event of doubt as to the date of the occurrence of the incident or alleged incident, the Buyer shall process the claim; provided, however, that the Buyer shall be required to inform the Sellers or their Affiliates of the existence and nature of any such claim promptly and the Sellers and their Affiliates shall have the right to assist the Buyer in the processing of any such claim. Unless the Buyer is found to be liable for the incident in whole, the Sellers and their Affiliates shall reimburse the Buyer for the payment of the claim and reasonable expenses of processing such claim in direct proportion to the percentage of the Sellers’ and their Affiliates’ Liability to the total amount of the Liability paid under the claim.

6.5.13 Employee Information. The Parties agree to furnish each other with such information concerning employees and employee benefit plans, and to take all such other action, as is necessary and appropriate to effect the transactions contemplated by this Section 6.5. Where any required information is in the possession of Third Parties controlled by the Seller, such as insurers or trustees, the Sellers shall cause those Third Parties to cooperate in providing any such information to the Buyer. As soon as practicable after the Closing Date, the Sellers will transfer copies of each Continuing Employee’s personnel files and employment related medical records to the Buyer, except to the extent prohibited by applicable Law.

6.5.14 No Third Party Beneficiaries. Nothing herein express or implied shall confer upon any employee, any Continuing Employees or any legal representatives of the Sellers or their Affiliates any rights or remedies, including any right to employment, or continued employment for any specified period, of any nature or kind whatsoever under or by reason of this Agreement.

6.5.15 Prior Occurrences. Except as expressly and specifically set forth in this Agreement, the Buyer shall not be obligated to assume, continue or maintain any of the Seller Plans; no assets or Liabilities of the Seller Plans shall be transferred to, or assumed by, the Buyer’s benefit plans except as expressly provided in this Agreement; the Sellers and their Affiliates shall be solely responsible for funding and/or paying any benefits, including any termination benefits and other employee entitlements accrued under the Seller Plans by or attributable to the Retained Employees and with respect to the Continuing Employees, up to their Employment Date.

6.5.16 Nonsolicitation. The Sellers agree that for two (2) years following the Closing Date (the “Nonsolicitation Period”), they will not (and they will cause their Affiliates to not) directly or indirectly, without the prior written consent of the Buyer, contact, approach or solicit for the purpose of offering employment to or hiring (whether as an employee, consultant, agent, independent contractor or otherwise) or actually hire any Continuing Employee or any other Person employed by the Buyer during the Nonsolicitation Period (a “Covered Employee”); provided that nothing herein shall prevent general solicitations through advertising or similar means which are not directed at Covered Employees.

6.5.17 For a period of one (1) year from and after the Closing Date, the Buyer agrees not to solicit, offer employment to or employ any Retained Employee (and shall not permit any of the Buyer’s Affiliates to do the same) without the prior written consent of the Sellers which shall not be unreasonably withheld. In the event that the Buyer breaches the preceding sentence, then the Buyer shall reimburse the Sellers for all severance benefits paid by the Sellers to such Retained Employee.

6.5.18 Severance. In the event that the employment of any Continuing Employee hired by the Buyer is terminated by the Buyer within one (1) year following the Closing (other than for violation of generally applicable policies of the Buyer or its Affiliates or other circumstances reasonably constituting cause), then the Buyer shall provide such Continuing Employee with severance pay and benefits under the severance program of the Buyer and in accordance with the terms of such severance program. The Buyer will recognize service with the Sellers or their Affiliates in calculating severance under the Buyer’s severance program.

Section 6.6 Computer Matters.

6.6.1 In order to permit the Seller to pursue any amounts owed associated with the Sellers’ EPHomeLink program by employees of the Sellers and their Affiliates that are terminated after the Closing, the Buyer shall use commercially reasonable efforts to provide written notice of any Continuing Employees that (a) the Sellers identify in writing are participants in the EPHomeLink program and (b) are terminated within two (2) years of the Closing Date. The Buyer shall provide such notice to the Sellers at the end of each calendar quarter during such two-year period. Notwithstanding anything contained in this Agreement to the contrary, the Sellers shall not be entitled to any rights of indemnification and hereby waive any and all rights to damages with respect to the Buyer’s noncompliance with this Section 6.6.1.

6.6.2 The Buyer will pay all transfer related costs and be responsible for obtaining, and the Sellers shall use commercially reasonable efforts to assist the Buyer in obtaining, the software and other licenses listed on Schedule 6.6.2 (including Related software maintenance agreements to the extent provided in Schedule 6.6.2) in connection with the use of the computer equipment listed on Schedule 6.6.2, subject to the limitations expressly provided in Schedule 6.6.2, and the Buyer will indemnify and hold the Sellers and their Affiliates harmless from any Adverse Consequences that might arise from the Buyer’s failure to comply with this subsection.

Section 6.7 Title Transfer and Asset Delivery. The Sellers shall transfer and assign or cause their Affiliates, as necessary, to transfer and assign title to all of the Assets pursuant to this Agreement effective as of the Closing. To the extent any of the Equipment which comprises the Assets is not located as of the Closing Date at any of the Assets, the Sellers shall be obligated, at the Sellers’ expense, to appropriately pack, transport, and deliver such Equipment to the Facilities within thirty (30) days of the Closing Date. The Buyer shall obtain risk of loss of such Assets as of the date of actual delivery to the Facilities.

Section 6.8 [Reserved.]

Section 6.9 [Reserved.]

Section 6.10 Divestiture. Notwithstanding any other provision to the contrary in this Agreement, the Buyer shall assume the risk of loss and the diminution in the value of the Assets resulting from any DOJ or FTC order issued subsequent to the Closing under the HSR Act that requires divestiture by the Buyer of any Assets or restricts the use thereof.

Section 6.11 [Reserved.]

Section 6.12 Release and Replacement of Bonds, Guarantees, etc. Reasonably promptly after the Closing, the Buyer shall deliver to the applicable beneficiary replacement or substitute guaranties, letters of credit, bonds, security deposits, and other surety obligations for those set forth on Schedule 6.12, and the Buyer, in form and substance acceptable to the Seller, shall use commercially reasonable efforts to cause the release as of the Closing Date of the Sellers and their Affiliates from all obligations relating to any such guaranties, letters of credit, bonds, security deposits, or other surety obligations and any Liabilities related thereto. The Buyer shall use commercially reasonable efforts to avoid having to post a letter of credit Related to each of those Contracts set forth as items 106 and 107 on Schedule 2.1.7, including, to the extent necessary, the providing of a parent guaranty by SUNOCO, INC.; provided, however, if notwithstanding such efforts, the Buyer or any of its Affiliates is required under the terms of such Contracts to post a letter of credit, then the Sellers shall bear the fees associated with such letters of credit for the first year such letters of credit are posted.

Section 6.13 WARN Act. The Sellers agree to provide any required notice under the Worker Adjustment Retraining Notification Act of 1988 (the “WARN Act”) and any similar statute with respect to any “plant closing” or “mass layoff” at any of the Assets as such terms are defined in the WARN Act occurring on or before the Closing Date or relating to or arising out of the termination of any Retained Employee. The Sellers shall indemnify the Buyer with respect to any Liability, cost or expense under the WARN Act or similar statute with respect to such an occurrence on or before the Closing Date or relating to or arising out of the termination of any Retained Employee. The Parties do not intend the termination of Continuing Employees by the Sellers to be an “employment loss” for the purposes of the WARN Act. The Buyer shall indemnify the Sellers with respect to any Liability, cost or expense under the WARN Act or similar statute relating to or arising out of the termination of any Continuing Employees after their Employment Date.

Section 6.14 ISRA Compliance. Notwithstanding anything in this Agreement which might be construed to the contrary, with respect to the Assets and the Business, the Buyer shall be responsible for compliance with the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6, et seq. (“ISRA”), including the following:

6.14.1 Prior to the Closing. Prior to the Closing, the Buyer, at its sole cost and expense, shall be responsible for taking all necessary actions to comply with the requirements of ISRA, including filing all necessary forms and conducting any Remedial Work as may be required by NJDEP criteria, procedures and time schedules. The Sellers shall cooperate with the Buyer in connection with such compliance, including by executing any forms necessary to allow the Parties to consummate the transactions contemplated by this Agreement in accordance with ISRA requirements.

6.14.2 Closing Covenant. The Sellers and the Buyer acknowledge and agree that in order to consummate the transactions contemplated by this Agreement, it may be necessary for one or both of the Parties to enter into one or more agreements with NJDEP or other Governmental Authorities to conduct Remedial Work (including Remediation Agreements, as such term is used in ISRA), whereby the Party executing such agreements or orders commits to comply with all requirements of ISRA after the

Closing. Such agreements to conduct Remedial Work (including Remediation Agreements) may require the Party or Parties executing such agreements or orders to establish financial assurance in accordance with NJDEP regulations. The Buyer shall execute all such agreements and orders with the NJDEP and provide all financial assurance required by the NJDEP in connection therewith.

6.14.3 Post-Closing. After the Closing, the Buyer shall be liable for compliance with ISRA in connection with all of the Assets that are subject to ISRA, including with respect to the investigation and any Remedial Work that may be required with respect to any areas of environmental concern to the extent required by the NJDEP or ISRA, whether or not the Buyer or the Sellers have executed any agreements to conduct Remedial Work (including Remediation Agreements).

Section 6.15 Alleged Clean Air Violations. To the extent that implementation actions, changes in operations of the Business and the Assets and other work (excluding Supplemental Environmental Projects) (collectively “Compliance Work”) are required on or after the Closing Date pursuant to agreement of the Sellers or final order with respect to the Assets or the Business arising from allegations by the United States Environmental Protection Agency (“EPA”) or NJDEP of violations of the Clean Air Act, as amended, 42 U.S.C. section 7401 et seq. or its New Jersey counterpart or any other similar Environmental Law (collectively, the “Clean Air Laws”), occurring prior to the Closing Date and arising from the operation or use of the Assets prior to the Closing Date (“Alleged Clean Air Violations”), the Buyer shall assume, undertake and perform all the Compliance Work. The Sellers shall be responsible for and shall pay all fines and penalties (including all costs, capital expenditures, fees and other expenditures of Supplemental Environmental Projects) arising from any agreement of the Sellers or final order in resolution of the Alleged Clean Air Violations (such agreement(s) or order being referred to as the “Clean Air Order/Settlement”); provided however, that the Buyer shall be responsible for and shall pay all fines and penalties assessed for failure by the Buyer to meet deadlines applicable to the Buyer’s obligations under, or to comply with the Buyer’s obligations under, the Clean Air Order/Settlement. “Supplemental Environmental Projects” means supplemental environmental projects undertaken pursuant to an agreement or settlement with a Governmental Authority in lieu of a fine or penalty to the extent such projects do not relate to the improvement or modification of the Facilities or the acquisition, construction or installation of any improvements, fixtures or equipment used in the operation of the Facilities and to the extent such fine or penalty is not assessed for failure to meet deadlines under or comply with the Clean Air Order/Settlement. The Sellers and the Buyer shall share the reasonable and direct costs or expenses of all Compliance Work required by or reasonably necessary for the performance of the Clean Air Order/Settlement which accrue during the five year period following the effective date of the Clean Air Order/Settlement (“Shared Compliance Costs”) as provided for in subsections 6.15.1. After such five year period, all the costs and expenses related to the Compliance Work shall be borne by the Buyer. Shared Compliance Costs shall not include (i) the costs of the Buyer’s or any of its Affiliate’s employees, project manager(s) or attorneys, (ii) costs and expenses for matters that are “costs of doing business,” e.g., those costs and expenses that would ordinarily be incurred in the day-to-day operations of the Assets, (iii) overhead costs and expenses of the Buyer or its Affiliates, and/or (iv) costs and expenses to obtain, amend, renew or maintain any Environmental Permits, including permits for any “grand fathered” units. Promptly following the later of the Closing Date or the effective date of the Clean Air Order/Settlement, the Buyer and the Sellers shall sign and file with the appropriate Governmental Authority the documentation necessary to transfer to the Buyer those obligations of the Sellers with respect to the Clean Air Order/Settlement which have been assumed by the Buyer under this Section 6.15.

6.15.1 The Buyer shall be responsible for the first $2,000,000 of any Shared Compliance Costs that constitute capital costs. The Sellers and the Buyer shall each be responsible for 50% of any Shared Compliance Costs that constitute capital costs that exceed $2,000,000. The Buyer shall be responsible for the first $2,000,000 of any Shared Compliance Costs that constitute additional operating costs of the Business and the Assets. The Buyer and the Seller shall each be responsible for

50% of any Shared Compliance Costs that constitute additional operating costs of the Business and the Assets to the extent that such costs exceed $2,000,000. For purposes of this Section 6.15.1 “capital costs” shall mean all costs which would be deemed to be capital assets in accordance with generally accepted accounting principles and “operating costs” shall mean all costs and expenses that would be charged in the determination of net income in accordance with generally accepted accounting principles, in each case without reference to the current or past practices of the Buyer or the Sellers.

6.15.2 [Reserved.]

Section 6.16 Delivery of Crude Oil Inventory. The Buyer shall have the right to vet for advance approval load ports and any ships (excluding lighter vessels) hired or chartered by the Sellers after the date of this Agreement to deliver any crude oil Inventory to the Facilities; provided, however, that the Buyer will not unreasonably withhold or delay such approval and shall be deemed to have given its approval to any load port or ship as to which it does not provide the Sellers with reasonably specific grounds for the Buyer’s disapproval within the greater of forty eight (48) hours and one (1) full Business Day after receiving notice from the Sellers of the Sellers’ intention to hire or charter such ship to deliver crude oil Inventory from such load port. The Sellers will post a letter of indemnity with respect to any In Transit Inventory to the extent necessary to have such In Transit Inventory delivered to the Buyer after the Closing Date and will bear all other costs of delivery of such In Transit Inventory to the Facilities; provided, however, that the Buyer shall bear as an Assumed Liability all losses with respect to In Transit Inventory occurring after 12:00:01 a.m. on the Closing Date (“Post-Closing In Transit Inventory Losses”). For purposes of clarification, title to any cargo of In Transit Inventory that is loaded following the Closing shall transfer to the Buyer upon being so loaded.

Section 6.17 Mitigation of FCCU Noise. Prior to the Closing, the Sellers have hired a consultant to investigate the source and to design a mitigation project (including a scope of work) to reduce the apparent level of sound from the FCCU referenced in Section D of Schedule 4.1.11. The Buyer will cooperate with the Sellers’ and their consultant’s efforts to design such noise mitigation project. If the Closing occurs, then all expenses incurred by the Sellers prior to the Closing in connection with such noise mitigation project (including the consultant’s work in investigating the source and designing a noise mitigation project) shall be paid by the Buyer to the Sellers at the Closing or within 5 days after the Sellers’ presentation to the Buyer of paid invoices for such expenses, if later. Following the Closing, the Buyer (i) shall pay and be responsible for the implementation of said noise mitigation project and all costs associated therewith and (ii) shall be responsible for, and indemnify and hold harmless the Seller Indemnified Parties against, all Liabilities to the extent resulting or arising from or attributable to the matter set forth in Section D of Schedule 4.1.11.

Section 6.18 Ground Lease Rental. From the “Lease Commencement Date” (as defined in the term sheet attached as Exhibit B hereto) of the Cogeneration Facility Lease until the end of the term of the Cogeneration Facility Lease, no rent under the Ground Lease Agreement, as amended, referenced in item 1 of Schedule 2.2.14 shall accrue or be payable by EPCP under said Ground Lease Agreement, as amended.

Section 6.19 Risk Management Program. The Buyer shall be responsible for any compliance prior to the Closing Date with the requirements relating to the transfer to the Buyer or the adoption by the Buyer of the Sellers’ Risk Management Program under N.J.A.C. 7:31- 7.4 or with the applicable requirements relating to the post-Closing Risk Management Plan of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing shall not be conditioned upon such compliance. The Buyer hereby fully releases and discharges the Sellers from any Adverse Consequences to the Buyer resulting from the Buyer’s failure to comply with such requirements prior to the Closing or from the occurrence of the Closing without the Buyer having complied with such requirements.

ARTICLE 7

CONDITIONS PRECEDENT

Section 7.1 Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction or waiver of the following conditions:

7.1.1 each of the representations and warranties of the Sellers contained in this Agreement that is qualified as to materiality (including Material Adverse Effect) shall be true and correct, and each of such representations and warranties that is not so qualified shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except for any particular representation and warranty made only as of a specified date);

7.1.2 each of the Sellers and their Affiliates shall have performed and complied in all material respects with all of its covenants hereunder through the Closing;

7.1.3 there shall not be any injunction, judgment, order, decree, ruling, or charge in effect restraining or preventing consummation of any of the transactions contemplated by this Agreement nor shall any action have been taken or any statute, rule, regulation or order have been enacted, entered or enforced or be deemed applicable to the transactions contemplated hereby which makes the consummation of the transactions contemplated hereby illegal or prevents or prohibits the sale of the Assets or the Facilities;

7.1.4 the Sellers shall have delivered to the Buyer an officer’s certificate on behalf of the Sellers to the effect that each of the conditions specified in subsections 7.1.1 through 7.1.2 is satisfied in all respects and that, to the Knowledge of the Sellers, each of the conditions specified in subsection 7.1.3 is satisfied in all respects;

7.1.5 the Buyer shall have received either (i) a marked-up title commitment to issue the Owner’s Policy of Title Insurance (to be marked up and executed by a title agent authorized to do same) or (ii) an Owner’s Policy of Title Insurance, in each case, in the amount of $111,000,000 subject only to the Permitted Encumbrances issued by the Title Company, in either case, without any reference to that certain construction lien claim filed by Washington Group International, Inc. against the Sellers, dated February 3, 2003, and filed on February 4, 2003, in the amount of $1,078,868.36;

7.1.6 all necessary filings and notifications under the HSR Act shall have been made, including any required additional information or documents, and the waiting period referred to in such Act applicable to the transaction shall have expired or been terminated;

7.1.7 all Governmental and Third Party consents and authorizations specified in Schedule 7.1.7 required for the consummation of the transactions contemplated by this Agreement shall have been obtained;

7.1.8 the Buyer shall have received the deliveries to be received by the Buyer set forth in Section 2.9;

7.1.9 no Material Adverse Effect with respect to the Assets, the Business or the Seller Guarantor shall have occurred since the date hereof;

7.1.10 the Buyer shall have received from the Sellers evidence reasonably acceptable to the Buyer that the Licenses set forth on Schedule 7.1.10 will be transferred to the Buyer and available for use by the Buyer as of the Closing Date;

7.1.11 the Buyer shall have received from each of the Sellers the certificate required by Section 10.8;

7.1.12 [Reserved]; and

7.1.13 the Ancillary Agreements shall be in full force and effect as of the Closing.

Section 7.2 Conditions to Obligation of the Sellers. The obligation of the Sellers to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction or waiver of the following conditions:

7.2.1 each of the representations and warranties of the Buyer contained in this Agreement that is qualified as to materiality (including Material Adverse Effect) shall be true and correct, and each of such representations and warranties that is not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except for any particular representation and warranty made only as of a specified date);

7.2.2 the Buyer shall have performed and complied in all material respects with all of its covenants hereunder through the Closing;

7.2.3 there shall not be any injunction, judgment, order, decree, ruling, or charge in effect restraining or preventing consummation of any of the transactions contemplated by this Agreement nor shall any action have been taken or any statute, rule, regulation or order have been enacted, entered or enforced or be deemed applicable to the transactions contemplated hereby which makes the consummation of the transactions contemplated hereby illegal or prevents or prohibits the sale of the Assets or the Facilities;

7.2.4 the Buyer shall have delivered to the Sellers an officer’s certificate on behalf of the Buyer to the effect that each of the conditions specified in subsections 7.2.1 through 7.2.2 is satisfied in all respects and that, to the Knowledge of the Buyer, each of the conditions specified in subsection 7.2.3 is satisfied in all respects;

7.2.5 all necessary filings and notifications under the HSR Act shall have been made, including any required additional information or documents, and the waiting period referred to in such Act applicable to the transaction shall have expired or been terminated;

7.2.6 all Governmental and Third Party consents and authorizations specified in Schedule 7.2.6 required for the consummation of the transactions contemplated by this Agreement shall have been obtained;

7.2.7 no Material Adverse Effect with respect to the Buyer Guarantor shall have occurred since the date hereof;

7.2.8 the Sellers shall have received the deliveries to be received by the Sellers set forth in Section 2.9; and

7.2.9 the Ancillary Agreements shall be in full force and effect as of the Closing.

ARTICLE 8

REMEDIES FOR BREACHES OF AGREEMENT

Section 8.1 Survival of Representations, Warranties and Certain Covenants. All of the representations and warranties of the Parties contained in this Agreement or in any schedule, exhibit, certificate or other writing delivered pursuant hereto or in connection herewith are material, shall be deemed to have been relied upon by the other Parties and shall survive the Closing under this Agreement regardless of any investigations, and continue for a period of two (2) years after the Closing Date, except that (i) the representations and warranties provided in Sections 4.1.10, 4.1.13 and 4.1.14 shall survive until ninety (90) days after the expiration of the applicable statute of limitations, (ii) the representations and warranties provided in Section 4.1.11 shall survive for a period of five (5) years after the Closing Date, (iii) the rights and obligations of the Sellers provided in Section 5.3.1.5 shall survive and continue until ninety (90) days after the entry of the last final nonappealable judgment with respect to the matters at issue therein and (iv) the representations and warranties provided in Sections 3.1.1, 3.1.2, 3.2.1 and 3.2.2 shall survive indefinitely. Any claim asserted in writing prior to the expiration of the representation or warranty that is the basis for such claim shall survive until such claim is finally resolved and satisfied, irrespective of the period for the survival of such representation or warranty provided for herein.

Section 8.2 Indemnification Provisions for Benefit of the Buyer.

8.2.1 The Sellers shall jointly and severally defend, indemnify and hold harmless the Buyer, its Affiliates, the Buyer’s and its Affiliates’ successors and each of the respective directors and officers (or Persons in any similar capacity if such Person is not a corporation), employees, consultants and agents of the Buyer, its Affiliates and their respective successors (each, a “Buyer Indemnified Party”) against and agree to hold each Buyer Indemnified Party harmless from any and all Adverse Consequences incurred or suffered by such Buyer Indemnified Party to the extent resulting or arising from, or attributable to, any of the following matters:

8.2.1.1 any deliberate or willful breach by the Sellers of any of their representations or warranties under this Agreement (other than with respect to Section 4.1.10, which is addressed in Section 10.5) or in any certificate, schedule or exhibit delivered pursuant hereto;

8.2.1.2 any other breach of any representation or warranty of the Sellers under this Agreement (other than with respect to Section 4.1.10, which is addressed in Section 10.5) or in any certificate, schedule or exhibit delivered pursuant hereto;

8.2.1.3 any breach of any covenant of the Sellers under this Agreement or in any certificate, schedule or exhibit delivered pursuant hereto or in any Ancillary Agreement;

8.2.1.4 any of the Excluded Liabilities as set forth in this Agreement (other than Taxes, which are addressed in Section 10.5); or

8.2.1.5 all claims relative to any bulk sales or transfer Laws.

8.2.2 Limitations of Liability. Notwithstanding the foregoing, no indemnification shall be payable pursuant to Section 8.2.1.2 to any Buyer Indemnified Party unless and until the total of all Adverse Consequences for which the Sellers would otherwise have an indemnification obligation pursuant to such Section 8.2.1.2 exceeds $500,000 in the aggregate, whereupon the aggregate amount of such Adverse Consequences which exceeds $100,000 shall be recoverable in accordance with the terms hereof, it being expressly agreed that no indemnification shall be payable pursuant to Section 8.2.1.2 for the first $100,000 of Adverse Consequences for which the Sellers would otherwise have an indemnification obligation pursuant to such Section 8.2.1.2. Notwithstanding anything herein provided to the contrary, the Sellers shall have no obligation to indemnify or liability to the Buyer Indemnified Parties pursuant to this Article 8 to the extent that the aggregate amount of all Adverse Consequences indemnified against under this Article 8 exceeds an amount equal to the Indemnity Cap; provided, however, that the foregoing limitation on the Sellers’ obligation to indemnify or liability shall not limit the Sellers’ liability to the Buyer Indemnified Parties pursuant to this Article 8 for any Excluded Liability (other than the Retained Environmental Liabilities set forth in clauses (a) and/or (b) of the definition of Retained Environmental Liabilities), for any breach of any covenant of the Sellers under Section 6.15 or for any Adverse Consequences related to the purchase and sale of the Inventory. The contractual indemnity and hold harmless obligations of the Sellers or their Affiliates under any Contract referenced in item No. 9 of Schedule 2.2.7 shall not operate to increase the obligations that the Sellers otherwise have under this Agreement for Adverse Consequences with respect to Environmental Liabilities or, after the Indemnity Cap has been reached under this Section 8.2.2, to cause the Sellers to have any greater obligations or liabilities under this Article 8 for Adverse Consequences with respect to Excluded Liabilities than they would have had without regard to said contractual indemnity and hold harmless obligations of the Sellers or their Affiliates under any Contract referenced in item No. 9 of Schedule 2.2.7.

8.2.3 Exclusive Remedy. The Buyer acknowledges and agrees that the indemnification provisions in this Article 8, the termination rights in Section 9.1 and the indemnification provisions in Article 10 shall be the exclusive remedies of the Buyer, the Buyer Indemnified Parties and their Affiliates with respect to the transactions contemplated by this Agreement. Without limiting the prior sentence, the Buyer hereby waives any claim or cause of action pursuant to common or statutory Law or otherwise against the Sellers and their Affiliates with respect to Adverse Consequences of any nature whatsoever that relate to this Agreement or are attributable to the Assets, whether arising before, on or after the Closing Date. Each Party agrees that the previous sentence shall not limit or otherwise affect any non-monetary right or remedy which any Buyer Indemnified Party may have under this Agreement or otherwise limit or affect any Buyer Indemnified Party’s right to seek equitable relief, including the remedy of specific performance for non-monetary relief. Notwithstanding the limitations contemplated by Section 8.2.2 above, each Party acknowledges that nothing herein or in any Ancillary Agreement (or in any instrument or other writing delivered in connection herewith or therewith) shall be construed as an assumption by the Buyer of, or otherwise requiring the Buyer to assume, any Excluded Liability. Accordingly, in the event of any Third Party Claim relating to any Excluded Liability, nothing herein or in any Ancillary Agreement (or in any instrument or other writing delivered in connection herewith or therewith) shall be construed as restricting any Buyer Indemnified Party from taking the position or otherwise asserting that (1) the Sellers (or their Affiliates) are responsible or liable for such Third Party Claim to the extent that such Third Party Claim constitutes an Excluded Liability, (2) neither the Buyer nor any of its Affiliates has ever assumed or agreed to be responsible for any Excluded Liability, and/or (3) all Excluded Liabilities remain the sole responsibility of, and are to be discharged and performed as and when due by, the Sellers or their Affiliates provided, however, that the Buyer and the other Buyer Indemnified Parties shall not have, and hereby waive and release, any right or remedy of indemnity or contribution which the Buyer or any other Buyer Indemnified Party may have at common or statutory Law or otherwise against the Sellers or their Affiliates with respect to any Excluded Liability beyond the contractual indemnification provided to the Buyer Indemnified Parties under this Article 8.

In addition, nothing herein or in any other Ancillary Agreement (or in any instrument or other writing delivered in connection herewith or therewith) shall be construed as restricting any Buyer Indemnified Party from asserting any claim in respect of any Excluded Liability, Assumed Liability or other matter against any Person (other than any Seller or current Affiliate thereof), including any prior owner of the Assets or Facilities (other than any Seller or current Affiliate thereof); provided such Person does not have any right to indemnity or other right of recovery from the Sellers or the Sellers’ current Affiliates with respect thereto, except that the restriction in this proviso shall not apply to any Excluded Liability for which the Sellers are obligated to indemnify the Buyer Indemnified Parties under this Article 8 and have failed for any reason to provide such indemnification.

Section 8.3 Indemnification Provisions for Benefit of the Seller.

8.3.1 The Buyer shall defend, indemnify and hold harmless the Sellers, their respective Affiliates, the Sellers’ and their respective Affiliates’ successors and each of the respective directors and officers (or Persons in any similar capacity if such Person is not a corporation), employees, consultants and agents of the Sellers, their respective Affiliates and their respective successors (each a “Seller Indemnified Party”) against and agrees to hold each Seller Indemnified Party harmless from any and all Adverse Consequences incurred or suffered by such Seller Indemnified Party to the extent resulting or arising from, or attributable to, any of the following matters:

8.3.1.1 any deliberate or willful breach by the Buyer of any of its representations or warranties under this Agreement or in any certificate, schedule or exhibit delivered pursuant hereto;

8.3.1.2 any other breach of any representation or warranty of the Buyer under this Agreement or in any certificate, schedule or exhibit delivered pursuant hereto;

8.3.1.3 any breach of any covenant of the Buyer under this Agreement or in any certificate, schedule or exhibit delivered pursuant hereto or in any Ancillary Agreement; or

8.3.1.4 any of the Assumed Liabilities as set forth in this Agreement.

8.3.2 Limitations of Liability. Notwithstanding the foregoing, no indemnification shall be payable pursuant to Section 8.3.1.2 to any Seller Indemnified Party unless and until the total of all Adverse Consequences for which the Buyer would otherwise have an indemnification obligation pursuant to such Section 8.3.1.2 exceeds $500,000 in the aggregate, whereupon the aggregate amount of such Adverse Consequences which exceeds $100,000 shall be recoverable in accordance with the terms hereof, it being expressly agreed that no indemnification shall be payable pursuant to Section 8.3.1.2 for the first $100,000 of Adverse Consequences for which the Buyer would otherwise have an indemnification obligation pursuant to such Section 8.3.1.2. Notwithstanding anything herein provided to the contrary, the Buyer shall have no obligation to indemnify or liability to the Seller Indemnified Parties pursuant to this Article 8 to the extent that the aggregate amount of all Adverse Consequences indemnified against under this Article 8 exceeds an amount equal to the Indemnity Cap; provided, however, that the foregoing limitation on the Buyer’s obligation to indemnify or liability shall not limit the Buyer’s liability to the Seller Indemnified Parties pursuant to this Article 8 for any Assumed Liability, for any breach of any covenant of the Buyer under Sections 6.14 and/or 6.15 or for any Adverse Consequences related to the purchase and sale of the Inventory.

8.3.3 Exclusive Remedy. The Sellers acknowledge and agree that the indemnification provisions in this Article 8, the termination rights in Section 9.1 and the indemnification provisions in Article 10 shall be the exclusive remedies of the Sellers, the Seller Indemnified Parties and their Affiliates with respect to the transactions contemplated by this Agreement. Without limiting the prior sentence, the

Sellers hereby waive any claim or cause of action pursuant to common or statutory Law or otherwise (except as provided in this Agreement) against the Buyer and its Affiliates with respect to Adverse Consequences of any nature whatsoever that relate to this Agreement or are attributable to the Assets, whether arising before, on or after the Closing Date. Each Party agrees that the previous sentence shall not limit or otherwise affect any non-monetary right or remedy which any Seller Indemnified Party may have under this Agreement or otherwise limit or affect any Seller Indemnified Party’s right to seek equitable relief, including the remedy of specific performance for non-monetary relief.

Section 8.4 Matters Involving Third Parties.

8.4.1 If any Third Party shall notify any Party with respect to any action or claim by a Third Party (a “Third Party Claim”) that may give rise to a right to claim for indemnification against any other Party under Section 8.2 or Section 8.3, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that failure to give timely notice shall not affect the right to indemnification to the extent such failure to give timely notice is not prejudicial to the Indemnifying Party.

8.4.2 The Indemnifying Party, in accordance with the procedures set forth in Section 8.5, will have the right to assume and conduct the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably) unless the judgment or proposed settlement involves only the payment of money damages and does not impose an injunction or other equitable relief upon the Indemnified Party. As provided in Section 8.5, the Indemnifying Party may assume the defense of a Third Party Claim, at the Indemnifying Party’s cost and expense, without also accepting and agreeing to the claim for indemnification described in the related Claim Notice.

8.4.3 Unless and until the Indemnifying Party assumes the defense of the Third Party Claim as provided in subsection 8.4.2, the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate for the account of the Indemnifying Party.

8.4.4 In no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party which consent shall not be withheld unreasonably.

8.4.5 If requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and its counsel in contesting the Third Party Claim which the Indemnifying Party elects to contest, including the making of any related counterclaim or cross-complaint against any Person (other than a Buyer Indemnified Party, if the Indemnified Party is a Buyer Indemnified Party, or a Seller Indemnified Party, if the Indemnified Party is a Seller Indemnified Party).

8.4.6 The Party who is conducting the defense against the Third Party Claim shall provide each other Party such information possessed by the Party who is conducting such defense as such other Party shall reasonably request with respect to the Third Party Claim and the defense thereof.

Section 8.5 Procedures. The Party seeking indemnification under Section 8.2 or 8.3 (the “Indemnified Party”) may make claims for indemnification hereunder by giving written notice (a “Claim Notice”) to the Party required to provide indemnification hereunder (the “Indemnifying Party”). Such notice shall briefly explain the nature of the claim and the parties known to be involved, and shall specify the amount thereof to the extent known by the Indemnified Party. Each Indemnifying Party to which a Claim Notice is given shall respond to any Indemnified Party that has given a Claim Notice (a “Claim Response”) within twenty (20) days (the “Response Period”) after the date that the Claim Notice is given. Any Claim Notice or Claim Response shall be given in accordance with the notice requirements hereunder, and any Claim Response shall specify whether or not the Indemnifying Party giving the Claim Response disputes the claim for indemnification described in the Claim Notice and whether it will defend any Third Party Claim specified in such Claim Notice at its own cost and expense. If any Indemnifying Party fails to give a Claim Response within the Response Period, such Indemnifying Party shall be deemed to have disputed the claim for indemnification described in the related Claim Notice and to have elected not to defend any Third Party Claim specified in such Claim Notice. The aforesaid election or deemed election by the Indemnifying Party not to assume the defense of the Indemnified Party with respect to any Third Party Claim specified in such Claim Notice, however, shall, except as contemplated by the following proviso, be subject to the right of the Indemnifying Party to subsequently assume the defense of the Indemnified Party with respect to any such any Third Party Claim at any time prior to settlement or final determination thereof; provided that the Indemnifying Party shall not have the right to so assume the defense of the Indemnified Party with respect to any Third Party Claim which the Indemnifying Party has (or is deemed to have) previously elected not to defend to the extent that the Indemnified Party would be prejudiced as a result of such assumption. If an Indemnifying Party then or thereafter elects pursuant to the foregoing to assume the defense of an Indemnified Party with respect to a Third Party Claim specified in such Claim Notice, then, without limiting any action the Indemnifying Party may have on account of actual fraud, the Indemnifying Party shall not be entitled to recover from the Indemnified Party the costs and expenses incurred by the Indemnifying Party in providing such defense, whether or not the Indemnifying Party disputes or is deemed to have disputed the claim for indemnification described in the related Claim Notice. If any Indemnifying Party gives a Claim Response with respect to a Claim Notice and fails to dispute (or reserve the right to dispute) any claim for indemnification described in such Claim Notice, then the Indemnifying Party shall be deemed to have accepted and agreed to each such claim for indemnification as to which it fails to dispute or reserve the right to dispute in its Claim Response.

Section 8.6 Tax Treatment of Indemnity Payments. All indemnification payments made under this Agreement shall be treated as purchase price adjustments for Tax purposes to the extent permitted under applicable Laws.

ARTICLE 9

TERMINATION OF AGREEMENT

Section 9.1 Termination of Agreement. The Parties may terminate this Agreement, as provided below:

9.1.1 the Buyer and the Sellers may terminate this Agreement by mutual written consent at any time before the Closing;

9.1.2 the Buyer may terminate this Agreement by giving written notice to the Sellers at any time before the Closing if the condition to Closing set forth in Sections 7.1.6 and 7.2.5 has not been satisfied on or before December 27, 2003, or such later date as the Parties agree in writing (the “HSR Termination Date”);

9.1.3 the Sellers may terminate this Agreement by giving written notice to the Buyer at any time before the Closing if on or before the HSR Termination Date (a) the condition to Closing set forth in Sections 7.1.6 and 7.2.5 has not been satisfied, or (b) the FTC has filed for injunctive relief to restrain or prevent the consummation of the transactions contemplated by this Agreement or (c) the FTC has placed any condition on the transactions contemplated by this Agreement as part of the HSR Act approval process (other than conditions imposed upon the Buyer or its Affiliates that the Buyer or its Affiliates have agreed to accept);

9.1.4 the Buyer may terminate this Agreement by giving written notice to the Sellers at any time before the Closing if the Closing shall not have occurred on or before January 14, 2004, or such later date as the Parties agree in writing (the “Termination Date”) (unless the failure results primarily from the Buyer breaching any representation, warranty or covenant contained in this Agreement).

9.1.5 the Sellers may terminate this Agreement by giving written notice to the Buyer at any time before the Closing if the Closing shall not have occurred on or before the Termination Date (unless the failure results primarily from the Sellers breaching any representation, warranty or covenant contained in this Agreement).

9.1.6 the Buyer or the Sellers may terminate this Agreement if any court of competent jurisdiction or any governmental, administrative or regulatory authority, agency or body shall have issued an order, decree or ruling or shall have taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated hereby or if any statute, rule, order or regulation shall have been enacted or issued by any Governmental Authority which, directly or indirectly, prohibits the consummation of the transactions contemplated hereby;

9.1.7 the Buyer may terminate this Agreement if any conditions imposed upon the Buyer or its Affiliates by the FTC as part of the HSR Act approval process would result in a material adverse effect on the current business plans that the Buyer has for the Eagle Point Refinery or the Buyer’s or its Affiliates’ existing business operations;

9.1.8 the Buyer may terminate this Agreement if there has been a material violation or breach by the Sellers of any covenant, representation or warranty contained in this Agreement and such violation or breach is not cured by the date thirty (30) days after receipt by the Sellers of a written notice specifying particularly such violation or breach, and such violation or breach has not been waived in writing by the Buyer;

9.1.9 the Sellers may terminate this Agreement if there has been a material violation or breach by the Buyer of any covenant, representation or warranty contained in this Agreement and such violation or breach is not cured by the date thirty (30) days after receipt by the Buyer of a written notice specifying particularly such violation or breach, and such violation or breach has not been waived in writing by the Sellers;

9.1.10 the Buyer or the Sellers, as applicable, may terminate this Agreement in accordance with the provisions of Section 5.9.2 or 5.9.3; and

9.1.11 the Sellers may terminate this Agreement if the Buyer has not delivered to the Sellers within five (5) calendar days before the Closing Date sufficient written documentation from the New Jersey Department of Environmental Protection (“NJDEP”) that NJDEP has approved the Buyer’s application for a Remedial Action Workplan deferral pursuant to N.J.A.C. 7:26B-5.8 for the transaction contemplated by this Agreement.

The Party desiring to terminate this Agreement shall give notice of such termination to the other Party in the manner set forth in Section 11.6.

Section 9.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 9.1, all rights and obligations of the Parties with respect to this Agreement shall terminate without any Liability of a Party to the other Party (except for any Liability of the Party then in breach); provided that the confidentiality provisions contained in the Confidentiality Agreement and Section 11.2 of this Agreement and the Buyer’s indemnity obligations under Section 5.4.2 shall survive termination.

Section 9.3 Right to Proceed. Anything in this Agreement to the contrary notwithstanding, if any of the conditions specified in Section 7.1 have not been satisfied, the Buyer shall have the right to proceed with the transactions contemplated hereby without waiving any of its rights hereunder, and if any of the conditions specified in Section 7.2 have not been satisfied, the Sellers shall have the right to proceed with the transactions contemplated hereby without waiving any of its rights hereunder.

ARTICLE 10

TAX MATTERS

Section 10.1 Preparation. Any Tax Return to be prepared pursuant to the provisions of this Section 10.1 shall be prepared in a manner consistent with practices followed in prior years with respect to similar Tax Returns, except for changes required by changes in applicable Laws or fact. The Buyer shall not file an amended Tax Return for any period ending on or prior to the Closing Date without the consent of the Sellers, which may be withheld in the Sellers’ reasonable discretion. The following provisions shall govern the allocation of responsibility as between the Buyer and the Sellers for certain Tax matters following the Closing Date:

10.1.1 Tax Periods Ending on or Before the Closing Date. The Sellers shall prepare or cause to be prepared and file or cause to be filed all Tax Returns with respect to the Assets for all periods ending on or prior to the Closing Date regardless of when they are to be filed. The Sellers shall pay or cause to be paid the Taxes attributable to the Assets with respect to such periods.

10.1.2 Tax Periods Beginning Before and Ending After the Closing Date. The Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns with respect to the Assets for Tax periods which begin before the Closing Date and end after the Closing Date. The Buyer shall pay or cause to be paid the Taxes attributable to the Assets with respect to such periods. The Sellers shall pay to the Buyer within fifteen (15) days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes that relates to the portion of such Tax period ending on the Closing Date. In the case of Taxes that are payable with respect to a taxable period that begins before the Closing Date and ends after the Closing Date, the portion of any such Tax that is allocable to the portion of the period ending on the Closing Date shall be (a) in the case of Taxes that are based upon or related to income or gross receipts or sales or use Tax, deemed equal to the amount that would be payable if the taxable year ended with the Closing Date; and (b) in the case of any Taxes other than gross receipts, sales or use Tax and Taxes based upon or related to income, deemed to be the amount of such Taxes for the entire period, multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period.

Section 10.2 Access to Information. After the Closing, the Sellers shall grant to the Buyer (or its designees) access at all reasonable times to all of the information, books, and records relating to the Assets within the possession of the Sellers, and shall afford the Buyer (or its designees) the right (at the Buyer’s expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit the Buyer (or its designees) to prepare Tax Returns and to conduct negotiations with Taxing Authorities. After the Closing, the Buyer shall grant to the Sellers (or their designees) access at all reasonable times to all of the information, books and records relating to the Assets within the possession of the Buyer (including Tax work papers and correspondence with Taxing Authorities), and shall afford the Sellers (or their designees) the right (at the Sellers’ expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit the Sellers (or their designees) to prepare Tax Returns and to conduct negotiations with Taxing Authorities.

Section 10.3 Transfer Taxes.

10.3.1 In General. The Buyer and the Sellers shall each pay one-half of all Transfer Taxes resulting from the sale of the Assets. The Buyer shall prepare and timely file all Tax Returns or other documentation relating to such Transfer Taxes; provided, however, that to the extent required by applicable Laws, the Sellers will join in the execution of any such Tax Returns or other documents relating to such Taxes. The Buyer shall provide the Sellers with copies of each such Tax Return or other document at least fifteen (15) days prior to the date on which such Tax Return or other document is required to be filed for review and approval by the Sellers, such approval not to be unreasonably withheld. For avoidance of doubt, the Buyer and the Sellers agree that, except for certain motor vehicles that may be transferred to Buyer and stamp taxes relating to the conveyance of certain Owned Real Property, there will be no Transfer Taxes resulting from the sale of the Assets under this Agreement.

10.3.2 [Reserved.]

Section 10.4 Assistance and Cooperation. After the Closing Date, in the case of any audit, examination, or other proceeding with respect to Taxes (“Tax Proceeding”) for which the Sellers are or may be liable pursuant to this Agreement, the Buyer shall inform the Sellers within ten (10) days of the receipt of any notice of such Tax Proceeding, and shall afford the Sellers, at the Sellers’ expense, the opportunity to control the conduct of such Tax Proceeding. The Buyer shall execute or cause to be executed powers of attorney or other documents necessary to enable the Sellers to take all actions desired by the Sellers with respect to such Tax Proceeding to the extent such Tax Proceeding may affect the amount of Taxes for which the Sellers are liable pursuant to this Agreement. The Sellers shall have the right to control any such Tax Proceedings and to initiate any claim for refund, file any amended return, or take any other action that it deems appropriate with respect to such Taxes.

Section 10.5 Tax Indemnity. Notwithstanding any other provisions of this Agreement, Sections 10.5, 10.6 and 8.1 shall apply to indemnification by the Sellers to the Buyer for, and shall be the sole remedy of the Buyer in respect of, the Adverse Consequences described in the following sentence. The Sellers agree to indemnify and hold harmless the Buyer from and against the entirety of any and all Adverse Consequences that the Buyer may suffer for: (i) any breach of the representations and warranties found in Section 4.1.10, and (ii) any Taxes attributable to the Assets or the Business with respect to any Tax year ending on or before the Closing Date or for any Tax year beginning before and ending after the Closing Date to the extent allocable (determined in a manner consistent with Section 10.1) to the portion of such period beginning before and ending on the Closing Date. In no event shall the Sellers’ obligation to indemnify the Buyer for any Adverse Consequences under this Section 10.5 exceed the Purchase Price. No right to indemnity shall exist if the Adverse Consequence is the result of actions of the Buyer or its Affiliates.

Section 10.6 Tax Indemnity Claims. The provisions of this Section 10.6 shall apply only to the indemnification provided for under Section 10.5. If a claim for Taxes is made against the Buyer and if the Buyer intends to seek indemnity with respect thereto under Section 10.5, the Buyer shall promptly furnish written notice to the Sellers of such claim. Failure of the Buyer to so notify the Sellers within sixty (60) days of the claim being made against the Buyer shall terminate all rights of the Buyer to indemnity by the Sellers as to such claim to the extent the Sellers’ position is prejudiced as a result thereof (whether due to an adverse affect on their ability to contest such claim or otherwise). The Sellers shall have thirty (30) days after receipt of such notice to undertake, conduct, and control (through counsel of its own choosing and at its own expense) the settlement or defense thereof, and the Buyer shall cooperate with it in connection therewith. The Sellers shall permit the Buyer to participate in such settlement or defense through counsel chosen by the Buyer (but the fees and expenses of such counsel shall be paid by the Buyer). So long as the Sellers, at the Sellers’ cost and expense, (i) have undertaken the defense of, and assumed full responsibility for all indemnified Adverse Consequences with respect to, such claim, (ii) are reasonably contesting such claim in good faith, by appropriate proceedings, and (iii) have taken such action (including the posting of a bond, deposit, or other security) as may be necessary to prevent any action to foreclose a lien against or attachment of the property of the Buyer for payment of such claim, the Buyer shall not pay or settle any such claim. Notwithstanding compliance by the Sellers with the preceding sentence, the Buyer shall have the right to pay or settle any such claim, but in such event it shall waive any right to indemnity by the Sellers for such claim. If within thirty (30) days after the receipt of the Buyer’s notice of a claim of indemnity hereunder, the Sellers do not notify the Buyer that they elect (at the Sellers’ cost and expense) to undertake the defense thereof and assume full responsibility for all indemnified Adverse Consequences with respect thereto, or give such notice and thereafter fail to contest such claim in good faith or to prevent action to foreclose a lien against or attachment of the Buyer’s property as contemplated above, the Buyer shall have the right to contest, settle, or compromise such claim and the Buyer shall not thereby waive any right to indemnity for such claim under this Agreement.

Section 10.7 Tax Refunds. Refunds of Taxes paid or payable with respect to Taxes attributable to the Assets shall be promptly paid as follows (or to the extent payable but not paid due to offset against other Taxes shall be promptly paid by the Party receiving the benefit of the offset as follows): (i) to the Sellers if attributable to Taxes with respect to any Tax year ending on or before the Closing Date or for any Tax year beginning before and ending after the Closing Date to the extent allocable (determined in a manner consistent with Section 10.1) to the portion of such period beginning before and ending on the Closing Date; and (ii) to the Buyer if attributable to Taxes with respect to any Tax year beginning after the Closing Date or for any Tax year beginning before and ending after the Closing Date to the extent allocable (determined in a manner consistent with Section 10.1) to the portion of such period ending after the Closing Date.

Section 10.8 Certification of Non-Foreign Status. On the Closing Date, each of the Sellers shall deliver to the Buyer a certificate (in the form attached hereto as Exhibit E) signed under penalties of perjury (i) stating that they are not foreign corporations, foreign partnerships, foreign trusts or foreign estates, (ii) providing their U.S. Employer Identification Number, and (iii) providing their address, all pursuant to Section 1445 of the Code.

ARTICLE 11

MISCELLANEOUS

Section 11.1 [Reserved.]

Section 11.2 Press Releases and Confidentiality. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties, which approval shall not be unreasonably withheld; provided that any Party may make any public disclosure it believes in good faith is required by applicable Law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will advise the other Parties before making the disclosure). Each Party shall keep all information obtained from the other either before or after the date of this Agreement, or related to the Buyer’s proposed purchase of the

Assets, the Sellers’ proposed sale of the Assets, the contents of this Agreement or the negotiation of this Agreement confidential, and no Party shall reveal such information to, nor produce copies of any written information for, any Person outside its management group or its professional advisors (including lenders and prospective financing sources) without the prior written consent of the other Parties, unless such Party is compelled to disclose such information by judicial or administrative process or by any other requirements of Law or disclosure is reasonably necessary to obtain a License or a consent. If the transactions contemplated by this Agreement should fail to close for any reason, each Party shall return to the others as soon as practicable all originals and copies of written or recorded information provided to such Party by or on behalf of the other Parties and none of such information shall be used by such Party, or its Representatives, in the business operations of any Person. Notwithstanding the foregoing, each Party’s obligations under this Section shall not apply to any information or document which (i) is or becomes the subject of a subpoena or other legal process, (ii) is or becomes available to the public other than as a result of a disclosure by such Party or its Affiliates in violation of this Agreement or other obligation of confidentiality under which such information may be held, or (iii) was obtained or is or becomes available to such Party on a non-confidential basis from a source other than the other Party or its Representatives. Except as may be required by Law, the Parties shall seek appropriate protective orders or confidential treatment for the Schedules to this Agreement in connection with any filing with or disclosure to any Governmental Authority. The Parties’ obligations under this Section shall survive the Closing or the earlier termination of this Agreement for a period of three (3) years. Nothing in this Section shall, or is intended to, impair or modify any of the rights or obligations of the Buyer or its Affiliates under the Confidentiality Agreement, which remains in effect until termination of such agreement in accordance with its terms. Notwithstanding anything herein to the contrary, any Party to this Agreement (and any employee, Representative, or other agent of any Party to this Agreement) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure; provided, however, that such disclosure may not be made (i) until the earlier of (x) the date of public announcement of discussions relating to the transactions and (z) the date of the execution of an agreement to enter into the transactions and (ii) to the extent required to be kept confidential to comply with any applicable federal or state securities laws. In connection with all pending property Tax litigation and the rights granted in Section 5.3.1.5, the Sellers may produce and introduce into evidence this Agreement subject to the existing protective order in such case, without the Buyer’s consent.

Section 11.3 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties, their respective successors and permitted assigns, Buyer Guarantor and Seller Guarantor. Any Indemnified Party (other than the Parties, their respective successors and permitted assigns, Buyer Guarantor and Seller Guarantor) shall not be a third party beneficiary of this Agreement and shall be defended, indemnified and held harmless under the terms of this Agreement only to the extent that a Party (or Buyer Guarantor in lieu of the Buyer, or Seller Guarantor in lieu of any Seller) expressly elects to exercise such rights of defense, indemnity and hold harmless on behalf of such Indemnified Party pursuant to Article 8. Any claim for defense, indemnity or to be held harmless hereunder on behalf of an Indemnified Party (other than the Parties, their respective successors and permitted assigns, Buyer Guarantor and Seller Guarantor) must be made and administered by a Party (or Buyer Guarantor in lieu of the Buyer, or Seller Guarantor in lieu of any Seller).

Section 11.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties; provided that the Buyer may assign all or part of its rights under this Agreement to one or more of its Affiliates without consent or prior written approval; provided, however, that no such assignment shall relieve the Buyer of any of its obligations or liabilities under this

Agreement. Each Party may assign either this Agreement or any of its rights, interests or obligations hereunder, without the prior written approval of the other Party, to a qualified intermediary in connection with any transaction described in Section 11.14; provided, however, that no such assignment shall relieve any Party from any of its obligations or liabilities under this Agreement.

Section 11.5 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but which together will constitute one and the same instrument.

Section 11.6 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given two (2) Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to the Buyer or Buyer Guarantor :	Sunoco, Inc. (R&M)
1801 Market Street
Philadelphia, Pennsylvania 19103
Attn: Joel H. Maness
Senior Vice President, Refining and Supply
Tel: (215) 977-3190
Fax: (215) 977-3902

With a copy to:	Sunoco, Inc. (R&M)
1801 Market Street
Philadelphia, PA 19103
Attn: Michael Kuritzkes
Senior Vice President and General Counsel
Tel: (215) 977-6601
Fax: (215) 977-3559

If to the Sellers or Seller Guarantor:	Coastal Eagle Point Oil Company
1001 Louisiana
Houston, Texas 77002
Attn: Robert W. Baker
Tel: (713) 420-7021
Fax: (713) 420-5043

With a copy to:	El Paso Corporation
1001 Louisiana
Houston, Texas 77002
Attn: Andrew Kidd
Tel: (713) 420-4601
Fax: (713) 420-7025

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the addresses set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

Section 11.7 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic Laws of the state of New York without giving effect to any choice or conflict of law provision or rule (whether of the state of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the state of New York. The Parties hereby consent to the jurisdiction of any state of federal court located within New York County and, subject to and except as provided in Section 11.13, irrevocably agree that all actions or proceedings related to this Agreement shall be litigated in such courts and each Party waives any defense of forum non conveniens and agrees to be bound by any judgment rendered thereby in connection with this Agreement. Each Party agrees that service upon it by registered mail shall constitute sufficient notice; provided that nothing herein shall affect the right to serve process in any other manner permitted by law.

Section 11.8 Entire Agreement and Amendments. This Agreement (including the documents referred to in this Agreement) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they have related in any way to the subject matter of this Agreement. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Sellers. Notwithstanding the preceding sentences to the contrary, this Agreement shall not alter, limit, modify, impair, supercede or replace the Confidentiality Agreement which remains in full force and effect.

Section 11.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

Section 11.10 Transaction Expenses. The Buyer and the Sellers will bear their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby except as expressly provided otherwise herein.

Section 11.11 Waiver of Bulk Sales Law Compliance. The Buyer hereby waives compliance or its equivalent by the Sellers with the requirements, if any, of Article 6 of the Uniform Commercial Code as in force in any state in which Assets are located and all other similar laws applicable to bulk sales and transfers; provided, however, that the Sellers shall indemnify and hold the Buyer harmless from any Adverse Consequences as a result of such waiver.

Section 11.12 Resale Certificate. The Buyer agrees to furnish to the Sellers any resale certificate or certificates or other similar documents reasonably requested by the Sellers to comply with or obtain any applicable exemption under pertinent sales and use tax laws.

Section 11.13 Arbitration.

11.13.1 It is agreed among the Parties, as a severable and independent arbitration agreement separately enforceable from the remainder of this Agreement, that if the Parties hereto, Buyer Guarantor, Seller Guarantor or the respective successors, assigns, heirs or legal representatives of any of the foregoing are unable to amicably resolve any dispute or difference arising under or out of, in relation to or in any way connected with this Agreement (whether contractual, tortious, equitable, statutory or otherwise), such matter shall be finally and exclusively referred to and settled by arbitration under the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”); provided that, the foregoing shall not prevent any Party from seeking any court order in aid of arbitration. In the event of any conflict between the Commercial Arbitration Rules of the AAA and the provisions of this Section 11.13.1, the provisions of this Section 11.13.1 shall govern and control.

11.13.2 The arbitration shall be heard and determined by three (3) arbitrators. Each side shall appoint an arbitrator of its choice within fifteen (15) days of the submission of a notice of arbitration. The Party-appointed arbitrators shall in turn appoint a presiding arbitrator of the tribunal within fifteen (15) days following the appointment of both Party-appointed arbitrators. If the Party-appointed arbitrators cannot reach agreement on a presiding arbitrator of the tribunal and/or one Party fails or refuses to appoint its Party-appointed arbitrator within the prescribed period, the appointing authority for the presiding arbitrator and/or such Party-appointed arbitrator shall be the AAA, who, in each case, shall appoint an independent arbitrator who does not have any financial interest in the dispute, controversy or claim or bear any relationship to either Party. If an arbitrator should die, withdraw or otherwise become incapable of serving, or refuse to serve, a successor arbitrator shall be selected and appointed in the same manner as the original arbitrator.

11.13.3 Unless otherwise expressly agreed in writing by the parties to the arbitration proceedings:

11.13.3.1 The arbitration proceedings shall be held in New York, New York;

11.13.3.2 The arbitrators shall be and remain at all times wholly independent and impartial;

11.13.3.3 The arbitration proceedings shall be conducted under the Commercial Arbitration Rules of the AAA, as amended from time to time;

11.13.3.4 Any procedural issues not determined under the arbitration rules selected pursuant to Section 11.13.3.3 shall be determined by the arbitration act and any other Laws of the State of New York, other than those laws which would refer the matter to another jurisdiction;

11.13.3.5 All decisions and awards by the arbitration tribunal shall be made by majority vote;

11.13.3.6 The decision of a majority of the arbitrators shall be reduced to writing; shall be final and binding without the right of appeal; and shall be the sole and exclusive remedy regarding any claims, counterclaims, issues or accountings presented to the arbitrators; any damage awards by the arbitrators shall be promptly paid free of any deduction or offset; and any costs or fees incident to enforcing the award shall to the maximum extent permitted by law be charged against the Party resisting such enforcement;

11.13.3.7 Consequential, indirect, special, exemplary, punitive or other similar damages shall not be allowed except those payable to Third Parties for which Liability is allocated among the parties by the arbitration award;

11.13.3.8 Any award of damages shall include interest from the date of any breach or violation of this Agreement, as determined by the arbitration award, and from the date of the award until paid in full, at the Prime Rate;

11.13.3.9 The costs of the arbitration proceedings (including reasonable attorneys’ fees and costs) shall be borne in the manner determined by the arbitrator(s);

11.13.3.10 Judgment upon the award may be entered in any court having jurisdiction over the person or the assets of the Party owing the judgment, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be; and

11.13.3.11 The arbitration shall proceed in the absence of a Party who, after due notice, fails to answer or appear; an award shall not be made solely on the default of a Party, but the arbitrator(s) shall require the Party who is present to submit such evidence as the arbitrator(s) may determine is reasonably required to make an award.

Section 11.14 Deferred Like-Kind Exchange Cooperation. Each of the Buyer and the Sellers shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with enabling the transactions contemplated by this Agreement to qualify in whole or in part as a “like kind” exchange pursuant to Section 1031 of the Code. Each of the Buyer and the Sellers agree to indemnify and hold harmless the other Party against any and all Adverse Consequences with respect to furnishing such cooperation. Each Party may assign its rights under this Agreement to a “qualified intermediary” to facilitate a like-kind exchange.

Section 11.15 Guarantees. Contemporaneously with and as a condition and material inducement to the execution and delivery of this Agreement by the Buyer and the Sellers, (a) Seller Guarantor shall execute and deliver to the Buyer a Guaranty Agreement in the form attached hereto as Schedule 11.15(A) and (b) Buyer Guarantor shall execute and deliver to the Sellers a Guaranty Agreement in the form attached hereto as Schedule 11.15(B).

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

Sellers:

COASTAL EAGLE POINT OIL COMPANY,
a Delaware corporation

By:
Name:
Title:

COASTAL PIPELINE COMPANY,
a Delaware corporation

By:
Name:
Title:

EL PASO MERCHANT ENERGY – PETROLEUM COMPANY,
a Delaware corporation

By:
Name:
Title:

Buyer:

SUNOCO, INC. (R&M)
a Pennsylvania corporation

By:
Name: Joel H. Maness
Title: Senior Vice President, Refining and Supply

SCHEDULE 1.1

Definitions and Interpretations

Section 1.1 Definitions. Unless otherwise provided to the contrary in this Agreement, capitalized terms in this Agreement shall have the following meanings:

“AAA” has the meaning set forth in Section 11.13.1.

“Accountants” has the meaning set forth in Section 2.6.3.5.

“Adjustment Balance” has the meaning set forth in Section 2.6.3.5.

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, actual damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, liens, actual losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses, but excluding lost profits, diminution in value, punitive, exemplary, special, indirect or consequential damages, except those payable to Third Parties.

“Affiliate” means, with respect to any specified Person, any other person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Agreement” has the meaning set forth in the preface.

“Alleged Clean Air Violations” has the meaning set forth in Section 6.15.

“Ancillary Agreements” means the Instruments of Conveyance, the certificates delivered pursuant to Sections 7.1.4, 7.2.4 and 10.8 hereof and the Supply Contracts and Easement Agreement.

“Assets” has the meaning set forth in Section 2.1.

“Assigned Contracts” has the meaning set forth in Section 2.1.7.

“Assumed Environmental Liabilities” means any and all Environmental Liabilities and Costs of Compliance resulting or arising from, or attributable to, the ownership, operation, control, construction, maintenance, occupancy, condition or use of the Assets, without regard to whether the Environmental Liability, violation or obligation arose or occurred before or after the Closing Date; provided, however, that Assumed Environmental Liabilities shall not include any Retained Environmental Liabilities.

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Audit Report” has the meaning set forth in Section 5.12.

“Books and Records” has the meaning set forth in Section 2.1.9.

“Business” means the business currently conducted by the Sellers that relates to the ownership, operation or use of the Assets.

Schedule 1.1

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized by law to close.

“Buyer” has the meaning set forth in the preface.

“Buyer Guarantor” means SUNOCO, INC., a corporation organized and existing under the laws of Pennsylvania.

“Buyer Indemnified Parties” has the meaning set forth in Section 8.2.1.

“Buyer Pension Plan” has the meaning set forth in Section 6.5.6.

“Buyer Plan” has the meaning set forth in Section 6.5.5.

“Buyer Savings Plan” has the meaning set forth in Section 6.5.7.

“Cancellation Notices” has the meaning set forth in Section 5.11.

“CEPOC” has the meaning set forth in the preface.

“Claim Notice” has the meaning set forth in Section 8.5.

“Claim Response” has the meaning set forth in Section 8.5.

“Clean Air Laws” has the meaning set forth in Section 6.15.

“Clean Air Order/Settlement” has the meaning set forth in Section 6.15.

“Closing” has the meaning set forth in Section 2.8.

“Closing Adjustment” has meaning set forth in Section 2.6.3.4(b).

“Closing Date” has the meaning set forth in Section 2.8.

“Closing Date In Transit Inventory Value” has the meaning set forth in Section 2.6.3.4(b).

“Closing Date Inventory Payment” has the meaning set forth in Section 2.6.3.4(b).

“Closing Date Non-Transit Inventory Value” has the meaning set forth in Section 2.6.3.4(b).

“Closing M&S Inventory List” has the meaning set forth in Section 2.1.6.

“Closing Payment” has the meaning set forth in Section 2.6.1.

“Closing Value” has the meaning set forth in Section 2.6.3.5(a).

“Coastal Pipeline” has the meaning set forth in Section 2.1.4.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor Law.

“Cogeneration Facility” shall mean the turbines, generators, and all appurtenant structures, equipment, piping, wiring, switch controls, transformers, transmission lines, all interconnection assets, and real

Schedule 1.1

property interests (including easements) owned or leased by EPCP and located in the Township of West Deptford, New Jersey or the Borough of Westville, New Jersey for the purpose of generating electric power, together with the other assets owned, operated or maintained by EPCP in connection with the foregoing, including the Seller Easement Property, but excluding any assets that are necessary or used in the Ordinary Course of Business in connection with the ownership, operation or maintenance of the Assets.

“Cogeneration Facility Lease” has the meaning set forth in Section 2.9.14.

“Colonial 8” Pipeline” means that certain 8” pipeline connecting the Facilities to the Colonial Pipeline, which runs from the Facilities to a sales meter or custody transfer point at the Woodbury Junction.

“Compliance Work” has the meaning set forth in Section 6.15.

“Confidentiality Agreement” means the Confidentiality Agreement between the Buyer and Seller Guarantor dated January 8, 2003.

“Continuing Employees” has the meaning set forth in Section 6.5.2.

“Contract” means any written, oral, implied or other promise, agreement, contract, understanding, arrangement, instrument, note guaranty, indemnity, representation, warranty, assignment, power of attorney, certificate, purchase order, work order, commitment, covenant, assurance or undertaking of any nature, excluding (i) deeds and (ii) Licenses.

“Costs of Compliance” means all costs, capital expenditures, fees and expenditures of any kind (other than monetary penalties or fines and costs, capital expenditures, fees and expenditures of any kind paid to a Third Party to complete a Supplemental Environmental Project) associated with attaining or maintaining compliance with any Environmental Law and all costs, fees and expenditures of any kind required to obtain, amend, renew or otherwise maintain any Environmental Permits, including permits for any “grand fathered” units.

“Covered Employees” has the meaning set forth in Section 6.5.16.

“CPC” has the meaning set forth in the preface.

“Crude Consumption Volumes” has the meaning set forth in Section 3.1.5.

“Current M&S Inventory List” has the meaning set forth in Section 2.1.6.

“Current Employees” has the meaning set forth in Section 6.5.1.

“Default” means (a) a breach, default or violation, (b) the occurrence of an event that with or without the passage of time or the giving of notice, or both, would constitute a breach, default or violation or cause an Encumbrance to arise or (c) with respect to any Contract, the occurrence of an event that with or without the passage of time or the giving of notice, or both, would give rise to a right of termination, cancellation, amendment, renegotiation or acceleration or a right to receive damages or a payment of penalties.

“Designated Employees” has the meaning set forth in Section 6.5.2.

“DOJ” has the meaning set forth in Section 5.7.

“Easements” has the meaning set forth in Section 2.1.3.

Schedule 1.1

“Employer” has the meaning set forth in the preface.

“Employment Date” has the meaning set forth in Section 6.5.2.

“Encumbrance” means any mortgage, pledge, lien, encumbrance, encroachment, charge, other security interest or defect in title.

“Environmental Law” or “Environmental Laws” means all applicable federal, state, local and foreign Laws (including common law) relating to the protection of natural resources, wildlife, or the environment or employee or public health or safety, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. section 9601, et seq., the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. section 6901, et seq., the Clean Air Act, as amended, 42 U.S.C. section 7401, et seq., the Federal Water Pollution Control Act, as amended, 33 U.S.C. section 1251, et seq., the Oil Pollution Act of 1990, 33 U.S.C. section 2701, et seq. and the Occupational Safety and Health Act of 1970, 29 U.S.C. section 651, et. seq. and the regulations promulgated pursuant thereto, and any foreign, state or local counterparts.

“Environmental Liabilities” means any and all Liabilities, responsibilities, suits, costs (including Remedial Work), assessments, liens, penalties, fines, prejudgment and post-judgment interest, and attorney fees incurred or imposed (a) pursuant to any order, notice, injunction, judgment or similar ruling arising out of or in connection with any Environmental Law or (b) pursuant to any claim by a Governmental Authority or other Person for personal injury, death, property damage, damage to natural resources or Remedial Work to the extent arising out of a Release or migration of Hazardous Substances or (c) pursuant to any compliance with ISRA caused by the transactions contemplated by this Agreement or any past transactions associated with the Assets or the Business.

“Environmental Permits” means all permits pursuant to Environmental Laws that are necessary for the operation of the Assets and the Business as currently conducted.

“Environmental Reports” has the meaning set forth in Section 4.1.11.

“EPA” has the meaning set forth in Section 6.15.

“EPCP” shall mean Eagle Point Cogeneration Partnership, a partnership organized and existing under the laws of the state of New Jersey.

“Equipment” means all machinery, mobile or otherwise, equipment and systems, including (a) all processing units and distillation systems, (b) all heating, lighting, and power systems, fire prevention and fire extinguishing systems, control systems, emergency warning and emergency preparedness systems and related assets, and heating, refrigerating, air conditioning, and ventilating systems, (c) all tanks, meters, pumps, engines, compressors, pipes, fittings, valves, connections, regulators, and loading and unloading lines, (d) all telecommunication assets and equipment and computer hardware and software, (e) all spare parts, tools, computers, and warehouse stores, (f) all other fixtures, furniture and furnishings, (g) works-in-process, (h) vehicles, and (i) all other tangible personal property, in each case (1) presently located in or on, attached or appurtenant to, or used in connection with the Owned Real Properties or Leased Real Properties or (2) used or held for use by the Sellers or their Affiliates in connection with the ownership and operation of the Assets. Notwithstanding the above, catalyst and/or precious metals not actually delivered to the Sellers’ refinery located in West Deptford and Westville, New Jersey shall not be deemed Equipment or M&S Inventory, but shall be acquired separately at the mutual election of the Buyer and the Seller in a separate transaction between the Buyer and the Seller for a price mutually agreed to by the Buyer and the Seller.

Schedule 1.1

“ERISA” has the meaning set forth in Section 4.1.14.1.

“Estimated Adjustment” has the meaning set forth in Section 2.6.3.4(a).

“Estimated Closing Statement” has the meaning set forth in Section 2.6.3.4(a).

“Estimated Non-Transit Inventory Statement” has the meaning set forth in Section 2.4.1.

“Estimated Non-Transit Inventory Value” has the meaning set forth in Section 2.6.3.4(b).

“Excepted Liabilities” has the meaning set forth in Section 2.6.3.4(b).

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Liabilities” has the meaning set forth in Section 2.4.

“Existing SSA” has the meaning set forth in Section 2.9.14.

“Facilities” means all buildings, tanks, pipelines and fixtures on the Owned Real Property and the appurtenances thereto, except (i) the Cogeneration Facility, (ii) power lines, pipelines, telephone lines and other improvements and fixtures owned by public utilities furnishing utilities to the Owned Real Property, and (iii) rail lines, pipelines and other improvements and fixtures owned by third parties and located on existing easements for such purpose which encumber the Owned Real Property.

“Fixture Equipment” has the meaning set forth in Section 4.1.2.6.

“FMLA” has the meaning set forth in Section 6.5.1.

“FTC” has the meaning set forth in Section 3.1.2.

“Governmental Authority” means the United States and any foreign, state, county, city or other political subdivision, agency, court or instrumentality and any self regulatory organization, such as a securities exchange.

“Harbor Pipeline” has the meaning set forth in Section 2.2.15.

“Harbor Pipeline Interest” has the meaning set forth in Section 2.2.15.

“Hazardous Substances” means (i) any chemicals, materials, substances, or items in any form, whether solid, liquid, gaseous, semisolid, or any combination thereof, whether waste materials, raw materials, chemicals, finished products, by-products, or any other materials or articles, which are listed, defined or otherwise designated as hazardous, toxic or dangerous under Environmental Law, including asbestos, urea formaldehyde foam insulation, and lead-containing paints or coatings, (ii) any petroleum, petroleum derivatives, petroleum products or by-products of petroleum refining, and (iii) any other chemical, substance or waste that is regulated by Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“HSR Termination Date” has the meaning set forth in Section 9.1.2.

“Indemnified Party” has the meaning set forth in Section 8.5.

Schedule 1.1

“Indemnifying Party” has the meaning set forth in Section 8.5.

“Indemnity Cap” means the Purchase Price (excluding the Purchase Price for the Inventory).

“Instruments of Conveyance” has the meaning set forth in Section 2.9.18.

“Intellectual Property” means any patent rights, inventions, shop rights, know how, trade secrets, designs, drawings, art work, plans, prints, manuals, models, design registrations, inventions, inventor’s certificates, technical information and data, copyrightable works, lists of materials, patterns, molds, records, diagrams, formulae, product design standards, tools, die, jigs, models, prototypes, product information literature, computer files, computer software, hard copy files, catalogs, designs, samples, specifications, schematics, know-how, proprietary processes, confidential information and other proprietary technology and similar information; all registered and unregistered copyrights; and all registrations for, and applications for registration of, any of the foregoing; provided, however, that Intellectual Property shall not include any registered and unregistered trademarks, service marks, logos, brand names, trade names, other names and slogans embodying business or product goodwill, and all other trademark rights or any registrations for, and applications for registration of, any of such excluded items.

“In Transit Inventory” means the crude oil cargo of any ship that constitutes “In Transit Inventory” under Paragraph (J.)1 of Schedule 2.6.3.2, Part I.

“In Transit Inventory Value” has the meaning set forth in Section 2.6.3.2.

“Inventory” means inventory, including crude oil, blendstocks, feedstocks and other raw materials, intermediate stocks and finished products, including water bottoms, bottom sediment, sludge, slops, line fill and unit fill, in each case acquired for use at or produced at the Facilities or constituting In Transit Inventory, whether in the possession of the Seller or any other Person and excluding wholesale exchange imbalances and excluding catalysts, chemicals and precious metals. Inventory does not include (i) any products produced at the Facilities that are in transit from the Facilities in pipelines (other than linefill in the Coastal Pipeline and the Colonial 8” Pipeline) as of the Inventory Transfer Time and (ii) any “Remaining Sale Quantities” and “Advance Spot Sales Inventory” as such terms are defined in Schedule 2.6.3.2, Part I. Products in the Coastal Pipeline, the off-site storage facility designated as Tank 1482 at Woodbury Station and the Colonial 8” Pipeline shall be included in Inventory and valued pursuant to the procedures of Schedule 2.6.3.2.

“Inventory Adjustment” has the meaning set forth in Section 2.6.3.4(b)(3).

“Inventory Transfer Time” has the meaning set forth on Schedule 2.6.3.2.

“Inventory Value” has the meaning set forth in Section 2.6.3.2.

“ISRA” has the meaning set forth in Section 6.14.

“Knowledge” of a fact or matter with respect to an individual, means the actual awareness by such individual of such fact or matter.

“Knowledge” or “knowledge” (or phrases of similar import) of a fact or matter with respect to a Person, other than an individual, means the Knowledge of any individual who, at the time such representation, warranty or other statement is made, is then serving, or theretofore served at any time after May 1, 2003, as a director or officer of that Person (or in any similar capacity if such Person is not a corporation). In

Schedule 1.1

addition, Knowledge with respect to the Sellers shall include the Knowledge of the following named Persons and if such Persons are replaced in their positions with the Sellers prior to the Closing Date, the Knowledge of the successors to such Persons:

Category A Persons:

Ennio Mastracci

Roger V. Lanouette

Mark Ferries

John Gibson

Category B Persons:

The Knowledge of the Sellers shall include the Knowledge of each of the following named Persons (and their respective replacements prior to the Closing Date as provided above) only to the extent of the Knowledge of such Person (or such replacement) with respect to the matters covered in the Section(s) within the parenthesis immediately following such Person’s name below:

Judy Vandagriff (Section 4.1.10)

Lori Hebert (Section 4.1.12)

Ann Raden (Section 4.1.13)

Ann Raden (Section 4.1.14)

Pat Brown and Linda Lord (Section 4.1.17)

“Laws” means any law, statute, code, regulation, rule, injunction, judgment, ordinance, order, decree, ruling, charge, or other restriction of any applicable Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 2.1.2.

“Liabilities” means any direct or indirect liability, indebtedness, obligation, expense, claim, loss, damage, deficiency, guaranty or endorsement of or by any Person, absolute or contingent, asserted or unasserted, accrued or unaccrued, due or to become due, liquidated or unliquidated.

“Licensed Intellectual Property” means all of the Intellectual Property which the Seller (including its Affiliates) licenses from Third Parties in connection with the operation of the Assets. All Licensed Intellectual Property is set forth in Schedule 2.1.14(B).

“Licenses” has the meaning set forth in Section 2.1.8.

“M&S Inventory” has the meaning set forth in Section 2.1.6.

“Material Adverse Effect” means any change, development, effect, condition or occurrence that could reasonably be expected to (i) be material and adverse to (A) the assets, properties, business, results of operations, or financial condition, as a whole, when used with respect to a Person, or (B) the Assets or the Business, as a whole, when used with respect thereto, (ii) subject the Buyer to any criminal or material civil liability or (iii) prevent a Party from performing any of its material obligations under this Agreement or consummation of the transactions contemplated hereby, it being understood that none of the following shall be deemed to constitute a Material Adverse Effect: (v) any effect resulting from entering into this

Schedule 1.1

Agreement or the announcement of the transactions contemplated by this Agreement; (w) any effect resulting from changes in the economy, as a whole, of the United States or the world; (x) and changes in commodity prices or refining margins; (y) any effect on the Business or Assets resulting from changes in a financial rating published by a third party rating agency; and (z) any effect resulting from changes (including any change in Law or regulatory policy) that are the result of factors generally affecting the specific industry or any specific market in which the applicable Person competes and not affecting such Person, the Assets or the Business in any manner or degree significantly different than such industry or such market as a whole.

“NJDEP” has the meaning set forth in Section 9.1.11.

“Non-hydrocarbon Inventory” has the meaning set forth in Section 2.1.6.

“Nonsolicitation Period” has the meaning set forth in Section 6.5.16.

“Non-Transit Inventory” means the portion of the Inventory that is not In Transit Inventory.

“Non-Transit Inventory Value” has the meaning set forth in Section 2.6.3.2.

“Off-Site Contamination” means Hazardous Substances existing as of the Closing Date on property beyond the boundaries of the Assets, as extended indefinitely downward below the ground surface, that originated from a Release on or from the Assets that occurred prior to the Closing Date, but does not include Hazardous Substances that exist beyond the boundaries of the Assets, as extended indefinitely downward below the ground surface, resulting from treatment, storage or disposal of Hazardous Substances on, in or under properties other than the Assets.

“On-Site Contamination” means Hazardous Substances existing at the Closing solely within the boundaries of the Assets, as extended indefinitely downward below the ground surface.

“Ordinary Course of Business” means the ordinary course of business in all material respects consistent with the affected Party’s past custom and practice (including with respect to quantity and frequency).

“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, bylaws, articles or certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.

“Owned Intellectual Property” means all of the Intellectual Property owned by the Sellers and/or their Affiliates which is used in connection with the operation of the Assets. All Owned Intellectual Property is set forth in Schedule 2.1.15(A).

“Owned Real Property” has the meaning set forth in Section 2.1.1.

“Owner’s Policy of Title Insurance” has the meaning set forth in Section 2.9.7.

“Party” and “Parties” have the meanings set forth in the preface.

Schedule 1.1

“Permitted Encumbrances” means and includes:

(a) liens for Taxes or other charges or assessments by any Governmental Authority to the extent that the payment thereof is not in arrears or otherwise due or is being contested in good faith and by appropriate proceedings, provided that (i) no lien will attach to any of the Assets during such contest, and (ii) such amount shall in all events remain the obligations of the Sellers;

(b) encumbrances in the nature of zoning restrictions, building and land use Laws, ordinances, orders, decrees, restrictions or any other conditions imposed by or pursuant to any agreement with any Governmental Authority; provided, however, that the same individually and in the aggregate do not materially detract from the value of the Assets as currently used or materially interfere with the current operation or use of the Assets or the Business;

(c) any lien or title imperfection with respect to the Assets created by or resulting from any act or omission of the Buyer;

(d) all easements, encumbrances, agreements, instruments, discrepancies, conflicts, shortages in area or boundary lines, encroachments or protrusions, or overlapping of improvements, defects, irregularities and other matters affecting or encumbering title to the Assets which individually or in the aggregate do not materially detract from the value of the Assets as currently used or materially interfere with the current operation or use of the Assets or the Business;

(e) [Reserved];

(f) all agreements, leases, instruments, documents, liens, or encumbrances which are described in Exhibit A (the Easement Agreement) or in any of Schedules 2.1.1, 2.1.2, 2.1.3, 2.1.4, 2.1.7, 2.1.8, 2.1.14, 2.1.15(A), 2.1.15(B), 3.1.2, 4.1.7.2(j), 4.1.10.4, 4.1.11 and 4.1.12, to the extent that as of the date of this Agreement the Buyer has received complete copies of such documents; provided, however, that to the extent a matter reflected in such documents cannot be properly evaluated without review of a current survey such matter shall not be a Permitted Encumbrance by reason of this clause (f) unless such matter does not materially detract from the value of the Assets as currently used or materially interfere with the current operation or use of the Assets or the Business;

(g) (i) undetermined or inchoate liens or charges constituting or securing the payment of expenses which were incurred incidental to the conduct of the Business and (ii) materialman’s, mechanics’, repairman’s, employees’, contractors’, operators’, warehousemen’s, barge or ship owner’s and carriers’ liens or other similar liens, security interests or charges for liquidated amounts arising in the Ordinary Course of Business incidental to the conduct of the Business, securing amounts the payment of which is not delinquent and that will be paid in the Ordinary Course of Business or, if delinquent, that are being contested in good faith with any action to foreclose or attach any of the Assets on account thereof properly stayed; provided, that, the Sellers shall be responsible for, and shall promptly pay when due, all amounts finally determined to be owed that are the subject of such contest;

(h) any liens or security interests created by Law or reserved in leases, rights-of-way or other real property interests for rental or for compliance with the terms of such leases, rights-of-way or other real property interests, provided payment of the debt secured is not delinquent or, if delinquent, is being contested in good faith in the Ordinary Course of Business with any action to foreclose or attach any of the Assets on account thereof properly stayed; provided, that, the Sellers shall be responsible for, and shall promptly pay when due, all amounts finally determined to be owed that are the subject of such contest; and

(i) any Post Closing Consents with respect to the Pipeline Rights.

Schedule 1.1

“Person” means any individual, corporation (including any non profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Authority.

“Petroleum Inspection Company” has the meaning set forth on Schedule 2.6.3.2.

“Pipeline Rights” has the meaning set forth in Section 2.1.4.

“Post-Closing Consents” means any consent from or approval by, or permit of, or filing with or notice to, any Governmental Authority, railroad company or public utility required in connection with the assignment of any permit, license, right-of-way, lease or other authorizations permitting any part of any pipeline included in the Assets to cross or be placed on land owned or controlled by such Governmental Authority, railroad company or public utility. Schedule 3.1.2 shall be deemed to include the Post-Closing Consents.

“Post-Closing In Transit Inventory Losses” has the meaning set forth in Section 6.16.

“Post-Closing Product Purchaser” has the meaning set forth in Section 2.9.17.

“Post-Closing Statement” has the meaning set forth in Section 2.6.3.5.

“Preliminary Turnaround Costs” means all costs and expenses associated with the turnaround for the Facilities scheduled for the Fall of 2003 that are incurred in anticipation of such turnaround prior to the time that the processing of oil at the processing units located at the Facilities ceases in connection with such turnaround.

“Prepayments” has the meaning set forth in Section 2.1.11.

“Prime Rate” means the prime lending rate as reported in the Wall Street Journal from time to time as the base rate on corporate loans.

“PTO” has the meaning set forth in Section 6.5.1.

“Purchase Price” has the meaning set forth in Section 2.6.1.

“Real Property Leases” has the meaning set forth in Section 2.1.2.

“Related” means used or held for use in connection with the ownership, operation or maintenance of, arising from, or related to.

“Release” shall have the meaning set forth in Environmental Laws, including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, at 42 U.S.C. § 9601(22) and any analogous state Laws, but also shall include any threatened Release and the spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of a Hazardous Substance into the environment, but does not include, without limitation, migration or movement of Hazardous Substances already present in the environment.

“Remedial Work” means action of any kind to address a Release or the presence of Hazardous Substances at, on, in, upon, over, across, under, within or migrating from the real property included in the Assets, including all investigative, site monitoring, restoration, abatement, detoxification, containment, handling, treatment, removal, storage, decontamination, clean-up, transport, disposal or other ameliorative

Schedule 1.1

work, corrective action or response action required by (a) any Environmental Law, (b) any order or request of any federal, state or local agency, or (c) any final judgment, consent decree, settlement or compromise with respect to any Environmental Law, excluding, however, (i) except for Environmental Permits required to implement and complete Remedial Work, the obtaining, amendment, renewal or maintenance of any Environmental Permits, including permits for any “grand fathered” units, and (ii) monetary fines, penalties and Supplemental Environmental Projects for violations of Environmental Laws.

“Representative” means, with respect to any Party, such Party and its Affiliates and their directors, officers, agents, consultants, partners, members, managers, employees and advisors (including such Party’s accountants, counsel, environmental consultants, financial advisors, investment bankers and other authorized representatives).

“Response Period” has the meaning set forth in Section 8.5.

“Retained Employees” has the meaning set forth in Section 6.5.3.

“Retained Environmental Liabilities” means:

(a) Environmental Liabilities (including response costs imposed under the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §§ 9601 et seq., or its New Jersey counterpart or any other similar Environmental Law) resulting or arising from, or attributable to, (i) an off-site abandonment or storage of Hazardous Substances or an off-site Release, in either case occurring prior to the Closing Date in connection with the operation or use of the Assets or the conduct of the Business or (ii) the treatment, storage or disposal at an off-site facility prior to the Closing Date of Hazardous Substances generated by the Business or at the Assets, but excluding any Environmental Liabilities resulting or arising from, or attributable to, Offsite Contamination;

(b) Environmental Liabilities resulting or arising from, or attributable to, any claim by a Third Party for bodily injury, death and/or property damage to the extent resulting or arising from, or attributable to, exposure to or contamination by Hazardous Substances arising from the operation or use of the Assets prior to the Closing Date, but excluding any Environmental Liabilities resulting or arising from, or attributable to, any claim by a Third Party for bodily injury, death or property damage to the extent resulting or arising from, or attributable to (i) the Buyer’s failure to conduct any active remediation required by a Governmental Authority of any Off-Site Contamination, where such failure is shown in a final unappealable order of a Governmental Authority; (ii) the Buyer’s negligent conduct of any active remediation required by a Governmental Authority of any Off-Site Contamination; or (iii) migration of On-Site Contamination after the Closing beyond the boundaries of the Assets, as extended indefinitely downward below the ground surface;

(c) Environmental Liabilities claimed, imposed or accruing during the ten-year period following the Closing Date resulting or arising from, or attributable to, any claim by a Governmental Authority during the ten-year period following the Closing Date for damage to natural resources to the extent resulting or arising from, or attributable to, the existence prior to the Closing Date of Hazardous Substances in or on the soil, sediments, surface water or groundwater on, under or from, or migrating from, the Assets arising from the operation or use of the Assets;

(d) any monetary fine or penalty for violations of Environmental Laws with respect to the period prior to the Closing Date and resulting or arising from, or attributable to, the operation or use of the Assets prior to the Closing Date; and

Schedule 1.1

(e) the share of Shared Compliance Costs for which the Sellers are responsible pursuant to Section 6.15;

provided, however, that Retained Environmental Liabilities shall not include any Environmental Liabilities to the extent resulting from or arising out of, or attributable to, (i) the operation or use of the Assets after the Closing Date, (ii) an event or occurrence on or after the Closing Date (including any Release of Hazardous Substances to the extent occurring on or after the Closing Date) as a result of the condition or state, as of the Closing Date, of any improvement, structure, fixture, equipment or personal property included in or constituting part of the Assets, which condition or state of such Assets shall include any defects or flaws in such Assets or any weaknesses or other problematic conditions caused by a failure to maintain, improve or modify such Assets, regardless of whether such condition or state of such Assets constitutes a violation of Environmental Laws or any other Law that occurred or existed prior to the Closing Date, or (iii) damages to natural resources not covered by clause (c) of this definition.

“SEC” means the United States Securities and Exchange Commission.

“Seller” has the meaning set forth in the preface.

“Seller Easement Property” has the meaning set forth in Section 2.4.8.

“Seller Guarantor” means EL PASO CORPORATION, a corporation organized and existing under the laws of Delaware.

“Seller Indemnified Parties” has the meaning set forth in Section 8.3.1.

“Seller Plan” has the meaning set forth in Section 4.1.14.1.

“Shared Compliance Costs” has the meaning set forth in Section 6.15.

“Significant Adverse Effect” has the meaning set forth in Section 4.1.7.1.

“Special Warranty Deed” means the Bargain and Sale Deed with Covenants as to Grantor’s Acts substantially in the form of Schedule 2.9.3.

“Subzone” has the meaning set forth in Section 5.8.

“Supplemental Environmental Projects” has the meaning set forth in Section 6.15.

“Supply Contracts” has the meaning set forth in Section 2.9.17.

“Tax” or “Taxes” means all taxes, fees, duties and other assessments, however denominated, including any interest, penalties, or additions to tax that may become payable in respect thereof, imposed by any Taxing Authority, which taxes shall include any license or registration fees and all income, franchise, sales, use, excise, motor fuel, petroleum, environmental, gross receipts, occupation, stamp, import, export, real and personal property, transfer, workers’ compensation, payroll and wage withholding, unemployment insurance, social security taxes and any adjustment made by any Taxing Authority to a Tax Return.

“Taxing Authority” means any federal, state, or local government or any agency or political subdivision thereof in the United States or corresponding governmental unit in any foreign country responsible for the imposition of Taxes

Schedule 1.1

“Tax Proceeding” has the meaning set forth in Section 10.4.

“Tax Return” means all reports, estimates, information statements and returns relating to, or required to be filed in connection with, any Taxes pursuant to the statutes, rules and regulations of any Taxing Authority.

“Termination Date” has the meaning set forth in Section 9.1.4.

“Third Parties” means a Person which is not (a) a Seller or an Affiliate of a Seller, (b) the Buyer or an Affiliate of the Buyer or (c) a Person that, after the signing of this Agreement becomes a successor entity of a Seller, the Buyer or any of their respective Affiliates. An employee of a Seller or the Buyer shall not be deemed an Affiliate.

“Third Party Claims” has the meaning set forth in Section 8.4.1.

“Title Company” has the meaning set forth in Section 2.9.7.

“Transfer Taxes” means all transfer Taxes (excluding Taxes measured by net income), including sales, realty transfer taxes (pursuant to N.J.S.A. 46:15-7), real property, use, excise, stock, stamp, documentary, filing, recording, permit, license, authorization and similar Taxes, filing fees and similar charges.

“Turnaround Costs” means all costs and expenses associated with the turnaround for the Facilities scheduled for the Fall of 2003 that are incurred during the time that the processing of oil at the processing units located at the Facilities has ceased in connection with such turnaround.

“Unused PTO Days” has the meaning set forth in Section 6.5.10.

“WARN Act” has the meaning set forth in Section 6.13.

“2003 Total PTO Bank” has the meaning set forth in Section 6.5.1.

Section 1.2 Interpretations. Unless expressly provided for elsewhere in this Agreement, this Agreement shall be interpreted in accordance with the following provisions:

1. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine, or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa;

2. If a word or phrase is defined, its other grammatical forms have a corresponding meaning;

3. A reference to a person, corporation, trust, estate, partnership, or other entity includes any of them;

4. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement;

5. All references in this Agreement to articles, sections or subdivisions thereof shall refer to the corresponding article, section or subdivision thereof of this Agreement unless specific reference is made to such articles, sections, or subdivisions of another document or instrument;

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6. A reference to any agreement or document (including a reference to this Agreement) is to the agreement or document as amended, varied, supplemented, novated or replaced, except to the extent prohibited by this Agreement or that other agreement or document;

7. No waiver by either Party of any default by the other Party in the performance of any provision, condition or requirement herein shall be deemed to be a waiver of, or in any manner release the other Party from, performance of any other provision, condition or requirement herein, nor shall such waiver be deemed to be a waiver of, or in any manner a release of, the other Party from future performance of the same provision, condition or requirement. Any delay or omission of either Party to exercise any right hereunder shall not impair the exercise of any such right, or any like right, accruing to it thereafter. The failure of either Party to perform its obligations hereunder shall not release the other Party from the performance of its obligations, subject to a right of set-off;

8. A reference to any Party to this Agreement or another agreement or document includes the Party’s successors and assigns;

9. A reference to legislation or to a provision of legislation includes a modification or reenactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it;

10. A reference to a writing includes a facsimile transmission of it and any means of reproducing of its words in a tangible and permanently visible form;

11. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified;

12. The word “including,” “include,” “includes” and all variations thereof shall mean “including without limitation”;

13. The word “or” will have the inclusive meaning represented by the phrase “and/or”;

14. The phrase “and/or” when used in a conjunctive phrase, shall mean any one or more of the Persons specified in or the existence or occurrence of any one or more of the events, conditions or circumstances set forth in that phrase; provided, however, that when used to describe the obligation of one or more Persons to do any act, it shall mean that the obligation is the obligation of each of the Persons but that it may be satisfied by performance by any one or more of them;

15. “Shall” and “will” have equal force and effect;

16. The Exhibits identified in this Agreement are incorporated herein by reference and made a part of this Agreement;

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17. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement;

18. Unless otherwise specified, all references to a specific time of day in this Agreement shall be based upon Eastern Standard Time or eastern Daylight Savings Time, as applicable on the date in question in New York, New York;

19. References to “$” or to “dollars” shall mean the lawful currency of the United States of America; and

No action shall be required of the Parties except on a Business Day and in the event an action is required on a day which is not a Business Day, such action shall be required to be performed on the next succeeding day which is a Business Day. All references to “day” or “days” shall mean calendar days unless specified as a “Business Day.”

Schedule 1.1